Filed under Rule 424(b)(3)
                                                     Registration No. 333-115709


                                   PROSPECTUS

                        21,749,289 Shares of Common Stock

                              EAUTOCLAIMS.COM, INC.

     We are registering for resale an aggregate of 21,749,289 shares of Common Stock of eAutoclaims.com, Inc. (the "Company", "us" or "we") that have been issued or may be issued to certain of our stockholders named in this Prospectus and their transferees ("Selling Stockholders").

     We will not receive any proceeds from the sale of the shares, but we may receive proceeds from the Selling Stockholders if they exercise their warrants. Our Common Stock is quoted on the OTCBB under the symbol "EACC". On May 14, 2004, the closing sales price of our Common Stock, as reported on the OTCBB was $0.30 per share.

     The shares of Common Stock may be sold from time to time by the Selling Stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
 BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                   The date of this Prospectus is June 10, 2004


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                                TABLE OF CONTENTS


Prospectus Summary                                                        5
Risk Factors                                                              6
Special Note regarding Forward-Looking Statements                        15
Use of Proceeds                                                          16
Selling Stockholders                                                     17
Plan of Distribution                                                     20
Market Price of Common Stock                                             22
Dividend Policy                                                          23
Selected Financial Information and Other Data                            24
Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                    27
-
Business                                                                 40
Management                                                               51
Executive Compensation                                                   55
Certain Transactions                                                     63
Principal Stockholders                                                   64
Description of Securities                                                66
Shares Eligible for Future Sale                                          69
Legal Matters                                                            70
Experts                                                                  71
Where You Can Find Additional Information                                72
Index to Consolidated Financial Statements                              F-1

                               PROSPECTUS SUMMARY

     This Summary highlights information contained elsewhere in this Prospectus. It does not contain all of the information that you should consider before investing in our Common Stock. We encourage you to read the entire Prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the notes to those financial statements.

                                COMPANY OVERVIEW

     eAutoclaims is a Nevada corporation which provides Internet based vehicle collision claims services for insurance companies, managing general agents (MGA) and third party claims administrators (TPA) and self-insured automobile fleet management companies. We accept assignment of claims from our customers, and provide vehicle repairs through a network of repair shops. We also provide online systems to connect clients with service providers of estimates, audits and claims administration services for claims for which we do not perform the repair.

     Our business strategy is to use the Internet to streamline and lower the overall costs of automobile repairs and the claims adjustment expenses of our clients. We believe that our proprietary web-based software products and services make the management of collision repairs more efficient by controlling the cost of the repair and by facilitating the gathering and distribution of information required in the automobile repair process.

     In March 2004, we entered into an Agreement with ADP Claims Service Group ("ADP"), pursuant to which ADP will jointly offer an ADP managed repair service solution utilizing the eAuto online claims processing system and network of repair facilities. Although there is no assurance, we believe that this Agreement with ADP will substantially increase the volume of claims processed by eAuto resulting in significant long-term benefit to eAuto and its shareholders. However, there are significant risks associated with our Agreement with ADP and there is no assurance that a national rollout of this program will occur or that we will be able to otherwise meet our obligations and duties under the ADP Agreement.

                                  THE OFFERING

Common Stock offered by the
Selling Stockholders                                  21,749,289

Common Stock Outstanding
Prior to the Offering (1)                             24,339,476

Common Stock Outstanding
after the Offering(2)                                 46,088,765

Use of Proceeds                                        We will not receive any
                                                       proceeds from the sale of
                                                       Common Stock by the
                                                       Selling Stockholders.

(1) Based on the number of shares outstanding currently issuable as of April 30, 2004. Excludes: (i) 6,865,032 shares currently issuable pursuant to outstanding options issued under Stock Option Plan; (ii) 21,749,289 shares being registered hereunder (including 9,146,097 of shares issued under the private placement being registered), which include shares issuable upon conversion of a convertible note and exercise of common stock purchase warrants; (iii) 503,165 shares issuable upon exercise of other outstanding warrants; and (iv) shares of our Common Stock issuable upon conversion of our Series A Preferred Stock and outstanding convertible notes.

(2) Assumes the issuance of 21,749,289 shares of our Common Stock, which are being registered in this registration statement including shares that are issuable upon exercise of outstanding warrants or conversion of convertible notes held by the Selling Stockholders.

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



                                  RISK FACTORS

         You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our Common Stock.


                          Risks Related to Our Business

Our limited operating history makes evaluating our business and prospects difficult.

         We have only been involved in the Internet based automobile collision insurance claims business since January 2000. Our limited operating history in this industry makes an evaluation of our future prospects very difficult. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase such profitability on a quarterly or annual basis. You should carefully consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. There is a risk that we will not be able to accomplish our objectives. Failure to achieve any of our objectives could negatively affect our business, financial condition and results of operations.

We have all the risks of a principal in the automobile repair process.

         We receive revenue from insurance companies for repairs completed by members of our network of repair shops. We approve all repair shops for inclusion in our network and determine which repair shop will perform the repairs. We are responsible for collecting our revenue directly from the insurance company. We therefore act as a principal in the transaction.

         If the repairs are not completed correctly, and the vehicle must be sent to another repair shop for repairs to be performed, we must pay for the repairs to be completed again. This cost is not passed on to the insurance company but is a risk that we bear. We control this risk by monitoring work performed by the repair shops, monitoring customer complaints, reviewing the repair shop history and actual site visits to repair shops. We add or remove repair shops from our network based on our review of the repair shop's performance. We eliminate repair shops that we feel are not providing repair work up to its standards. Repairs are approved by customers upon retrieval of their vehicle. We constantly review and revise our network to determine if repair shops included should be removed. We have the risks and rewards of ownership such as the risk of loss for collection, delivery or returns.

         All our fees are negotiated between us and the insurance company, and the negotiation does not include any repair shop. We must pay the repair shop a fee negotiated between us and the repair shop, and the negotiation does not include any insurance company. The amount owed to the repair shop is owed directly by us and is not guaranteed, directly or indirectly, by any insurance company. We are not acting as an agent or broker (including performing services, in substance, as an agent broker) with compensation on a commission or fee basis.

         To date, additional repairs that our repair shops have to provide after a vehicle has been returned to its user have not been material. We have not experienced any material bad debts or collection difficulties from our customers. However, because we act as the principal in the automobile repair process, we are subject to the risks of poor repair work and accounts receivable write-offs from our customers due to dissatisfaction with our services.

Our largest customer recently sold half of its U.S. based auto physical damage business.

         Our largest customer sold half of its U.S. based auto physical damage business. This customer accounted for 58% of our revenue for year ended July 31, 2003. We believe that there will be a lag period of between 6 to 12 months when we begin processing a sufficient number of claims under our ADP contract to fill the void created by the loss of this business. The loss of this customer's business combined with the increase expenditures required to roll out the ADP contract and the time lag involved before we begin recognizing significant


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

revenues under the ADP contract will result in us incurring losses for the remainder of fiscal 2004 and the first part of fiscal 2005.

We are dependent on only a few customers for a substantial portion of our revenues.

During the year ended July 31, 2003, we derived 58% and 14% of our revenues from two customers. During the six months ended January 31, 2004 we derived 54% and 14% from the same two customers. We have recently received information that the largest customer has sold one-half of their U.S. auto physical damage business. There is no assurance that the Company will continue to process the claims from the portion of the business that has been sold. Because of the competitive nature of our business and the uncertainty of bringing on enough new business to offset the loss of business, we may be unable to replace revenues quickly enough to sustain profitability. However, the company's management will cut expenses in the event we are unable to sustain profitability.

Our recent agreement with ADP Claims Services Group may not be profitable for us.

         We may not be successful in commercially exploiting the ADP Agreement. The ADP Agreement anticipates that we will substantially increase the volume of claims that we are currently processing. Our current infrastructure is not capable of processing the anticipated number of claims. We are in the process of improving our technological infrastructure by acquiring the equipment and resources necessary to increase the volume of claims we anticipate handling with ADP. There is no assurance we will be able to substantially increase our claims processing capacity in such a short period of time. Although we have achieved certain milestones and met certain conditions for the continuation of this agreement, we are still in the Phase I Marketing Program. We will not be in a position to institute a national rollout of this product and program until we complete the Phase I Marketing Program. There is no requirement that ADP refer a minimum number of claims to us under the Agreement. There is no assurance we will achieve the anticipated revenues, gross margins or profits anticipated under this Agreement. ADP has the ability to cancel this Agreement, which would adversely affect our business prospects. Our Agreement with ADP will result in a different revenue recognition model for claims processed through the ADP system. Because ADP is the obligor to make the payments directly to the repair shops we will only recognize our portion of the net revenues from sales under this agreement. Thus, our revenue will not grow as significantly as in the past, if and when we generate more business with ADP. However, our margins would grow significantly if and when we generate more business with ADP.

Potential non-cash charges to operations may result from the Private Placement

         In accordance with Emerging Issues Task Force Issue 00-19 ("EITF 00-19"), "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", we will initially account for the fair value of the warrants issued in private placement as a liability until a registration statement for the resale of the underlying shares of common stock to be issued upon the conversion of the preferred stock and the exercise of the warrants is declared effective. In addition, changes in the market value of our common stock from the closing date through the effective date of the registration statement, will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. At the effective date of the registration statement, the fair value of the warrants will be reclassified to equity and, accordingly, the net effect of the application of the EITF would not be expected to have a material impact on our financial position and our business. However, in the interim, the effect of the EITF will be to record an initial liability and then to record non-cash charges or credits to our operating results to reflect the change in the fair value. Accordingly, the accounting treatment may have a negative impact on the way we are perceived by investors and by potential customers and partners. Further, it may have an adverse effect on our stock price and business prospects.




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

We depend upon independently owned and operated repair shops to provide services to our customers.

         We have agreements with a network of independently owned and operated vehicle repair facilities to provide services to our customers. Either we or the repair facility can terminate our contracts at will. Our business could suffer if a significant number of these repair shops terminate their agreements with us or fail to provide the quality of service expected by our customers.

We may not be indemnified for all losses resulting from our vehicle repair business.

         We require that all repair shops in our network indemnify us from claims relating to their negligent acts or breach of their agreement with us, maintain a specified amount of liability insurance coverage, and name us as an additional insured under their liability policy. This coverage may not, however, cover all liabilities to which we may be subject, and our business could suffer if we need to draw significant funds from operating revenue to pay claims that are not covered or that exceed the limits of our coverage.

The market for insurance auto collision claims services is extremely competitive.

         Because the auto collision claims service industry is highly competitive and has low barriers to entry, we cannot assure you that we will be able to compete effectively. We are aware of three other companies that offer internet-based services similar to ours. These competitors provide their services primarily to the fleet management industry. We are aware of one competitor that offers repair shop connectivity with the claims review and volume discount we offer. All of these competitors have been in business longer than we have and have significantly greater assets and financial resources than currently available to us. We expect competition to intensify in the Internet-based segment of this industry as current non-Internet competitors expand their market into the Internet and new competitors enter the market utilizing the Internet. We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures could force us to reduce our prices and may make it more difficult for us to attract new customers and retain current customers. The principal competitive factors for our services are:

   o turn around time for claims processing;

   o quality of repair shop services;

   o ability to offer nationwide access to repair facilities;

   o claims processing fees and charges;

   o ability to offer new services and incorporate technological change into existing services;

   o 24/7 access to status of claim;

   o volume of repair claims a repair facility can expect to support discount amounts.

         As competition in our industry increases, it is likely that many of our competitors will have access to greater resources than are currently available to us, including financial, employee, customer relations, technology, and expertise in developing and implementing new technologies as the industry evolves. In addition, competitors may be able to develop services that are superior to our service, that achieve greater customer acceptance or that significantly improves functionality as compared to our existing and future products and services.

The use of the Internet to provide collision claims administration services is a recent development and the extent of customer acceptance is not yet known.

         Internet-based collision claims administration is a relatively new and evolving industry. As such, there is no clearly defined business model that has a lengthy history of customer acceptance and profitability. For the industry to be successful, insurance companies must be willing to obtain collision administration services over the Internet. There is no way to be sure that a sufficient number of customers will utilize our services to enable us to become and remain profitable.

We depend on key personnel and will need to recruit new personnel as we grow.

         Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.

         If we are successful in expanding our customer base, we will need to add additional key personnel as we continue to grow. If we cannot attract and retain enough qualified and skilled staff, the growth of our business may be limited. Our ability to provide services to clients and expand our business depends, in part, on our ability to attract and retain staff with professional experiences that are relevant to technology development and other functions we perform. Competition for personnel with these skills is intense. Some technical job categories are under conditions of severe shortage in the United States. In addition, restrictive immigration quotas could prevent us from recruiting skilled staff from outside the United States. We may not be able to recruit or retain the caliber of staff required to carry out essential functions at the pace necessary to sustain or expand our business.

We believe our future success will depend in part on the following:

  o the continued employment and performance of our senior management,
  o our ability to retain and motivate our officers and key employees, and
  o our ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, marketing, and customer service personnel.

Our business will suffer if our independent automobile collision repair shops do not provide good service.

         We currently have relationships with over 2,500 independently owned and operated body shops upon which we depend to perform quality repair services at a reasonable cost and in a timely manner. Although we monitor the quality and timeliness of their services and can terminate our relationship with those shops that do not meet our standards, we do not have meaningful control over the quality of their services. Poor workmanship or service by any of these shops can adversely affect our relationships with customers and could cause them to stop dealing with us or reduce the amount of business that they do with us. In addition, because we assume the responsibility for the quality of repairs, poor workmanship and inferior work can negatively affect our financial position because of the additional costs we incur in properly repairing an automobile.

We are dependent on third parties and certain relationships to fulfill our obligations to our customers.

         We are heavily dependent upon the collision repair shops and support facilities which are members of our Preferred Provider Network to adequately and promptly service our customers' needs. We are dependent upon our ability to enter into agreements with collision repair shops, glass shops and other providers of services who provide quality service at the negotiated prices.

If we fail to adequately protect our trademarks and proprietary rights, our business could be harmed. Our rights to our servicemarks are uncertain.

         The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. Although we were granted supplemental registration rights for eAutoclaims.com(R), our service mark applications for eAutoclaims.com and Bricks to Clicks on the primary federal register were rejected, however this product is no longer in service and has been replaced by our latest product eJusterSuite. There is no assurance our pending trademark and service mark applications for eAudit, eAutoclaims, EJuster Suite, EJuster Transfer, and eProperty Suite will be approved. We have been involved in litigation regarding the rights to use the name eAutoclaims.com. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we may in the future offer our products and services. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary right is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

We may not be able to protect our proprietary technology.

         Despite any precautions we may take, a third party may be able to copy or otherwise obtain and use our software or other proprietary information without authorization or develop similar software independently. We cannot assure you that the steps we have taken or will take will prevent misappropriation of our technology. Litigation may be necessary in the future to determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. This litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could harm our business. If we are unable to protect our current or future proprietary technology, our ability to compete effectively will be harmed.

If we are to remain competitive, we must be able to keep pace with rapid technological change.

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our website. The online commerce industry is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our business model and proprietary technology and systems obsolete in comparison to systems competitors may implement. Our future success will depend, in part, on our ability to develop or license leading technologies useful in our business, enhance the ease of use of our existing services, develop new services and technologies that address the varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If we were unable, for technical, legal, financial or other reasons, to incorporate new technology in new features or products, we may not be able to adapt in a timely manner to changing market conditions or customer requirements.

We may infringe intellectual property rights of third parties.

         Litigation regarding intellectual property rights is common in the software and technology industries. We may in the future be the subject of claims for infringement, invalidity, or indemnification claims based on such claims of other parties' proprietary rights. These claims, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, or require us to enter into royalty or licensing agreements. There is a risk that such licenses would not be available on reasonable terms, or at all. Although we believe we have the ability to use our intellectual property to operate and market our existing services without incurring liability to third parties, there is a risk that our products and services infringe the intellectual property rights of third parties.

Our products and technology depend on the continued availability of licensed technology from third parties.

         We license and will continue to license certain technology and software from third parties. These licenses are integral to our business. If any of these relationships were terminated or if any of these third parties were to cease doing business, we would be forced to spend significant time and money to replace the licensed software. If we are not able to replace these licenses on commercially reasonable terms, it may be necessary for us to modify or discontinue some of our services that depend upon technology licensed from third parties. We cannot assure you that we would be able to replace these licenses.



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

                          Risks Related to the Internet

The Internet could become subject to regulations that affect our business.

         Our business relies on the Internet and other electronic communications gateways. We intend to expand our use of these gateways. To date, the use of the Internet has been relatively free from regulatory restraints. However, legislation, regulations, or interpretations may be adopted in the future that constrain our own and our customers' abilities to transact business through the Internet or other electronic communications gateways. Legislation or other attempts at regulating commerce over the Internet could impair the growth of commerce on the Internet or could impose licensing or other requirements that could increase our cost of providing Internet-based services.

We are vulnerable to the effects of natural disasters, computer viruses, and similar disruptions.

         The continued and uninterrupted performance of our computer system is critical to our success. Our ability to successfully provide our applications and high-quality customer service largely depends on uninterrupted operation of our computer and communications hardware and software systems. We have taken measures to help assure that our systems are protected from unauthorized access. In addition, we maintain redundant systems for backup and disaster recovery. Despite these safeguards, we may be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, and similar events. In addition, we do not, and may not in the future, carry sufficient business interruption insurance to compensate us for losses that may occur. Despite our implementation of Internet security measures, our servers will be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions which could lead to interruptions, delays, loss of data or the inability to process transactions.

Our future success will depend on the Internet's ability to accommodate growth.

         The recent growth in the use of the Internet has caused frequent periods of performance degradation. Any failure in performance or reliability of the Internet could adversely affect our ability to fulfill our obligations to customers in a timely manner and, consequently, hurt our operating results. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not be able to continue to support the demands placed on it and, as a result, the performance or reliability of the Internet may be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise. The relatively complex and unproven technology that makes up the Internet infrastructure poses a risk of material outages or delays that could adversely affect the ability of our customers to use our trading systems. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. The infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed or maintained.

We are dependent on the continued growth of online commerce.

         Our future revenues and any future profits will be dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. No standards have yet been widely accepted for the measurement of the effectiveness of Internet sales, and there can be no assurance that such standards will develop sufficiently to support Internet sales as a purchasing medium. Rapid growth in the use of and interest in the Internet, and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. We rely, and will continue to rely, on consumers who have historically used traditional means of commerce to purchase merchandise. For us to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. There can be no assurance that our customers will accept the Internet as a means to purchase the Company's services or that our customers will adopt its systems as a means to purchase services.

Governmental regulation and taxation of the Internet is subject to change.

         A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may result in there being enacted laws concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities, and jurisdictional issues. These laws could harm our business by increasing our cost of doing business or discouraging use of the Internet.

         In addition, the tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could result in Internet activities, including the sale of goods and services, being taxed. The U.S. Congress passed the Internet Tax Information Act, which places a three-year moratorium on new state and local taxes on Internet commerce. There may, however, be enacted in the future laws that change the federal, state or local tax treatment of the Internet in a way that is detrimental to our business.

         Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the cost of communicating on the Internet could increase, and this could decrease the demand for our services and increase our cost of doing business.

                        Risks Related to Our Common Stock

Our Common Stock price may be volatile, which could result in substantial losses for individual stockholders.

         The market price for our Common Stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control, which means our market price could be depressed and could impair our ability to raise capital:

     o actual or anticipated variations in our quarterly operating results;

     o announcements of technological innovations or new products or services by us or our competitors; o changes in financial estimates by securities analysts; o conditions or trends in the Internet and/or online commerce industries; o changes in the economic performance and/or market valuations of other Internet, online commerce companies;

     o additions or departures of key personnel.

Our Certificate of Incorporation limits director liability thereby making it difficult to bring any action against them for breach of fiduciary duty.

         As permitted by Nevada law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Nevada law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

We may be unable to meet our future capital requirements.

         We are substantially dependent on receipt of additional capital to effectively execute our business plan. If adequate funds are not available to us on favorable terms we will not be able to develop new services or enhance existing services in response to competitive pressures, which would affect our ability to continue as a going concern. We do not anticipate issuing any additional shares of our Series A Preferred Stock as a source of capital. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our Common Stock and our stockholders may experience additional dilution.

Penny stock regulations may impose certain restrictions on marketability of our stock.

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

We have never paid dividends on our Common Stock and do not expect to pay any in the foreseeable future. We are subject to restrictions on our ability to pay dividends.

         A potential purchaser should not expect to receive a return on their investment in the form of dividends on our Common Stock. We have never paid cash dividends on our Common Stock and we do not expect to pay dividends in the foreseeable future. Our ability to pay dividends on our Common Stock is restricted by the terms of our agreements with the holders of our Series A Preferred Stock. Holders of our Series A Preferred Stock are entitled to annual dividends of 8% (currently aggregating $107,200 annually, assuming no conversion). To date, we have fulfilled our dividend obligations on the Series A Preferred Stock through the issuance of additional shares of our Common Stock.

Substantial sales of our Common Stock could cause our stock price to rapidly decline.

         The market price of our Common Stock may fall rapidly and significantly due to sales of our Common Stock from other sources such as:

     o The sale of Common Stock underlying the conversion rights of our Series A Preferred Stock and convertible debentures.

     o The sale of shares of our Common Stock underlying the exercise of outstanding options and warrants.

     o The sale of shares of our Common Stock, which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.

         Any sale of substantial amount of our Common Stock in the public market, or the perception that these sales might occur, whether as a result of the sale of Common Stock received by shareholders upon conversion of our Series A Preferred Stock, exercise of outstanding warrants or options or otherwise, could lower the market price of our Common Stock. Furthermore, substantial sales of our Common Stock by such parties in a relatively short period of time could have the effect of depressing the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the "Risk Factors" contained on pages 6 through 13 of this Prospectus.

     Because the factors discussed in this Prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the Selling Stockholders. We may receive proceeds if warrants are exercised by Selling Stockholders. These proceeds, if any, will be used for working capital purposes or any other purpose approved by the Board of Directors.

                              SELLING STOCKHOLDERS

     The following table sets forth information as of May 31, 2004 with respect to the beneficial ownership of our Common Stock both before and immediately following the offering by each of the Selling Stockholders.

     Calculation of the percent of outstanding shares owned is based on shares of our Common Stock issued and outstanding as of May 31, 2004. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of Common Stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of Common Stock underlying options, warrants, debentures, notes or preferred stock by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.



------------------------------------------------------------------------------------------------------------------------
                                          Common Shares               Common Shares               Common Shares
                                        Owned Before the              Offered in the               Owned After
                                            Offering                    Offering                    Offering
---------------------------------- ---------------------------- --------------------------- ----------------------------
Name of Stockholder                   Number      Percentage(9)     Number     Percentage(9)   Number     Percentage(9)
-------------------                 ----------   --------------  -----------   ------------- ----------   -------------
John J. Phillips (1)                  142,858           *           142,858         *             0              *

Vincent A. Stona (1)                  142,858           *           142,858         *             0              *

Graham Partners (1)                 1,428,572         4.4%        1,428,572       4.4%            0              *

Radcliff Investment Partners (1)      350,000         1.1%          350,000       1.1%            0              *

Noble Special Situation Fund (1)    1,078,572         3.3%        1,078,572       3.3%            0              *

C.S.L. Associates, L.P. (1)         1,071,428         3.3%        1,071,428       3.3%            0              *

Mosaic Partners Fund (1)              357,142         1.1%          357,142       1.1%            0              *

J. Wild Fund, LP (1)                  178,572           *           178,572         *             0              *

Engin Yesil (1)                       357,142         1.1%          357,142       1.1%            0              *

MTB Investment Partners, LP (1)       714,286         2.2%          714,286       2.2%            0              *

Credit Agricole Indosuez (1)        1,786,000         5.5%        1,786,000       5.5%            0              *

KJS Investments Corp (1)            1,055,519         3.3%          927,383       2.8%         128,136           *

Entrade, Inc. (1) (3)               2,387,108         7.4%        1,071,428       3.3%       1,315,680          4.1%

BDC, LLC (1)                           80,000           *            80,000         *             0              *

Douglas F. Gass (1)                   214,286           *           214,286         *             0              *

Dori Rath (1)                         500,000         1.5%          500,000       1.6%            0              *

Michael P. McDonough Trust (1)        200,000           *           200,000         *             0              *

David Lucas McDonough (1)             300,000           *           300,000         *             0              *

Kinderhook Partners, LP (1)         5,192,858        16.1%        5,192,858      16.1%            0              *

Vinodray R. Shah MD 401K Plan         164,286           *           164,286         *                            *
U/A DTD 01/01/1994 (1)

Christopher Korge (4)               3,902,042        12.1%        3,000,000       9.3%         902,042          2.8%

Mark Pyms (5)                         322,365           *           150,000         *          172,365           *

Governors Road, LLC (2)               541,220         1.7%          541,220       1.7%            0              *

Jeffrey Powers (6)                    300,000           *           150,000         *          150,000           *

Carlton Dodge (6)                     100,000           *            50,000         *           50,000           *

Irving Liss (6)                        40,000           *            20,000         *           20,000           *

Noble International Investments,    1,580,400         4.9%        1,580,400       4.9%            0              *
Inc. (7)


--------------
* Less than 1%.

(1) Listed shares represent an equal number of common shares owned by the Selling Stockholders and shares issuable upon exercise of the warrants acquired by the Selling Stockholders in connection with our Unit private offering as described below.

(2) Common Shares offered in this offering represents the Purchaser Warrants and Agent Warrants issued to Governor's Road, LLC in connection with the private placement of our Series A Preferred Stock. Excludes shares of our Common Stock underlying the conversion provisions of our Series A Preferred Stock owned by Governor's Road, LLC. See "Principal Stockholders - Footnote (16)" and "Description of Securities - Preferred Stock and Related Warrants".

(3) Entrade, Inc. also owns 1,315,680 shares of our Common Stock, which were acquired in October 2001, which are not being registered in this offering. See "Principal Stockholders - Footnote (14)".

(4) Mr. Korge is a director. The securities being registered on his behalf consist of (i) up to 1,000,000 of our Common Stock underlying his $250,000 convertible note, and (ii) up to 2,000,000 shares of our Common Stock, which may be issuable upon exercise of Common Stock Purchase Warrants. See "Principal Stockholders - Footnote (9)" for detail of his other securities, which are not being registered in this offering.

(5) Mr. Pyms is the brother-in-law of Mr. Seidel, our CEO. These securities represent shares underlying Common Stock Purchase Warrants issued to Mr. Pyms in connection with his purchase of convertible debentures in 2001. These warrants have an exercise price of $.63. See "Certain Transactions."

(6) Represents shares underlying common stock purchase warrants exercisable at $.75 which were required in June, 2002 in connection with a private placement of shares and warrants. We granted these Selling Stockholders piggyback registration rights.

(7) Noble International Investments, Inc. ("Noble") acted as our placement agent in our recent Unit private placement offering, as described below under the caption "Circumstances Under Which Selling Stockholders Acquire Securities". In connection with this Unit private offering, we agreed to issue Noble a "cashless exercise" warrant to purchase a number of Units equal to 15% of the total Units sold by Noble in this offering at an exercise price equal to the offering price per Unit ($.28) paid by the investors. These warrants have a three (3) year term and the same anti-dilution protection as the warrants in the offering. The shares comprising the Units and the shares underlying the warrants as part of the Units are being registered hereunder.

(8) Because the Selling Stockholders may sell all or some portion of the shares of Common Stock beneficially owned by them, only an estimate (assuming the Selling Stockholders sell all of the shares offered hereby) can be given as to the number of shares of Common Stock that will be beneficially owned by the Selling Stockholders after this offering. In addition, any selling stockholder may have sold, transferred or otherwise disposed or, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares beneficially owned by them, all or a portion of the shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

(9) Excludes: (i) 6,865,032 shares currently issuable pursuant to outstanding options issued under Stock Option Plan; (ii) 503,165 shares issuable upon exercise of other outstanding warrants; and (iii) shares of our Common Stock issuable upon conversion of our Series A Preferred Stock and outstanding convertible notes.

       CIRCUMSTANCES UNDER WHICH SELLING STOCKHOLDERS ACQUIRED SECURITIES

         Set forth below is a summary of the circumstances that led to the issuance to the listed Selling Stockholders of shares of our Common Stock and the securities, which are exercisable into shares of our Common Stock.

         During March through May, 2004 we sold a total of 8,111,572 Units at an offering price of $.28 per Unit generating gross proceeds of $2,271,240. We netted $2,059,311 after payment of placement agent fees and expenses. Each Unit consists of one (1) share of Common Stock and one Common Stock purchase warrant exercisable at $.35 per share, subject to adjustment. The warrants are not callable during their first year. After the first year, we have the right to call the warrants for nominal consideration at the average closing per share for any 20 consecutive trading days exceeds the warrant exercise price by $.50 or more. The warrants contain "full ratchet" anti-dilution protection to avoid dilution of the equity interest represented by the underlying shares upon the occurrence of certain events, such as share dividends or stock splits or the issuance of equity securities with an issuance, conversion or exercise price less than $.35. The warrant holders are entitled to demand registration rights for a two (2) year period.

         We are subject to liquidated damages for failure to file a registration statement on a timely basis equal to 10% of the number of Units purchased if we fail to file a registration statement before May 24, 2004. In addition, we are subject to liquidated damages equal to 10% of the number of Units purchased for failure to have this registration statement declared effective for each month which exceeds 120 days from April 23, 2004.

         The holders of these Units are entitled to additional adjustment if we fail to process a sufficient number of claims with ADP by March 1, 2005 and August 1, 2005. We have targeted 9,000 ADP claims as of March 1, 2005 and 25,000 ADP claims as of August 1, 2005. If we fail to process 66-2/3% of the targeted number of claims (i.e. 6,000 claims as of March 1, 2005 or 16,500 claims of August 1, 2005), then we are required to increase the number of Units by 50%. If we achieve the floor number of claims (i.e. 66-2/3%, but not the targeted number of cumulative ADP claims), then the number of Units are adjusted on a pro rata basis equal to the percentage amount of the shortfall.

         Christopher Korge, one of our directors, invested $250,000 on April 23, 2004 in exchange for an eight percent (8%) convertible note. This note is convertible at 70% of the average of the closing bid price of our Common Stock for the ten (10) trading days immediately proceeding the conversion date. This note matures on October 14, 2004, unless previously converted into shares of our Common Stock. This note has a floor value, which guaranties a return of equity of at least 110% of the principal amount of note so converted. 1,000,000 shares included in the above table is a good faith estimate of the number of common shares that we have reserved underlying the conversion right of this note, based upon the note conversion formula.

         In connection with this investment, we also agreed to issue Mr. Korge warrants to acquire 1,000,000 shares of our Common Stock at an exercise price of $.20 per share. In addition, we agreed to re-price warrants to acquire up to 1,000,000 shares of Common Stock held by Mr. Korge from an existing exercise price of $.63 per share to an exercise price equal to $.315, which was 90% of the closing bid price as of this funding date. We agreed to grant Mr. Korge registration rights in connection with the shares underlying his note and warrants. In addition, Mr. Korge is entitled to full ratchet anti-dilution protection.

         In connection with the offering of our Units described above, we paid Noble International Investments, Inc. ("Noble"), as placement agent, cash compensation equal to $170,378, $140,378 in commission and $30,000 as a non-accountable expense allowance. In addition, we issued Noble cashless exercise warrants to purchase 790,200 Units, which equaled 15% of the total Units sold by Noble at an exercise price of $.28 per Unit. We agreed to register the shares comprising the Units, including the shares underlying the warrants as part of the Units in this registration statement.

         We have issued Governor's Road, LLC an aggregate of 541,220 Purchase Warrants and Agent Warrants in connection with the issuance of our Series A Preferred Stock. These Warrants have an exercise price of $.70. These Warrants have expiration dates from August 2005 to May 2006 and may be exercised on a cashless basis. See "Description of Securities - Preferred Stock and Related Warrants".

         Certain of the other Selling Stockholders were granted piggyback registration rights in connection with the purchase of their securities. We granted these Selling Stockholders piggyback registration rights and accordingly are including the shares underlying their warrants as being registered. See footnotes (5) and (6) above.

         All of the securities identified above are referred to as the "registrable securities".

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o on the OTC electronic bulletin board (OTC:BB) or such other market on which the Common Stock may from time to time be trading;

     o in privately-negotiated transactions;

     o through the writing of options on the shares;

     o short sales; or

     o any combination thereof;

  The sale price to the public may be:

     o the market price prevailing at the time of sale;

     o a price related to such prevailing market price;

     o at negotiated prices; or

     o such other price as the selling stockholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. These broker-dealers may be compensated with discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both. The compensation as to a particular broker-dealer might be greater than customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The Selling Stockholders may sell shares of Common Stock in block transactions to market makers or other purchases at a price per share, which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the rules and regulations under such Acts.

         The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The Selling Stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares but, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                          MARKET PRICES OF COMMON STOCK

         Our Common Stock currently trades on the OTCBB under the symbol "EEAC." Set forth below is the range of high and low information for our Common Stock as traded on the OTCBB for fiscal 2002, 2003 and the six months ended April 30, 2004. This information regarding trading on OTCBB represents prices between dealers and does not reflect retail mark-up or markdown or commissions, and may not necessarily represent actual market transactions.

                                                        High Bid   Low Bid
                                                        --------   -------
  Fiscal Year Ended July 31, 2001
  Fourth Quarter (May 1, 2001 to July 31, 2001)           2.80      1.14

  Fiscal Year Ended July 31, 2002
  First Quarter (August 1, 2001 to October 31, 2001)      1.68      0.39
  Second Quarter (November 1, 2001 to January 31, 2002)   0.92      0.37
  Third Quarter (February 1, 2002 to April 30, 2002)      0.70      0.40
  Fourth Quarter (May 1, 2002 to July 31, 2002)           0.45      0.28

  Fiscal Year Ended July 31, 2003
  First Quarter (August 1, 2002 to October 31, 2002)      0.36      0.10
  Second Quarter (November 1, 2002 to January 31, 2003)   0.16      0.08
  Third Quarter (February 1, 2003 to April 30, 2003)      0.14      0.08
  Fourth Quarter (May 1, 2003 to July 31, 2003)           0.55      0.17

  Fiscal Year Ended July 31, 2004
  First Quarter (August 1, 2003 to October 31, 2003)      0.43      0.27
  Second Quarter (November 1, 2003 to January 31, 2004)   0.34      0.21
  Third Quarter (February 1, 2004 to April 30, 2004)      0.53      0.33

         As of May 14, 2004, our closing bid price was 0.30 per share. As of April 30, 2004, there were approximately 1,600 shareholders of our outstanding Common Stock.

                                 DIVIDEND POLICY

         We do not anticipate the declaration or payment of any dividends in the foreseeable future. We have never declared or paid cash dividends on our Common Stock and our Board of Directors intends to continue its policy for the foreseeable future. Holders of our Series A Preferred Stock are entitled to annual dividends of 8% and to participate in dividends, if any, declared on our Common Stock. Also, we will consider our earnings, financial condition, contractual restrictions and other factors in deciding whether to issue dividends in the future.

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

         The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Consolidated Financial Statements."


                                                                                             EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                                           SUMMARY FINANCIAL DATA

                                                                                                                     Period from
                                                Six Months Ended                Year Ended July 31,               December 7, 1999
                                      ----------------------------------- ----------------------------------------    (inception) to
                                      January 31, 2004   January 31, 2003    2003          2002          2001       July 31, 2000
---------------------------------------------------------------------------------------------------------------------------------
                                        (unaudited)        (unaudited)

Total revenue                             $16,199,869      $15,999,399    $34,061,072   $32,283,363    $20,188,249     $1,751,710
---------------------------------------------------------------------------------------------------------------------------------

Expenses:
  Claims processing charges                13,313,062       13,383,555     28,323,741    27,293,568     16,842,287      1,471,509
  Selling, general and administrative       2,834,958        3,785,939      6,418,911     8,114,580     10,479,232      3,293,208
  Depreciation and amortization               265,772          244,415        490,935       530,618        504,656         62,750
  Amortization of beneficial conversion
    feature on convertible debentures and
    fair value of warrants issued in
    connection with debentures                                                 11,738       555,551
---------------------------------------------------------------------------------------------------------------------------------
Total expenses                             16,413,792       17,413,909     35,245,325    36,494,317     27,826,175      4,827,467
---------------------------------------------------------------------------------------------------------------------------------
Net loss                                    $(213,923)     $(1,414,510)   $(1,184,253)  $(4,210,954)   $(7,637,926)   $(3,075,757)

Adjustment to net loss to compute loss per
 common share:
          Preferred stock dividends and
          Deduction relating to Series A
           Convertible Preferred Stock        (49,806)         (52,180)      (101,296)     (570,997)    (4,611,804)
---------------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common stock         $(263,729)     $(1,466,690)   $(1,285,549)  $(4,781,951)  $(12,249,730)   $(3,075,757)
=================================================================================================================================

Loss per common share - basic and
  diluted                                      $(0.01)          $(0.08)        $(0.06)       $(0.32)        $(1.09)        $(0.29)
=================================================================================================================================

Weighted-average number of common
  shares outstanding-basic and diluted     23,513,950       19,172,565     20,209,634    14,813,549     11,252,514     10,591,146
=================================================================================================================================




                                                                                      EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                                       BALANCE SHEET DATA

                                        January 31, 2004   July 31, 2003   July 31, 2002   July 31, 2001    July 31, 2000
---------------------------------------------------------------------------------------------------------------------------------
                                           (unaudited)

Cash                                          201,941          226,161          44,655        485,092          239,979
Working capital (deficit)                  (4,933,591)      (4,992,541)     (4,483,740)    (1,484,725)      (1,613,552)
Total assets                                3,701,490        3,757,512       3,403,826      4,197,677        2,914,584
Long-term capital lease obligations            67,988           86,325
Total stockholders equity (deficiency)     (2,935,578)      (2,910,932)     (2,365,818)       737,905          151,319


                                                    EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                         QUARTERLY RESULTS OF OPERATIONS
---------------------------------------------------------------------------------------
Three Months Ended                                 January 31, 2004    October 31, 2003
---------------------------------------------------------------------------------------
                                                      (unaudited)          (unaudited)

Total revenue                                          $7,509,359           $8,690,510
--------------------------------------------------------------------------------------
Expenses:
  Claims processing charges                             6,190,356            7,122,706
  Selling, general and administrative                   1,407,418            1,427,540
  Depreciation and amortization                           135,750              130,022
--------------------------------------------------------------------------------------
Total expenses                                          7,733,524            8,680,268
--------------------------------------------------------------------------------------
Net income (loss)                                       $(224,165)             $10,242
======================================================================================

Adjustment to net income (loss) to compute
  loss per common share:
          Preferred stock dividends                       (24,903)             (24,903)
--------------------------------------------------------------------------------------
Net loss applicable to common stock                     $(249,068)            $(14,661)
======================================================================================

Loss per common share - basic and diluted                  $(0.01)              $(0.00)
======================================================================================

Weighted-average number of common
  shares outstanding - basic and diluted               23,569,733           23,458,463
======================================================================================



                                                                                        EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                             QUARTERLY RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Three Months Ended                                 July 31, 2003        April 30, 2003   January 31, 2003    October 31, 2002
-----------------------------------------------------------------------------------------------------------------------------
                                                    (unaudited)          (unaudited)        (unaudited)         (unaudited)

Total revenue                                       $8,673,501           $9,388,172         $7,834,573          $8,164,826
-----------------------------------------------------------------------------------------------------------------------------

Expenses:
  Claims processing charges                          7,127,041            7,813,145          6,527,086           6,856,469
  Selling, general and administrative                1,364,177            1,268,795          1,719,424           2,066,515
  Depreciation and amortization                        123,919              122,601            125,721             118,694
  Amortization of beneficial conversion
    feature on convertible debentures and
    fair value of warrants issued in
    connection with debentures                          11,738
-----------------------------------------------------------------------------------------------------------------------------
Total expenses                                       8,626,875            9,204,541          8,372,231           9,041,678
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $ 46,626            $ 183,631         $ (537,658)         $ (876,852)
=============================================================================================================================

Adjustment to net income (loss) to compute
  income (loss) per common share:
     Preferred stock dividends                         (24,904)             (24,212)           (25,847)            (26,333)
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock          $ 21,722            $ 159,419         $ (563,505)         $ (903,185)
=============================================================================================================================

Income (loss) per common share -
     Basic & dilutive                                      $ -               $ 0.01            $ (0.03)            $ (0.05)
=============================================================================================================================

Weighted-average number of common
  shares outstanding
     Basic                                          22,592,685           20,651,859         19,562,796          18,782,334
     Diluted                                                             22,022,522         19,562,796          18,782,334
=============================================================================================================================


                                                                                      EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                           QUARTERLY RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Three Months Ended                                 July 31, 2002        April 30, 2002   January 31, 2002   October 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
                                                    (unaudited)          (unaudited)        (unaudited)        (unaudited)

Total revenue                                       $8,061,882           $8,049,466         $8,481,094          $7,690,921
-----------------------------------------------------------------------------------------------------------------------------

Expenses:
  Claims processing charges                          6,786,140            6,814,781          7,198,805           6,493,842
  Selling, general and administrative                2,607,751            1,965,496          1,672,842           1,868,491
  Depreciation and amortization                        156,242              145,096            117,915             111,365
  Amortization of beneficial conversion
    feature on convertible debentures and
    fair value of warrants issued in
    connection with debentures                                                                                     555,551
-----------------------------------------------------------------------------------------------------------------------------
Total expenses                                       9,550,133            8,925,373          8,989,562           9,029,249
Net loss                                           $(1,488,251)           $(875,907)         $(508,468)        $(1,338,328)
=============================================================================================================================

Adjustment to net loss to compute loss
  per common share:
      Preferred stock dividends and
      Deduction relating to Series A
       Convertible Preferred Stock                     (27,020)             (37,686)           (45,862)           (460,429)
-----------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common stock                $(1,515,271)           $(913,593)         $(554,330)        $(1,798,757)
=============================================================================================================================

Loss per common share - basic and
  diluted                                               $(0.08)              $(0.06)            $(0.04)             $(0.15)
=============================================================================================================================

Weighted-average number of common
  shares outstanding
     Basic and diluted                              18,218,487           15,520,183         13,280,782          12,257,787
=============================================================================================================================


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
               OF OPERATIONS

INTRODUCTION

         The following discussion and analysis should be read in conjunction with our audited financial statements as of July 31, 2003, 2002, 2001 and our unaudited financial statements as of January 31, 2004 and the notes thereto, all of which financial statements are included elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Description of Business" and elsewhere in this prospectus.

         The statements that are not historical constitute "forward-looking statements". Said forward-looking statements involve risks and uncertainties that may cause the actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements, express or implied by such forward-looking statements. These forward-looking statements are identified by their use of such terms and phrases as "expects", "intends", "goals", "estimates", "projects", "plans", "anticipates", "should", "future", "believes", and "scheduled".

         The variables which may cause differences include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; availability and costs of raw materials and supplies; and changes in, or failure to comply with various government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate.

         In light of the significant uncertainties inherent in the forward-looking statements included herein the inclusion of such information should not be regarded as a representation by the Company or any person that the objectives and expectations of the Company will be achieved.

OVERVIEW

         We are a business-to-business e-commerce company that uses the Internet to streamline and lower the overall costs of automotive repair paid by insurance companies, managing general agents (MGA) and third party claims administrators
(TPA) and self-insured automobile fleet management companies. We are establishing ourselves as the preeminent service provider for the automobile insurance industry, providing a seamless back-end infrastructure that links thousands of collision repair shops and support facilities. We provide a proprietary, cost-effective and highly advanced system for the processing and ultimate repair of claims for damaged vehicles filed by policyholders of our insurance company clients. We receive revenues from insurance companies for repairs completed by members of our network of repair shops. We approve all repair shops for inclusion in our network and determine which repair shop will ultimately perform the repairs. We receive a discount, ranging from 10% to 15%, from repair facilities that are members of our provider network. We are paid on a per claims basis from our insurance and fleet company customers for each claim that we process through our system. These fees vary from $10 to $60 per claim depending upon the level of service required.

MANAGEMENT'S INTERIM OPERATING PLAN

         Our previous largest customer, Royal Sun Alliance ("RSA") sold a substantial part of its U.S. based auto physical damage business. We started to feel the impact of the reduction of RSA claims processing in January 2004.

On the other hand, we are very optimistic about the opportunities presented with the ADP Agreement. However, we face significant challenges in commercially maximizing the ADP Agreement. Specifically, there will be a time lag involved between when we anticipate rolling out the ADP claims based solution on a national basis which will result in us incurring losses for the remainder of fiscal 2004 and the first part of fiscal 2005.

         In order for us to mitigate the reduction in business caused by the reduction in RSA business and the time lag before we start processing a significant number of ADP claims we have adopted a three step approach to address our short-term working capital and liquidity issues:

o   Step One - Reduce  Expenses  by  Approximately  $50,000  Per Month.
    ------------------------------------------------------------------
     We recently implemented a series of cost reductions, including a reduction in the RSA servicing team. We have reduced our staff by eight individuals that were responsible for processing the RSA business. In addition, our management team has also agreed to take salary reductions ranging from 5% to 15%. The senior management team took the highest percentage reductions. The middle managers received a total of 72,767 stock options with a strike price of $0.01 as partial compensation for their 5% salary reduction. The senior management team did not receive stock options for their salary reductions. We are also implementing reductions in other operational expenses.

o   Step Two - Raise Additional  Capital.
    ------------------------------------
     We have netted approximately $2.1 million from the recent offering of our units consisting of shares of our common stock and warrants to acquire shares of our common stock which are being registered under this Prospectus. In addition, one of our Board members, Mr. Korge invested $250,000 in the form of an 8% convertible note. We were able to use this capital to retire vendor debt, acquire technological infrastructure necessary to fulfill our obligations under the ADP Agreement and to generate sufficient working capital to fund the gap period between the generation of ADP claims processing and the reduction of RSA claims.

o   Step Three - Growth of New Business.
    ------------------------------------
     We believe that the announcement of our ADP Agreement will help E-Auto obtain other new business. We have recently obtained pilot contracts with three potential new clients. Management believes that it will be able to gradually replace over the next 12 months a substantial amount of the lost RSA claims processing business. We also believe that by raising the additional capital referred to above, we will have a better opportunity to secure new clients and customers who will be more comfortable with our financial position.

RESULTS OF OPERATIONS

For the six and three months ended January 31, 2004 compared to the six and three-months ended January 31, 2003.

REVENUE

         Total revenue for the six-months ended January 31, 2004 was approximately $16.2 million, which is a 1% increase from approximately $16.0 million of total revenue for the six-months ended January 31, 2003. Total revenue for the three-months ended January 31, 2004 was approximately $7.5 million. This represents a 4% decrease from approximately $7.8 million of total revenue for three-months ended January 31, 2003. The change in the six and three-month total revenue is the net effect of changes in collision repair revenue, glass repair revenue and fees and other revenue as described below.

         Collision repair management revenue decreased 2% and 6% for the six and three-months ended January 31, 2004 compared to the six and three-months ended January 31, 2003, respectively. The decrease in collision repair management revenue is primarily the result of the decrease in claims from our two largest customers. In October 2003, our largest customer announced that they were selling half of their auto physical damage insurance book of business to another insurance carrier. We have started to see a decrease in their business as a result of that announcement. We have experienced approximately a $758,000 or 15% quarterly decrease in the revenue from that customer between the quarters ended July 31, 2003 and January 31, 2004. We expect to see the other 35% decrease begin gradually starting March 2004. The decrease is expected to occur one-twelfth per month for twelve months until it reaches $1.7 million per quarter. Management also expects to replace that business over the same time period. A 12% decrease in revenue from our second largest customer occurred because of a change in their state's legislation regarding a special type of insurance policy requiring a direct repair network. The Company doesn't expect further reduction in revenue resulting from this legislation. Because of the competitive nature of our business and the uncertainty of bringing on enough business to offset the loss of business, we may be unable to replace revenues quickly enough to sustain profitability. However, the company's management will cut expenses in the event we are unable to sustain profitability.

         Fees and other revenue increased 13% and decreased 6% for the six and three-months ended January 31, 2004 compared to the three-months ended January 31, 2003, respectively. The six-month increase is mainly a result of the increase in the service partner click fees and the sale of estimating software to the Company's network repair facilities, and to a lesser extent an increase in file handling fees from customers. The three-month decrease is net effect of the increase in service partner click fees and a decrease in the sale of estimating software. Management believes that this decrease in estimating software sales is temporary.

         Glass repair revenues increased 118% and 99% for the six and three-months ended January 31, 2004 compared to the six and three-months ended January 31, 2003. This increase is due to sales generated by a new customer. We negotiated lower pricing from one of our larger glass vendors, which has helped our competitiveness in this market. The glass repair business complements our core business and allows our customers to use a single source for all their repair needs.

         During the six and three-months ended January 31, 2004, we derived 54% and 55% from one customer, respectively, and 14% of our revenues from a second customer during those same time periods. As described above, our largest customer sold one-half of their auto physical damage insurance business.

EXPENSES

         Claims processing charges include the costs of collision and glass repairs paid to repair shops within our repair shop network, as well as the cost of the estimating software sold to the Company's network of shops. Claims processing charges for the six and three-months ended January 31, 2004 was $13.3 million and $6.2 million. This was 82% of total revenue in both periods, compared to 84% and 83% for six and three-months ended January 31, 2003.

         We are dependent upon our third party collision repair shops for insurance claims repairs. eAutoclaims currently has approximately 2500 affiliated repair facilities in its network for claims repairs. We electronically and manually audit individual claims processes to their completion using remote digital photographs transmitted over the Internet. However, if the number of shops or the quality of service provided by collision repair shops fall below a satisfactory level leading to poor customer service, this could have a harmful effect on our business.

         Selling, general and administrative (SG&A) expense is mainly comprised of salaries and benefits, facilities related expenses, telephone charges, professional fees, advertising costs, and travel expenses. SG&A expenses for the six and three-months ended January 31, 2004 totaled approximately $2.8 and $1.4 million, respectively. This is compared to approximately $3.8 and $1.7 million for the six and three-months ended January 31, 2003. The decrease in SG&A expenses of approximately $951,000 and $312,000 for the six and three-month periods ended January 31, 2004 is a result of the more efficient use of resources through technology and the restructuring of the corporate structure.

         Payroll and benefit related expenses for the six-months ended January 31, 2004 and 2003 totaled approximately $1.9 million and $2.4 million, which is approximately a 20% decrease. Payroll and benefit related expenses for the three-months ended January 31, 2004 and 2003 totaled approximately $938,000 and $1,075,000, which is approximately a 13% decrease. These decreases are the result of personnel and salary cuts made during the last fiscal year.

         SG&A expenses included a $35,000 settlement on a lawsuit with Decision Support Services (DSS). In April 2003, DSS filed an arbitration demand against the Company for $2.3 million. While management believed the Company had valid defenses, it settled the case instead of incurring additional legal fees. The legal fees charged during the three-month period relating to this arbitration totaled approximately $25,000 for a total one time charge of approximately $60,000 during the three-months ended January 31, 2004.

         SG&A expenses also include non-cash charges of approximately $146,000 and $84,000 for the six and three-month period ended January 31, 2004, respectively. These non-cash charges for the six and three-month periods ended January 31, 2004 include approximately $70,000 and $35,000 of amortization of debenture discount and approximately $76,000 and $49,000 of common stock issued to pay fees to directors, respectively. SG&A expenses also include total non-cash charges for the six and three-month period ended January 31, 2003 of approximately $149,000 and $30,000. The non-cash charges include common stock issued to pay for services (legal fees, director fee and investor relation fees).

         Also included in the SG&A is interest expense related to a loan from a shareholder, capital leases and a convertible note payable. This interest expense totals approximately $31,000 and $14,000 for the six and three-months ended January 31, 2004 compared to approximately $21,000 and $12,000 for the six and three-months ended January 31, 2003. Interest income from cash reserves totaled approximately $2,000 and $1,000 for the six and three-months ended January 31, 2004 compared to approximately $10,000 and $1,000 for the six and three-months ended January 31, 2003, respectively.

DEPRECIATION

         Depreciation of property and equipment of approximately $266,000 and $136,000 was recognized in the six and three-months ended January 31, 2004. This is compared to approximately $244,000 and $126,000 for the six and three-months ended January 31, 2003.

NET LOSS

         The net loss for the six and three-months ended January 31, 2004 totaled approximately $214,000 and $224,000 compared to a net loss of approximately $1,415,000 and $538,000 from the six and three-months ended January 31, 2003, an improvement of approximately $1,201,000 and $314,000, respectively.

         The net loss amounts include non-cash expenses of approximately $412,000 and $220,000 for the six and three-months ended January 31, 2004, respectively. The net loss amounts for the six and three-months ended January 31, 2003 include non-cash expenses of approximately $393,000 and $156,000, respectively.

         Net cash income (net of non-cash items) for the six-months ended January 31, 2004 totaled approximately $198,000 compared to a net cash loss of approximately $1,021,000 from the six-months ended January 31, 2003, an improvement of approximately $1,219,000.

         The $60,000 paid for the DSS litigation settlement and legal fees described above caused the Company to have a $4,000 cash loss for the three-month period ended January 31, 2004. Net cash loss for the three-months ended January 31, 2003 totaled approximately $382,000, an improvement of approximately $378,000. The improvement in both the six and three-month periods is a result of reduced costs and higher margins.

FOR THE YEAR ENDED JULY 31, 2003 COMPARED TO THE YEAR ENDED JULY 31, 2002.

REVENUE

         Total revenue for the year ended July 31, 2003 was approximately $34.1 million, which consists of approximately $29.7 million in collision repair management for insurance companies, approximately $0.9 million in auto glass repairs and approximately $3.5 million in fleet repair management and other repairs and fees. Total revenue for the year ended July 31, 2002 was approximately $32.3 million, which consists of approximately $28.5 million in collision repair management for insurance companies, approximately $1.0 million in auto glass repairs and approximately $2.8 million in fleet repair management and other repairs and fees. Total revenues increased approximately $1.7 million or 5% compared to approximately $32.3 million for the year ended July 31, 2002. This increase is primarily the result of growth in revenues attributed to our core collision repairs management business and the growth in fees and other revenue as described below. The company implemented a series of price increases during this period and evaluated the contribution to net margin by all accounts. The effect likely contributed to minimal growth for the year.

         The glass revenue decrease by 10% from approximately $1.0 million in fiscal year ended July 31, 2002 to approximately $0.9 million in fiscal year ended July 31, 2003. This decrease is a result of the loss of a major customer in fiscal year 2002 due to the maturing and increased competition for the glass repair business. We negotiated lower pricing from one of our larger glass vendors, which has helped our competitiveness in this market in the last quarter of fiscal year 2003. In the fourth quarter of fiscal 2003, glass revenue increased 89% or by approximately $186,000. The glass repair business complements our core business and allows our customers to use a single source for all their repair needs. The fleet revenue decreased approximately $261,000, or 23% from approximately $1.1 million in fiscal 2002 to approximately $0.9 in fiscal 2003. This decrease is mostly a result of a decrease in the amount of claims from our existing clients and two clients from 2002 that are no longer clients in 2003.

         During the year ended July 31, 2003, we derived 58% and 14% of our revenues from two customers. We have recently received information that the largest customer has sold one-half of their U.S. auto physical damage business and will possibly sell the other half. There is no assurance that the Company will continue to process the claims from the portion of the business that has been sold. If not, the impact of the change is not expected to start until January 2004, at which time the Company would expect one-twelfth of that portion of the business to decrease, or a decrease of approximately 2.4% of the Company's gross revenue each month, until the total decrease is approximately 29% by December of 2004. Currently, new customers are being rolled out on the Company's application, which will start to mitigate the loss of business before the Company feels the effect of the change. The Company's management expects that additional customers that are currently testing the Company's outsourcing solution will come on board and make up for the lost business from this customer. Because of the competitive nature of our business and the uncertainty of bringing on enough new business to offset the loss of business, we may be unable to replace revenues quickly enough to sustain profitability. However, the company's management will cut expenses in the event we are unable to sustain profitability.

EXPENSES

         Claims processing charges are primarily the costs of collision repairs paid by eAutoclaims to its collision repair shop network. Claims processing charges for the fiscal year 2002 were approximately $27.3 million compare to $28.3 million in fiscal 2003. This is an increase in total costs but a decrease in the percentage of claims costs compared to total revenue from 84.5% in fiscal 2002 to 83.2% in fiscal 2003. This decrease in the percentage of the claims processing charges compared to revenue over the same periods last year was mostly caused by increase sales in higher margin products.

         SG&A expenses for the year ended July 31, 2003 were approximately $6.4 million or 19% of revenue compared to approximately $8.1 million or 25% of revenue for the year ended July 31, 2002. This represents an overall decrease in SG&A of 21%. This decrease in expense is mostly a result of a $1.1 million reduction in payroll and operating expenses. During the year ended July 31, 2003 and 2002 we incurred payroll related expenses of approximately $ 4.2 million and approximately $5.1 million, respectively, a 17% decrease.

SG&A expenses included non-cash charges of approximately $997,000 for the year ended July 31, 2002. These non-cash charges included a $360,000 write-off of software, a $340,000 reserve for bad debts, $136,000 of stock and stock options for rent and employee compensation, and approximately $161,000 of stock issued for consulting agreements for investor relation services, legal, board and professional consultants.

         During fiscal year ended 2002, two insurance companies that owed the Company approximately $289,000 were placed into receivership in the state of California. During the summer of 2003 we were notified that our claims against these insurance companies are eligible and will be paid out of the State of California Guaranteed Fund. We received approximately $30,000 from this fund prior to the July 31, 2003 year-end, and have been told the Company will receive the remaining funds by the end of December 2003. Consequently, we have reversed approximately $122,000 of the allowance for doubtful accounts that was originally established due to the nature of the receivables.

         The Company has settled the two lawsuits that were present at the end of the 2002 fiscal year. In both cases management settled the suit in order not to incur significant legal fees. The settlements in each case were for amounts far less than the plaintiff was asserting. Cash combined settlement for these two lawsuits totaled $110,000, the effects of which have been recorded in the July 31, 2003 financial statements.

         Interest income of approximately $12,000 is included in selling, general and administrative expenses, net of interest expense of approximately $45,000 for the year ended July 31, 2003. For the 2002 fiscal year interest income of approximately $33,000 is included in selling, general and administrative expenses, net of interest expense of approximately $35,000, including approximately $10,000 of debenture interest. Interest expense related primarily to interest on shareholder loans and capital leases and interest income resulted primarily form interest earned on our cash reserves.

DEPRECIATION

         Depreciation and amortization was approximately $503,000 and $1,086,000 for the years ended July 31, 2003 and 2002, respectively. Depreciation of fixed assets represented approximately $491,000 and $312,000, respectively. Amortization expense of approximately $0 and $218,000 in fiscal year ended 2003 and 2002, respectively, reflects the amortization of goodwill from the purchase of Premier Express Claims and Salvage Connection. The remaining amortization in the fiscal year ended 2003 and 2002 of approximately $12,000 and $556,000, respectively, relates to the warrants and debenture conversion feature created by the debenture financing in fiscal year 2003 and 2002. Due to a change in the accounting standards, no amortization is recorded in the year-ended July 31, 2003 from our acquisition of Premier Express Claims or Salvage Connection.


NET LOSS

         We recognized a net loss of approximately $1.2 million and $4.2 million for the years ended July 31, 2003 and 2002, respectively. This represents a 72% decrease in the loss between the two years. Net loss before non-cash charges, which are described above, were approximately $0.7 million and $2.1 million for the years ended July 31, 2003 and 2002, respectively. The decrease in the loss was primarily a result of the restructuring of expenses, improving margins and focusing on the most profitable clients. These three initiatives resulted in profitability for the third and forth quarters of fiscal year 2003.

FOR THE YEAR ENDED JULY 31, 2002 COMPARED TO THE YEAR ENDED JULY 31, 2001.

REVENUE

         Total revenue for the year ended July 31, 2002 was approximately $32.3 million, which consists of approximately $28.5 million in collision repair management for insurance companies, approximately $1.0 million in auto glass repairs and approximately $2.8 million in fleet repair management and other repairs and fees. Total revenues increased approximately $12.1 million or 60% compared to approximately $20.2 million for the year ended July 31, 2001. This increase is primarily the result of 131% growth in revenues attributed to our core collision repairs management business. Total revenues are expected to increase again in fiscal 2003.

         The glass revenue decrease by 49% from approximately $1.9 million in fiscal year ended July 31, 2001 to approximately $1.0 million in fiscal year ended July 31, 2002. This decrease is a result of the loss of a major customer due to the maturing and increased competition for the glass repair business. The customer was offered lower pricing that, at that time, would have reduced margins below acceptable levels. We have recently negotiated lower pricing from one of our larger glass vendors, which will help our competitiveness in this market in the future. The glass repair business complements our core business and allows our customers to use a single source for all their repair needs. The fleet revenue decreased approximately $204,000 from approximately $1.3 million in fiscal 2001 to approximately $1.1 in fiscal 2002. This decrease is a normal fluctuation in the fleet repair revenue due to the actual accident rate experienced by our customers for the year.

         During the year ended July 31, 2002, we derived 58% and 12% of our revenues from two customers. We have a five-year contract with the first customer which ends in April 2006.


EXPENSES

         Claims processing charges for the year ended July 31, 2002 were approximately $27.3 million, or 84.5% of total revenues. This is an increase from approximately $16.8 million, or 83.4%, of sales in fiscal year ended July 31, 2001. Claims processing charges are primarily the costs of collision repairs paid by eAutoclaims to its collision repair shop network. This increase in the percentage of the claims processing charges compared to sales over the same periods last year was mostly caused by volume discounts extended to our largest customer. We expect this percentage of claims process charges to revenues to decrease in the future as the click fee revenue increases as a result of the eJusterSuiteTM product implementation.

         SG&A expenses for the year ended July 31, 2002 were approximately $8.1 million or 25% of revenue compared to approximately $10.5 million or 52% of revenue for the year ended July 31, 2001. Selling, general and administrative expenses consisted of non-cash charges of approximately $997,000 for the year ended July 31, 2002. In the fiscal year ended July 31, 2002 there were non-cash charges of approximately $161,000 incurred pertaining to consulting agreements for investor relation services, legal, board and professional consultants. In the year ended July 31, 2001, non-cash charges included $ 3.3 million for options to purchase 2.2 million shares of Common Stock to our officers, directors and employees at $.01 per share. Other non-cash charges of approximately $396,000 for the issuance of stock to settle penalties for not registering certain stock and approximately $463,000 incurred pertaining to consulting agreements for investor relation services, legal, board and professional consultants. In addition there was approximately $278,000 of offering costs associated with registration statement that were charged to earnings when the registration was withdrawn in July 2001. During the year ended July 31, 2002 and 2001 we incurred payroll related expenses of approximately $
5.1 million and approximately $3.9 million, respectively.

         Interest income of approximately $33,000 is included in selling, general and administrative expenses, net of interest expense of approximately $35,000 (including approximately $10,000 of debenture interest) for the year ended July 31, 2002. Interest income of approximately $24,000 is included in selling, general and administrative expenses, net of interest expense of approximately $20,000 for the year ended July 31, 2001. Interest expense related primarily to interest on shareholder loans and capital leases and interest income resulted primarily form interest earned on our cash reserves.

DEPRECIATION

         Depreciation and amortization was approximately $1,086,000 and $505,000 for the years ended July 31, 2002 and 2001, respectively. Depreciation of fixed assets represented approximately $312,000 and $176,000, respectively. Amortization expense of approximately $218,000 and $234,000 in fiscal year ended 2002 and 2001, respectively reflects the amortization of goodwill of from the purchase of Premier Express Claims and salvage connection. The remaining amortization in the fiscal year ended 2002 and 2001 of approximately $556,000 and $95,000, respectively, relates to the warrants and debenture conversion feature created by the debenture financing in fiscal year 2001. Due to a change in the accounting standards, no amortization is expected in the year-ended July 31, 2003 from our acquisition of Premier Express Claims or salvage connection, nor is there any amortization remaining from the debentures issued in fiscal year ended July 31, 2001.


NET LOSS

         We recognized a net loss of approximately $4.2 million and $7.6 million for the years ended July 31, 2002 and 2001, respectively. This represents a 45% decrease in the loss between the two years. Net loss before non-cash charges, which are described above, were approximately $2.1 million and $2.8 million for the years ended July 31, 2002 and 2001, respectively. We expect our net loss to narrow and then become profitable as we experience higher revenues that will increasingly absorb our fixed costs associated with our infrastructure.

FOR THE YEAR ENDED JULY 31, 2001 COMPARED TO THE YEAR ENDED JULY 31, 2000.

         The accompanying financial statements reflect the operations of eAutoclaims.com for the year ended July 31, 2001 and the eight month period from inception (December 7, 1999) to July 31, 2000. As of May 31, 2000 eAuto merged into a public entity that had ceased its operations. As a result, the financial statements for the fiscal year ended July 31, 2000 reflects the historic operations of eAutoclaims for an eight month period. Comparisons of fiscal years should consider that operating results for the fiscal year July 31, 2000 are only for eight months while the fiscal year ended July 31, 2001 are for a full 12 month period.

REVENUE

         Total Revenue for the year ended July 31, 2001 was approximately $20.2 million, which consists of approximately $16.2 million in collision repair management for insurance companies, approximately $1.9 million in auto glass repairs and approximately $2.1 million in fleet repair management and other repairs and fees. Revenues increased approximately $18.4 million or 10,525% compared to approximately $1.8 million for the eight month period ended July 31, 2000. This increase is primarily the result of growth in revenues attributed to our core collision repairs management business. Revenue is expected to increase in fiscal 2002. During the year ended July 31, 2001, we derived 64% of our revenues from one customer. We have terminated the agreement with this customer for breach of contract. The loss of this customer has been mitigated with the addition of a larger customer. We have entered into a Claims Management Service and License Agreement with Royal Indemnity Company, which is ranked in the top 25 automobile property and casualty insurance companies in revenue in the United States. Currently, this new customer is providing more claims and revenue than the customer who's contract we have terminated.

EXPENSES

         Claims processing charges for the year ended July 31, 2001 were approximately $16.8 million, or 84% of revenues. The collision repair costs represented 70% of revenue, fleet repair costs represented 6% of revenue, while glass and other costs represented 9% of revenue during the year. Claims processing charges are primarily the costs of collision repairs paid by eAutoclaims to its collision repair shop network. We expect margins on claims repairs to remain low in the near future as we use favorable pricing as a means to obtain increased market share. However, we expect our margins as a whole to increase by supplementing our collision repairs management revenues with new complimentary higher margin product lines such as the sale of estimating software to independent adjustors and appraisers and click fees associated with uploading information from our network. Claims processing charges increased approximately $15.4 million or 10,446% from approximately $1.5 million in the eight month period ended July 31, 2000.

         SG&A expenses for the year ended July 31, 2001 were approximately
$10.5 million or 52% of revenue compared to approximately $3.3 million or 188% of revenue for the eight month period ended July 31, 2000. Selling, general and administrative expenses consisted of non-cash charges of approximately $4.4 million for the year ended July 31, 2001. Non-cash charges included approximately $3.3 million for options to purchase 2.2 million shares of Common Stock to our officers, directors and employees at $.01 per share. Other non-cash charges approximately $396,000 for the issuance of stock to settle penalties for not registering certain stock and approximately $463,000 incurred pertaining to consulting agreements for investor relation services, legal, board and professional consultants. In addition there was approximately $278,000 of offering costs associated with registration statement that were charged to earnings when the registration was withdrawn in July 2001. During the year ended July 31, 2001 we incurred payroll related expenses of approximately $3.9 million.

         Interest income of approximately $24,000 is included in selling, general and administrative expenses, net of interest expense of approximately $20,000 for the year ended July 31, 2001. Interest expense related primarily to interest on shareholder loans and capital leases and interest income resulted primarily form interest earned on our cash reserves.


DEPRECIATION

         Depreciation and amortization was approximately $505,000 for the year ended July 31, 2001. Depreciation of fixed assets represented approximately $176,000. Amortization expense of approximately $328,000 reflects the amortization of goodwill associated with our acquisition of Premier Express Claims and the warrants associated with the debentures.
NET LOSS

         We recognized a net loss of approximately $7.6 million for the year ended July 31, 2001 or 38% of revenues. Net loss before non-cash charges, which are described above, was approximately $2.8 million or 14% of revenues for the year ended July 31, 2001. Net loss increased approximately $4.6 million or 148% from approximately $3.1 million in the eight month period ended July 31, 2000. We expect our net loss to narrow and then become profitable as we experience higher revenues that will increasingly absorb our fixed costs associated with our infrastructure.

LIQUIDITY AND CAPITAL RESOURCES

         At January 31, 2004, we had approximately $202,000 in cash. This is a decrease of approximately $24,000 from July 31, 2003. We have a working capital deficiency of approximately $4.9 million. The primary source of our working capital during the six and three-month periods ended January 31, 2004, was from cash provided by operations and the sale of $165,000 of equity securities. However, there is no assurance that we will be able to continue to provide cash through operations or the sale of additional securities.

         In March through May 2004 we raised $2,271,240 from the sale of Units at $.28 per Unit to nineteen (19) investors. Each Unit consists of one (1) share of common stock and one (1) common stock purchase warrant exercisable at $.35. We paid Noble International Investment, Inc. ("Noble") total commissions and expenses of $170,378 and two other individuals $16,667 as a finder's fee in connection with the issuance of these securities. We also issued Noble placement agent warrants to acquire 790,200 Units and issued one of the finders 34,525 shares of our restricted common stock.

         In August 2003, the Company raised a total of $165,000 from the sale of equity securities. The Company paid finder's fees and legal fees of $1,750 for a net of $163,250. In exchange for these funds the Company issued 591,397 shares of common stock at $0.279 per share. There were no warrants or other consideration included in these transactions.

         On October 27, 2003 the Company also received a commitment letter from a current investor to invest an additional $1,000,000-$2,000,000 into eAutoclaims if the funds were needed.

         With the potential loss of business from our largest customer, additional financing may be necessary. If revenues grow it will provide it's own working capital, but because revenue growth is not guaranteed, we have solicited proposals for additional financing. We cannot assure you that we will be able to raise such funds or that such funds will be available to us on favorable terms. If we raise additional funds for the issuance of our securities, such securities may have rights, preferences or privileges similar to those of the rights of our common stock and our stockholders may experience additional dilution.

         We believe that cash generated from operations and additional financing, if necessary, will be sufficient to meet our working capital requirements for the next 12 months. This estimate is a forward-looking statement that involves risks and uncertainties. The actual time period may differ materially from that indicated as a result of a number of factors so that we cannot assure that our cash resources will be sufficient for anticipated or unanticipated working capital and capital expenditure requirements for this period.

         Our principle commitments at January 31, 2004 consist of monthly operating rental payments, compensation of employees and accounts and notes payable.

DEBT AND CONTRACTUAL OBLIGATIONS

Our commitments for debt and other contractual arrangements as of July 31, 2003 are summarized as follows:

                                                         Years ending July 31,
                             -------------------------------------------------------
                                 2004    2005      2006     2007    2008     Total
                             -------------------------------------------------------

Property lease                 212,000   219,000  225,000   76,000           732,000
Equipment lease                 61,000    46,000   34,000   25,000  4,000    170,000
Loan payable to stockholder     91,000    45,000                             136,000
Convertible debenture          300,000                                       300,000
Employee compensation          595,000   446,000  119,000                  1,160,000
                             -------------------------------------------------------
                             1,259,000   756,000  378,000  101,000  4,000  2,498,000
                             =======================================================


     The Company leases equipment and facilities under non-cancelable capital and operating leases expiring on various dates through fiscal 2008. The main operating lease consists of a 5-year lease for 30,000 square feet of a 62,000 square foot facility. The Company has an option to buy the entire facility with the associated land for $2,950,000.

     As of July 31, 2003 the Company had one loan outstanding to a stockholder totaling $117,993. The loan bears interest at the rate of 12% per annum and is being paid over 18 months with principal and interest payments of $7,582 per month through December of 2004. The fair value of the loan approximates its carrying amount based on rates available to the Company for similar loans.

     In July of 2003 the Company entered into a $300,000, 8% convertible note payable with a term of 1 year. This note is convertible at the discretion of the creditor at a fixed rate of $0.279 per share. The interest can be paid in either cash or common shares at the Company's discretion at the end of the loan. The Company recorded a discount to the note payable of $140,860 representing the beneficial conversion feature of the debentures. The discount will be amortized to interest expense over the one-year term of the note.

     The Company has a two-year employment agreement with its president and chief executive officer. On March 27, 2003, the Board of Directors approved an Amended and Restated Employment Agreement with its President and Chief Executive Officer. The new two-year agreement specifies an annual base salary of $185,000, effective February 1, 2003 through December 31, 2003. From January 1, 2004 through February 1, 2005, the minimum annual base salary will be $200,000. The individual receives bonuses equal to 3% of the Company's earnings before interest, taxes, depreciation and amortization as defined by generally accepted accounting principles (GAAP), and may elect to receive part or the entire bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Each month that the Company is profitable on a GAAP basis, the individual also has the right to receive options to purchase 25,000 shares of the Company's common stock, with a term of five years at an exercise price equal to the stock's fair market value at the date of grant. These options vest over the remaining life of his contract. The individual is entitled to a $750 per month automobile allowance and $1,000 of personal allowances. The individual is entitled 299% of his current base salary if the individual loses his position, unless terminated for cause. Mr. Seidel took a voluntary pay reduction of 15% of his pay effective May 1, 2004 until the Company returns to profitability. This adjustment was reflected in the debts and contractual obligation table above.

     In addition, the Company has two-year employment agreements with four other executives that expire April 30, 2006. The agreements provide base salaries of $425,000 in the first year to $448,945 in the second year. They also receive automobile allowance ranging from $400 to $700 per month. If their contracts are not renewed they receive severance packages ranging from six to nine months of their annual compensation. These severance packages supercede the previous "Change in Control and Termination Agreements," dated April 9, 2001, that each of these executives had previously executed. These executives also took a pay reduction of 15% of their $425,000 first year aggregated contracted amount until the Company returns to profitability. This adjustment was reflected in the debts and contractual obligation table above.

Inflation

     We believe that the impact of inflation and changing prices on our operations since the commencement of our operations has been negligible.

Seasonality

     eAutoclaims does not deem its revenues to be seasonal.

CRITICAL ACCOUNTING POLICIES

     Our discussion and analysis of our financial condition and the results of our operations are based upon our consolidated financial statements and the data used to prepare them. The Company's financials have been prepared in accordance with accounting principles generally accepted in the United States. On an ongoing basis we re-evaluate our judgments and estimates including those related to revenues, bad debts, long-lived assets, and income taxes. We base our estimates and judgments on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. Our estimates are guided by observing the following critical accounting policies.

Revenue recognition:

     The Company derives revenue primarily from collision repairs, glass repairs and fleet repairs. Revenue is recognized when an agreement between the Company and its customer exists, the repair services have been completed, the Company's revenue is fixed and determinable and collection is reasonably assured.

     The Company records revenue gross in the areas of collision and fleet repairs. It also records at gross in certain glass repair transactions. Revenue is recorded at gross in these areas when:

     o The Company is the primary obligor in its arrangements. The Company is responsible for the quality of the repair and must satisfy the customer if the body shop fails to repair the vehicle properly.

     o The Company has latitude in establishing price. The price is established based on the Company's audit of the repair estimate submitted by the repair facility. The repair facility cannot begin the repair until an agreed upon price is established between the facility and the Company for the repair.

     o The Company controls what is repaired with their contracted shops, as they audit the estimate submitted by the repair facility. The Company must agree that the repair is reasonable and necessary before the repair facility is allowed to proceed with the work being requested.

     o The Company has discretion in supplier selection. Through the use of software, the Company prioritizes which repair facility is used based on the efficiency and effectiveness of the repair facility, and

     o The Company has credit risk. The Company is responsible to pay the repair facility even if the customer does not pay for the repair.

     The Company records revenue net of the repair costs when the supplier, not the Company, is the primary obligor in an arrangement, the amount the Company earns is fixed or the supplier has credit risk. This occurs when the repair has been performed before it is referred to the Company. When they receive notice of the transaction, they call the glass repair facility to ask them to become part of our network and to negotiate a better price on the repair. If the Company is able to negotiate a better price for the customer they keep a portion of the added discount. In that situation the revenue is recorded net of the repair costs even though the Company pays for the entire claim and are reimbursed by the insurance company, since they did not have the risk of loss and are not responsible for the repair.

     Our Agreement with ADP will result in a different revenue recognition model for claims processed through the ADP system. Because ADP is the obligor to make the payments directly to the repair shops we will only recognize our portion of the net revenues from sales under this agreement. Thus, our revenue will not grow as significantly as in the past, if and when we generate more business with ADP. However, our margins would grow significantly if and when we generate more business with ADP.

     The Company maintains an allowance for doubtful accounts for losses that they estimate will arise from the customers' inability to make required payments. Collectibilty of the accounts receivable is estimated by analyzing historical bad debts, specific customer creditworthiness and current economic trends. At July 31, 2003 and January 31, 2004 the allowance for doubtful accounts was approximately $242,000 and $204,000, respectively.

Accounting for Income taxes:

     The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While we consider historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that we determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of the net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. We have recorded valuation allowances against our deferred tax assets of $6,315,000 and $6,370,000 at July 31, 2003 and January 31, 2004, respectively. The valuation allowance consists mainly of net operating losses previously realized and stock compensation currently not deductible. The valuation allowance was necessary because the use of these deductions is not reasonably assured since the company just recently reached profitability.

Valuation of long-lived assets:

     The Company identifies and records impairment on long-lived assets, including goodwill, when events and circumstances indicate that such assets have been impaired. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows, and recognizes impairment, if any, based on expected discounted cash flows. Factors we consider important which could trigger an impairment review include the following:

     o Significant negative industry trends

     o Significant underutilization of the assets

     o Significant changes in how we use the assets of our plans for their use.

     Goodwill was amortized using the straight-line method over 7 years through July 31, 2002. As of August 1, 2002 no additional amortization was recorded as a result of the change in accounting standards as described below in "recently issued financial accounting standards." At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results,
(ii) projected future operating results, and (iii) any other material factors that effect the continuity of the business. No charge for impairment of this asset was considered to be necessary as of July 31, 2003 or January 31, 2004.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In June 2001, the FASB issued Statement no. 142, "Goodwill and Other Intangible Assets," which we have adopted as of August 1, 2002, that changes the accounting for goodwill from an amortization method to an impairment-only approach. As of August 1, 2002, eAutoclaims has ceased the amortization of goodwill. This statement also requires companies with goodwill recorded on their financial statements to evaluate if the goodwill has been impaired and if a charge should be recorded to write-off any impairment. We do not expect this statement to have an impact on our financial statements except to cease recording amortization expense of the goodwill.

                         BUSINESS

GENERAL

     EAutoclaims is a Nevada corporation which provides Internet based vehicle collision claims services for insurance companies, managing general agents (MGA) and third party claims administrators (TPA) and self-insured automobile fleet management companies. We accept assignment of claims from our customers, and provide vehicle repairs through a network of repair shops. We also provide online systems to connect clients with service providers of estimates, audits and claims administration services for claims for which we do not perform the repair.

     Our business strategy is to use the Internet to streamline and lower the overall costs of automobile repairs and the claims adjustment expenses of our clients. We believe that our proprietary web-based software products and services make the management of collision repairs more efficient by controlling the cost of the repair and by facilitating the gathering and distribution of information required in the automobile repair process.

     EAutoclaims controls the vehicle repair process from the reporting of the accident through the satisfactory repair of damage. We bring together and coordinate the activities of the insurance company, its insured, and the various parties involved in evaluating a claim, negotiating the cost of the repair, and performing necessary repair services. We have contracted with approximately 2,500 body shops throughout the United States to repair vehicles. These shops, referred to as our "provider network," provide us 10% to 15% discount on the vehicle repair because of the volume of repairs we provide to them. Since we audit every line of every repair estimate and because we share a portion of the volume discount with our customer, we are able to lower the average cost being paid by our customer.

     We derive our revenues by accepting assignments of auto repair claims from our customers and having them repaired through our network of contracted repair shops. Once we accept these claims, we also accept the risk that the repair will not be done properly. Additionally, we derive revenue from fees for processing and coordinating claims that do not go through our network of body shops.

     During the year ended July 31, 2003, we derived 58% and 14% of our revenues from two customers. During the six months ended January 31, 2004, we derived 54% and 14% for the same two customers. We have recently received information that the largest customer has sold one-half of their U.S. auto physical damage business. There is no assurance that the Company will continue to process the claims from the portion of the business that has been sold. - Because of the competitive nature of our business and the uncertainty of bringing on enough new business to offset the loss of business, we may be unable to replace revenues quickly enough to sustain profitability. However, the company's management will cut expenses in the event we are unable to sustain profitability.

PRODUCTS AND SERVICES

     Our latest product, eJusterSuiteTM, expands our potential customer base as well as provides significant new features to our current customer base. This product provides both outsourcing and ASP (application service provider) solutions. The outsourcing solution requires eAutoclaims personnel to audit and coordinate the vehicle repair. The ASP solution allows the customer to use our technology independent of our personnel; thereby, providing a solution for the largest insurance companies that already have the staff to process and control the claims process, while paying us a fee for every transaction that is run through our system. The ASP model will provide margin without the associated personnel and operating costs.

     eJusterSuite also builds in service partners that can provide the needed services such as independent adjustors, car rentals, tow trucks and accident reporting by merely clicking an Icon that is added to the screen of the customer's desktop in the current system. The system automatically provides the service partner the information already in our system via the Internet. The service partner will systematically be provided the requested services and pay us a fee for each assignment they receive through our system. This process significantly reduces the customers' time and cost to process claims as well as reduces the number of mistakes that occur in a manual process. In most cases it also reduces the cost of the service partner to obtain and process the transaction, even after paying our transaction fee. This added revenue provides additional margin without the additional personnel and operating costs.

     For our outsourcing customers, we approve all repair shops for inclusion in our network and determine which repair shop will ultimately perform the repairs. We receive a discount, ranging from 10% to 15%, from repair facilities that are members of our provider network. The revenues generated from the vehicle repair facilities through our provider network accounts for 92% of the revenue for the fiscal year ended July 31, 2003 and the six months ended January 31, 2004. We are paid on a per claims basis from all our customers for each claim that we process through our system. These fees vary from $10 to $60 per claim depending upon the level of service required. For the fiscal year ended July 31, 2003 and the six months ended January 31, 2004, 8% of the revenue has been received from claims processing fees and other income.

Outsourcing Solutions:

     In our outsourcing solution we handle the entire collision repair function for our customers from the time of reporting of the accident through the vehicle's satisfactory repair. Through our network of parts and repair service providers, we are frequently able to obtain parts and services at lower costs than otherwise available. We monitor and audit all repair work to help assure that the proper repair work is performed at the negotiated price. In most cases, digital photographs of the damaged vehicle are transmitted to us via the Internet to assist us in monitoring repairs.

     We strive to provide our customers with ways to control costs associated with processing collision claims. These services include:

     1. Centralized accident reporting.
     2. Copies of accident reports.
     3. Identifying the appropriate network repair facility and directing the policyholder to such facility.
     4. Deliver repair estimates and photographs/digital images of damage to any location overnight or same day upload.
     5. Audit of every claim by our in-house physical damage experts.
     6. Assignment of independent field appraiser, when necessary.
     7. Expedited deliver of part and materials as needed.
     8. Computerized tracking and follow-up system to minimize repair time.
     9. Replacement rental vehicles.
     10. A lifetime guarantee from our network of repair shops (for as long as the insured owns the vehicle) on all physical damage body repairs and administration of manufacturer or installer's warranty on replacement parts.

         We help our clients monitor their automobile claims losses by providing the following:

     o Technology - We built one of the first customized web-based vehicle claim assignment and delivery systems for insurance companies and corporate fleets. We use state-of-the-art technology and security for the transmission of files and records. In addition, we utilize digital cameras, Internet communication, advanced data storage and scanners for auto repair shops that are not equipped with digital cameras, to create a defined audit trail and high capacity digital storage. We provide these applications to our clients with their own private label that includes their corporate colors and logos, which makes the claims process transparent to both insurance company personnel and the insured.

     o Online, real time reporting - We provide our customers with online, real-time reports of the most critical information used in their operations. These reports include a comparison of their average paid losses (cost to repair a vehicle), cycle time (time to complete an estimate of the damage), and lost adjustment expense (cost of the repair estimate or appraisal) between the eAutoclaims network, independent appraisers and staff appraisers. This comparison allows them to see the cost saving they realize while using our outsourcing solution.

     o Audit Trail - We audit every claim that comes into our network. This helps us deliver the lowest available audited cost to out clients on every repair.

Our system produces financial benefits for our customers as follows:

     o Our audit process reduces the average paid loss per vehicle.

     o We share a portion of the discounts obtained from the body shops with our clients based on their submitted volume.

     o With lower average paid losses, insurance companies are able to establish lower loss claims reserves. This, in turn, frees up capital and surplus allowing for additional premiums at lower premium rates.

     o Technology efficiencies reduce their cost of processing each file.

     o Our typically faster settlement time reduces the days and cost of rental cars and increases customer satisfaction.

     o Our process of claims investigation helps reduces fraudulent claims.

Application Service Provider (ASP):

     With the introduction of eJusterSuiteTM we now have the capability to provide the largest insurance companies with an ASP solution that fits into their current environment. Our ASP solution allows these insurance companies to utilize our advanced technology while continuing to use their staff and network of body shops. We host the data on our servers while their staff and body shop network processes the claims based on their current operating procedures and shop relationships. Under this solution, the customer pays us a click fee for each transaction they process through our system.

     Additionally, the service partners described above can also be plugged into the ASP solution, whereby we are paid a fee for each referral being made to the service partner.

Turnkey solution:

     Also introduced with eJusterSuiteTM was a turnkey solution that allows an insurance company that likes the ASP model to plug into our network of body shops. This provides a solution for insurance companies that have their own claims coordinators, but that need to use our network of body shops. By using our body shops they receive approximately a 10% discount on the repair work. We receive a click fee for each transaction.


CUSTOMERS

     Our customers consist primarily of insurance companies, managing general agents (MGAs), third party administrators (TPAs) and managers of self-insured automobile fleets. The most recent addition is a category of customers that services the insurance market. We have found interest from providers that have requested proposals from eAutoclaims to build an application to meet their unique needs or in some cases to allow them to transact business using the eJusterSuite application.

     Contracts with existing clients are typically from one to five years and the first phase of the rollout of a new client starts with a 90-day pilot contract. This initial phase allows the customer to experience the reductions in appraisal expenses and realize the efficiencies offered by the eJusterSuite application and utilization of the eAutoclaims Guaranteed Repair Network (GRN). Most of our customers are on a one to five-year contract. That contract specifies that we take responsibility for repairing the vehicle, and liability to pay for the repairs performed in our network of body and glass repair providers. As a general rule, within seven days of the assignment of the vehicle to the body shop, our insurance and TPA customers pay us the completed audited repair price, before the shop discount, less the customer's volume discount. Our fleet and glass customers generally pay us within 30 days of the repair. If a vehicle owner decides not to have the vehicle repaired at the eAutoclaims network shop, we are paid a file-handling fee only.

     Integration of service partners in the eJusterSuite application continues. In addition to a larger offering of service partners our auto glass network administration services have also increased as a value added service to our collision management clients.

Summary of our Agreement with ADP Claims Solution Group, Inc.

     On March 9, 2004, we entered into an agreement (the "ADP Agreement") with ADP Claims Solution Group, Inc. ("ADP"). We granted ADP the non-transferable, non-assignable right to market and sell our web-based claims management system and related services that automates the administration, estimating, auditing, appraising and management of physical damage repair and claims processing for vehicles via a network of vendors and partners. Pursuant to the ADP Agreement, we will customize our products and private label our customized Internet applications to ADP's specifications for use in the United States and, at the option of ADP, Canada. There is no minimum sales commitment by ADP under the agreement.

     The ADP Agreement has an initial term of three years. After the initial term, the agreement automatically continues until terminated by either ADP or us upon 180 days prior notice to the other party.

     For the first 100,000 claims processed by ADP pursuant to the ADP Agreement, we will be paid 60%, and ADP will retain 40%, of Semiweekly Recurring Revenues (as defined in the ADP Agreement) received by ADP from its clients. After claims processed under the ADP Agreement exceed 100,000, we will be paid 50% of such revenues.

     ADP's responsibilities under the ADP Agreement include: (i) marketing and selling, at its discretion, the system; (ii) performing all billing and collections for its clients; (iii) allowing on-site visits at our option, no more frequently than once annually, to ADP's places of business upon prior written notice and during normal business hours and allow us to periodically examine books and records of ADP insofar as they relate specifically to the ADP Agreement; (iv) using reasonable efforts to keep us informed as to any material problems encountered with the our products and any resolutions arrived at for those problems; (v) establishing sales incentives and commission policies for its sales personnel; (vi) working with us to develop a mutually acceptable periodic reporting mechanism; and (vii) providing us, at no cost, ADP products to assist us in our internal operations.

     Our responsibilities under the ADP agreement include: (i) assisting ADP with development of marketing materials, sales training and ongoing support for the ADP sales personnel; (ii) performing client implementation, set-up training and customer support for ADP clients; (iii) performing all product maintenance support; data center operation; and customer and technical support; as well as any other function normally performed by eAutoclaims in selling, implementing, training and supporting our products; (iv) providing ongoing samples of our product literature and online sales tools for the ADP sales team and to package the ADP products with the appropriate documentation (including, product reference guides and instructions); (v) allowing a reasonable number of on-site audits and visits at ADP's option to our places of business upon reasonable prior written notice and during normal business hours and allow ADP and/or any ADP client to periodically examine our business practices, policies and procedures and make copies of our books and records insofar as they relate to the ADP Agreement; and (vi) integrate our product in the ADP Managed Network


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

Solution with ADP products and work with ADP to develop, implement and maintain ADP proprietary software developed by us.

     The ADP Agreement provides for a Phase I Marketing Program of approximately 3 to 4 months during which eAutoclaims and ADP will jointly conduct planning, testing and roll-out process in regions and/or accounts determined by ADP. During the Phase I Marketing Program, ADP and eAutoclaims will develop system performance, service and training levels and metrics applicable to our performance of services under the ADP Agreement. ADP and eAutoclaims have agreed that, upon the successful completion of the Phase I Marketing Program, as mutually determined by us and ADP, ADP will begin the National Roll-out. ADP may, at its discretion, market the products to its existing client base and/or other ADP clients or potential clients either on a standalone basis or with ADP products or any other product or service offered by ADP.

     We have agreed to provide ADP with a current price list for our products and to provide at least 60 days prior notice of any changes to our prices. We have agreed not to enter into an agreement or arrangement with any other sales representative, joint marketer, reseller or similar company for the purpose of distributing our products, which agreement or arrangement includes sales commissions, payment terms and/or pricing discounts that will be greater than those offered to ADP under the ADP Agreement, unless (i) we also offer such sales commissions, payment terms and/or pricing discounts to ADP, (ii) the terms of the agreement with such other company are, in the aggregate, substantially more favorable to us than the ADP Agreement or (iii) such company takes on distribution and/or support obligations which, in the aggregate, are materially greater than ADP's distribution and/or support obligations and the increased commissions, payment terms and/or customer discounts offered to such company are reasonable compensation for undertaking such additional obligations, or ADP may cancel the Agreement.

     ADP shall have the right to terminate the ADP Agreement if ADP determines that our product is non-compliant with any federal, state or local laws, statues or regulations including, without limitation, claims licensing and handling regulations. Both parties have the right to terminate the agreement upon certain events of default, including the breach of significant provision of the ADP Agreement or insolvency of the other party.

SALES AND MARKETING

     A strong sales and marketing organization is essential to effectively market our services. We have made significant progress over the past year in establishing our brand name, eJusterSuite, and recognition of our corporate identity and service offering through direct mail, promotion activities, web site presence, tradeshow participation and other media events. We recently completed an initiative to modernize our web site and logo. Our most recent marketing campaign focused on what we believe is one of our most recognizable competitive advantages, the ability to effectively integrate service partners in the eJusterSuite application. This joint sales initiative with these service partners is producing additional leads for viable prospects that will eventually use the eJusterSuite application and the GRN and glass services.

     Because our collision management services require considerable customer education and post-sales support, we have chosen to solicit prospective customers through a direct sales force. As of April 30, 2004, we had four personnel in our sales and marketing department. In connection with our recent internal restructuring aimed at lowering expenses and improving sales, our CEO, Eric Seidel, has taken a more active role in our sales and marketing efforts and Reed Mattingly, our former Chief Operating Officer, has agreed to lead the sales and marketing department.

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

Competition

     The auto collision claims service industry is highly competitive and has low barriers to entry. We are aware of several other companies that offer internet-based services similar to ours. Several of these competitors serve the insurance industry although most tend to focus on either the fleet or insurance segments of the market. We are aware of one competitor that offers collision repair services through a network of collision repair providers, online connectivity with those providers, and the estimate review service combined with a share of the volume discount with the customer that is provided by the repair facility.

     Several of our competitors offer application services (Application Service Provider models) along with electronic auditing capabilities. Even though most of our competitors have either changed their targeted marketing efforts or narrowed their focus to the insurance arena, the majority of these competitors have been in business longer than we have. Several of these competitors have significantly greater assets and financial resources than currently available to us. We expect competition to continue to intensify in the on-line claims management segment of this industry as current non-Internet competitors expand their market into the Internet and new competitors enter the market utilizing the Internet.

     We cannot assure you that we will be able to compete successfully against current or future competitors. Competitive pressures could force us to reduce our prices and may make it more difficult for us to attract new customers and retain current customers. As competition in our industry increases, it is likely that many of our competitors will have access to greater resources than are currently available to us, including financial, employee, customer relations, technology, and expertise in developing and implementing new technologies as the industry evolves.

     The principal factors that help us to maintain and grow our market share are:

     o Continuous implementation of new technology to streamline the claims processing workflow for insurance adjusters;

     o Maintain attractive processing cycle time for claims; Quality of repair shop services;

     o Ability to offer nationwide access to repair facilities;

     o Processing of claims/assignment fees and charges;

     o Ability to offer new services and efficiencies while incorporating technological change into existing services;

     o Access to claim status 24/7;

     o The increase in the volume of vehicles that a repair facility can expect to repair as part of our network;

Customer Service

     Our continued growth will be dependent upon our ability to consistently deliver customer centered service at competitive prices. Our eJusterSuite system is designed to ensure that the claims process flows smoothly and seamlessly. The Company's follow-up on claims assignments helps to ensure that all details of the claim will be verified to our quality standards.

     We have implemented a "Customer Service Professional" certification as part of our Associate Development Program to ensure that our employees are fully trained in the latest in customer service techniques and to help us in attaining our objective of becoming known as one of the best customer service organizations in the industry.

Employees

     As of April 30, 2004, eAutoclaims, Inc. had 71 full-time employees. There is no union contract relating to any of our employees nor does the Company anticipate there to be unionization of its employees. We believe that our relationship with our employees is generally good.

INTELLECTUAL PROPERTY

     We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. These include confidentiality, invention assignment and nondisclosure agreements with our employees, contractors, suppliers and strategic partners. The confidentiality and nondisclosure agreements with employees, contractors and suppliers are in perpetuity. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. In addition, we intend to pursue the registration of our trademarks and service marks in the U.S.

     We have filed for and have been granted the fictitious name EAUTOCLAIMS in the State of Florida. We also own seventy-four (74) URL Internet domain names, including Premier Express Claims.com and eAutoFleet.com. We maintain a website located at www.eautoclaims.com. We are not incorporating by reference any information on our website and information on our website should not be considered part of this prospectus.

     On January 19, 2001, we were notified by our trademark counsel that although the trademark examiner did not find any similar or pending marks which would prevent registration of "eAutoclaims.com", she refused registration of this mark on the principal register because the service mark "eAutoclaims.com" is merely descriptive of our service since we combined the letter "e" with the word "Autoclaims". Our trademark counsel has advised us that there is some merit to the trademark examiner's position. Based upon the advice of our trademark counsel, we amended the application for registration on the "supplemental register" which is reserved for those marks which have a descriptive quality, but have not achieved the degree of use or secondary meaning necessary to establish distinctiveness, which is a requirement for registration on the principal register. Our application for registration and the supplemental registration for the mark eAutoclaims.com(R) was granted in October 2001. Registration on the supplemental register is valid for 10 years but does not prevent other parties from use of a similar mark.

     We have pending trademark and service mark applications for eAudit, eAutoclaims, eJusterSuite, Ejuster Transfer and eProperty Suite. Each of these products is in various stages of development. There is no assurance we will be successful in registering these marks. Furthermore, we are exposed to the risk that other parties may claim we infringe their rights on these marks, which could result in us ceasing use of these marks, licensing the marks or becoming involved in costly and protracted litigation. In July 2003, we entered into a Settlement Agreement with IBM regarding the use and scope of the "e" logo/mark which precedes various of our trademarks and service marks. IBM takes the position it is the owner of the "e" logo relating to computer hardware and software and that our use of "e" logo infringed on their rights. The Settlement Agreement allows us to continue using, in a limited fashion, the use of the "e" logo in a manner not objectionable to IBM. We do not believe that the limitations imposed by the IBM Settlement Agreement will adversely affect our business.

     There can be no assurance that other parties will not claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter to royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us, or at all. As a result, any such claim of infringement against us could have a material adverse effect upon our business, results of operations and financial condition.

OPERATIONS AND TECHNOLOGY

     EAutoclaims' flagship product, eJusterSuite, contains the functionality and the ability for client customization that accommodates Fleet, Commercial, and Consumer insurance claims processing markets. eJustersuite has been coded using the philosophy of `code globally, implement locally' to ensure that the features our customers need are available globally and can be implemented locally with the flip of a bit, literally.

     The only requirements for use of our product are that the customer has Microsoft Internet Explorer 5.5 SP2 or higher installed on their system and that they have Internet access. We have a couple of applets that are used for uploading estimate files and optimizing images that act as browser plug-ins. We have no components that operate outside the browser environment that need to be installed on the clients system.

     Behind our flagship product eJusterSuite, resides a complex infrastructure of intranet applications that assist each department in effectively managing the claim processes. EAutoclaims continually refines its operational processes to ensure maximum efficiency. These operational refinements are achieved in part by modification of our internal software applications. eAutoclaims uses programming practices to assist us in the rapid application development process. Based on points of functionality, over 95% of all code used by eAutoclaims and our client to process claims was written internally at our Oldsmar, Florida facility.

     As an additional compliment to our eJusterSuite product, eAutoclaims has both the internal and external ability to take First Notice Of Loss (FNOL) assignments. This functionality allows our backroom system to pre-populate eJusterSuite with all the information needed by the insurance company adjuster. This functionality can also be used by our external customers through the use of our innovative technology called CAsE (Customizable Assignment Entry). With CAsE the client can create their own forms based on a comprehensive collection of data elements.

     The hardware that eAutoclaims operates is highly scalable and reliable. Each aspect of the operation has redundancies built in to ensure high availability of systems by our customers. As of the end of FY2002 we have replaced and upgraded all mission critical servers.

     Security and protection of customer data is also a paramount concern for our enterprise. We have in place Intrusion Detection Systems (IDS) that alert us to attempts to breach our security. We vigorously keep our operating systems updated with the most current security patches as well as keep our Antivirus software patterns updated and deployed to all systems within the organization.

     We have diverse data communications circuits that are used to access the Internet. We have circuits terminating in Orlando and circuits terminating in Tampa. This provision of two separate Points of Presence (POP) help ensure no interruption of service should an accidental fiber cut occur. As a backup, eAutoclaims also uses dedicated coaxial cable access to the Tampa POP.

     Our production environment is segregated from our development environment and as a result all code modifications occurs on development platforms. From development all code changes are tested on a staging server that is a replica of production. After successful testing the changes are scheduled for deployment to production. Our version control software tracks all changes and changes are deployed to all customers at the same time. Customers are always notified of changes through a flashing icon on their screens that details any changes in appearance or functionality of the application.

Prevention of Access to Data by Unauthorized Personnel

     Our technology systems are designed to address important security concerns. Only personnel in our Information and Technology Department are allowed access to stored data. Our Information and Technology Department provides indirect access to our clients via controlled program code. Notwithstanding such safeguards and procedures, like with all online systems providers, a successful unauthorized access to sensitive data or a virus attack on systems such as ours is possible. A malicious unauthorized access or effective virus could adversely affect our business Protection from Catastrophic Events

     eAutoclaims takes the following precautions to help assure continuous service in the event of catastrophic events such as fire, water intrusion or loss of power:

     o All data and program code is backed up nightly to a magnetic tape. One month of historical data is maintained with the previous weeks backups stored in an off site location that is rated as a Category 5 Shelter.

     o An additional copy of historical data is stored on a development server outside of the production server area nightly to provide further redundancy protection.

     o Our Network Operation Center is separately housed within the facility and has a dedicated power supply and air-handling unit.

     o All units are on UPS (Uninterruptible Power Supplies) in the event of a momentary loss of power. Our fire suppression system is computer friendly.

     o We have a diesel powered backup generator that will keep us up and running for a minimum of three days in case the power were to fail for any reason. Assuming we have access to additional diesel fuel, it will keep us running indefinitely.

     o We have redundant Internet circuits with separate fiber paths to our building

     Notwithstanding these precautions, a catastrophic event could interrupt our service for a substantial period of time, which would adversely affect our business prospects.

     We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our Web site and services. Rapidly changing technology, evolving industry standards, and changing customer demands characterize the market in which we compete. Accordingly, our future success will depend on our ability to:

     o Adapt to rapidly changing technologies;

     o Adapt our services to evolving industry standards;

     o Continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace.

     Our failure to adapt to such changes would have a material adverse effect on our business, results of operations and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. This could have a material adverse effect on our business, results of operations and financial condition.


GOVERNMENTAL REGULATION

     From time to time we receive inquiries from state regulators relating to licensing and qualification requirements as an insurance claims adjuster, appraiser or legality of a direct repair network under the laws of that particular jurisdiction. We also received inquiries regarding compliance with steering laws of certain jurisdictions. To date, we have been successful in either demonstrating to the appropriate state regulators that we do not violate the jurisdiction laws, that qualification is not required or we have agreed to register certain of our personnel or the entity, as appropriate, as a licensed insurance claims adjuster in that jurisdiction.

     Certain jurisdictions could adopt laws directed at the auto insurance industry, which could affect our business in an unforeseen and adverse manner. Several states have pending or proposed legislation which, if adopted, could adversely affect our business model. To date, industry trade associations have been successful in preventing the passage of unfavorable legislation.

     It is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated actions against online service providers regarding the manner in which personal information regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are incorporated in Nevada and are currently only required to be qualified as a foreign corporation authorized to do business in the State of Florida because our offices and employees are located in Oldsmar, Florida. Changes in the laws affecting the Internet or the automobile insurance repair industry may require us to quality in additional jurisdictions. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

PROPERTIES

     Our corporate headquarters are located at 110 East Douglas Road, Oldsmar, Florida 33467. Monthly rent of approximately $16,900 terminates on November 30, 2006. The monthly rent increases annually until it reaches approximately $19,000 per month in the year ended November 30, 2006. We have the option to renew the lease for two additional years after the initial five-year term. On or after December 31, 2004, we also have the right to purchase the entire facility, totaling 62,000 square feet, with the associated land for $2,950,000. We issued 45,956 shares of our Common Stock to the landlord of this lease with registration rights to obtain the purchase option.

     We believe that the facilities are well maintained, are in substantial compliance with environmental laws and regulations, and are adequately covered by insurance. We also believe that these leased facilities are not unique and could be replaced, if necessary, at the end of the term of the existing lease.

LEGAL PROCEEDINGS

     We are currently not involved in any legal proceedings which are considered material.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following table sets forth certain information with respect to our executive officers and directors as of May 1, 2004.

  Name                         Age   Position
  --------------               ---   ------------------------

  Eric Seidel                  40    Chief Executive Officer,
                                     President and Director

  Scott Moore                  42    Chief Financial Officer

  Stacey Adams                 32    Sr. VP of Operations

  Dave Mattingly               46    Chief Information Officer

  Reed Mattingly               34    Executive Vice President

  Jeffrey D. Dickson           61    Chairman of the Board of Directors

  Christopher Korge            49    Director

  Nicholas D. Trbovich, Jr.    44    Director

     Because we are a small company, we are currently dependent on the efforts of a limited number of management personnel. We believe that, given the development stage of our business and the large amount of responsibility being placed on each member of our management team, the loss of the services of any member of this team at the present time would harm our business. Each member of our management team supervises the operation and growth of one or more integral parts of our business.

     The Chief Executive Officer/President is elected and can be removed by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term.

Business Experience of Executive Officers and Directors

     Eric Seidel has been a director and our chief executive officer and president since June 1, 2000. From January 1, 2000 through May 31, 2000, Mr. Seidel was the chief executive officer and president of eAutoclaims, Inc., which was privately held Delaware corporation, which merged with us. From September 1997 through December 1999, Mr. Seidel was employed as a senior executive officer of First American AMO. From August 1995 through June 1997, Mr. Seidel was a senior executive at Salex Corporation; a fleet management company serving Fortune 500 companies, where, among other responsibilities he was responsible for insurance company services. Mr. Seidel is a past president of the U.S. Junior Chamber of Commerce.

     Reed Mattingly, Executive Vice President. Mr. Mattingly was formerly the Chief Operating Officer of eAutoclaims and VP Premier Express Claims prior to its acquisition by eAutoclaims.com in July of 2000. He has 13 years of experience in the automotive insurance services business. Mr. Mattingly currently leads our sales and marketing teams. Mr. Mattingly is responsible for growth in revenue from new and existing clients through the effective marketing and sales of existing eAutoclaims applications and services as well as identification and development of alternative revenue generating opportunities. In the previous position of COO for eAutoclaims.com, he was instrumental in increasing revenue from approximately 15 million to over 30 million in revenues by working directly with national accounts and consistently providing excellent service to clients. He has also built and managed a 24-hour/7 day national claim reporting call center. Companies under his management have been known for a "high-tech, high-touch" approach to personalized customer service. He earned a degree in Business Management from the University of South Carolina.

     Scott Moore, CPA became our Chief Financial Officer on September 11, 2000. Mr. Moore is responsible for the internal and external financial reporting of the Company as well as providing financial insights into business operations. Mr. Moore was previously a partner in the accounting firm of Harper Van Scoik & Company in Clearwater, Florida for approximately 3 years and served as the technical review and quality control partner for the accounting and auditing practice of the firm. Mr. Moore was with the firm for a total of 12 years. Prior to that time Mr. Moore was a senior accountant with Deloitte Haskins & Sells.

     David Mattingly became our Chief Information Officer in June 2002. He had previously held the position of VP IT at eAutoclaims since March of 2001. Mr. Mattingly is responsible for developing new products and keeping the Company's technology on the `cutting edge.' He oversees and manages all eAutoclaims technology projects, inclusive of projects in both Network Administration and Programming departments. Mr. Mattingly also develops and maintains internal intranet applications and processes that form the `backroom' for claim processing. Mr. Mattingly has been in the Computer Technology field for over 22 years. He earned a BS Degree in Electronic Engineering Technology from the State University of New York during his seven-year tour with the United States Air Force. Mr. Mattingly has several other Computer Technology & Engineering degrees and is currently enrolled in Devry University's Keller Graduate School of Management MBA program with a concentration in Information Systems Management.

     Stacey Adams, Sr. Vice President Operations. Ms. Adams has been with eAutoclaims since its inception in December 1999. She is formerly the Operations Manager of the Royal Care Division. She has over 5 years experience in the insurance and technology industries. Prior to eAutoclaims Ms. Adams was with a Senior Customer Account Representative/Account Executive with NetWireless from April 1998 to February 1999, where she provided technical support and marketing support for the customers and sales team. Stacey has earned a bachelor's in communications from Arizona State University and carries agents license in Property & Casualty Insurance.

     Jeffrey D. Dickson has been a director and the chairman of our board of directors since June 2000. From May 1997 through November 1999, Mr. Dickson was the president and chief executive officer of First American AMO. From February 1995 through May 1997, Mr. Dickson was the president and chief operating officer of Salex Corporation. Mr. Dickson has served as an executive vice president of the American Bankers Insurance Group and president of Interloc Corp. Mr. Dickson was awarded a Masters of Business Administration degree from Harvard University in 1979.

     Christopher Korge has been a director since June 2000. He is the managing partner at the law firm of Korge & Korge, P.A. in Miami, Florida. He received his J.D. degree from Temple School of Law in 1981 and B.S. in Business Administration, from the University of Florida, in 1977. Mr. Korge's firm represents numerous Fortune 500 corporations. Mr. Korge serves on numerous boards of directors and is a major shareholder in various companies including two housing development companies, and one E commerce company, Intune Group. He is Chairman of Intune. Mr. Korge is Finance Vice Chairman of the Democratic National Committee. He is past Co-Chair of the Democratic National Committee Business Council.

     Nicholas D. Trbovich, Jr., has been a director of eAutoclaims since June 2000. He is a director and vice president of AMEX-listed Servotronics, Inc., President of TSV ELMA, Inc. and TSV Franklinville, Inc. (Servotronics development subsidiaries), Chairman and CEO of Queen Cutlery and CEO and President of Ontario Knife Company, (the U.S. Military's largest supplier of edged tools and survival knives). He is founder and owner of Aero, Inc., A fabrication of hot forged metal products.

Other Key Employees

     In addition to the individuals identified above as "Executive Officers", the following individuals are considered key employees and certain information with respect to these key employees is described below:

     John Prozinski, Vice President Business Development. Mr. Prozinski joined eAutoclaims in August 1998. During his time with eAutoclaims he has also held positions as Regional Sales Manager, National Body Shop Manager, and Director of Consumer Products. In March of 2002 he was promoted to the Vice President of Business Development. From August of 1995 through August of 1998 Mr. Prozinski was a regional sales manager for Ashland, Inc. covering North American and Canadian. He holds a bachelor's degree from St. John's University and is a past president of the United States Junior Chamber of Commerce.

     Larry C. Colton, Controller. Mr. Colton joined eAutoclaims in December 2000. He has over 25 years experience in accounting and finance, having held a variety of positions in several industries. Between December 1997 and December 2000, Mr. Colton was Vice President of an asset management division of Sky Financial Group. He holds a bachelor's degree from Elmhurst College and a Masters of Business Administration degree from Northern Illinois University.

     Mike Probyn, Operations General Manager. Mr. Probyn has been with eAutoclaims for 3 years and is currently serving as our Operations General Manager overseeing the Auditing, Claims and Vendor departments. He formerly served as the Regional Vendor Manager and National Vendor Manager. Prior to working for eAutoclaims, Mr. Probyn was Co-Owner of a Pest Control Company for over 15 years and also Past President of the Florida Junior Chamber of Commerce.

     Ryan Blade, Vice President Information Technology. Mr. Blade joined eAutoclaims in September 2000. He has served as a Technical Support Specialist, a programmer and an IT Department Manager. He was promoted to Vice President Information Technology in May 2003 and oversees the IT Support, Programming and Network Administration departments. Formerly he served thirteen years in the United States Army.

Election

     The Company's Bylaws fix the size of the Board of Directors at no fewer than three and no more than nine members, to be elected annually by a plurality of the votes cast by the holders of Common Stock, and to serve until the next annual meeting of stockholders and until their successors have been elected or until their earlier resignation or removal. Currently there are four Committees of the Board of Directors.

     Our Board of Directors held seven (7) meetings during the fiscal year ended July 31, 2003. Each of our directors attended at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2003, and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served during fiscal 2003.

Audit Committee

     The Audit Committee, which held four meetings during fiscal 2003 to review the three 10QSBs and one 10KSB, acts on behalf of the Board to oversee all material aspects of the Company's reporting, control and audit functions. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of the business/financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. In addition, the Audit Committee reviews the adequacy of internal account, financial and operating controls and reviews the Company's financial reporting compliance procedures. During fiscal 2003 Mr. Dickson was Chairman of the Audit Committee. For fiscal 2004 Mr. Korge is Chairman of the Audit Committee and serves with Mr. Trbovich, Jr. and Mr. Dickson. See "Report of the Audit Committee"

Compensation Committee

     The Compensation Committee, which held two meetings during fiscal 2003 to review compensation issues and contracts, administers the Company's Stock Option Plan, establishes the compensation of the Chief Executive Officer and sets policy for compensation of all senior management and directors. The Compensation Committee consists of Mr. Dickson, Mr. Trbovich, Jr. and Mr. Korge. During fiscal 2003, Mr. Dickson served as Chairman of the Compensation Committee. Mr. Trbovich, Jr. became the Compensation Committee Chairperson effective August 1, 2003. See "Board Compensation Committee Report on Executive Compensation."

Nominating Committee

     The Company does not currently have a standing nominating committee of the Board of Directors.

Director Compensation

     During the eleven months ended June 30, 2003, the board members were paid $500 plus expenses for each board meeting they attend in person, and $300 for each board meeting they attend via conference call. Each outside director was entitled to $1,250 worth of Common Stock to be issued on a quarterly basis at the fair market value as of the end of each quarter. For the fiscal year ended July 31, 2003 and 2002, we have issued 55,797 and 35,257 shares, respectively, to our outside directors under this arrangement.

     Outside Directors are also compensated with stock options at various times throughout the year. All these options have an exercise price set at the market value of the stock on the date of the granting of the option. The options have an exercise term of five years and vest after one year. For the six months ended January 31, 2004 two outside directors were issued 12,500 options each on October 31, 2003 and January 31, 2004, at an exercise price of $0.35 and $0.32, respectively. For the fiscal year ended July 31, 2003, two outside Directors received 12,500 options each quarter, which were issued on November 8, 2002, January 31, 2003, April 30, 2003 and July 31, 2003 at an exercise prices of $0.23, $0.13, $0.17 and $0.45, respectively, for a total of 100,000 options. For the fiscal year ended July 31, 2002, four directors received 12,500 options on both October 31, 2001 and January 31, 2002 with exercise prices $0.47 and $0.73 each, and three outside directors received 12,500 options on both April, 30 2002 and July 31, 2002 at an exercise prices of $0.51, $0.36, respectively, for a total of 175,000 options. The outside board members will be issued 12,500 options at the end of each quarter at the market value at the end of each quarter as compensation for their services. All these options are exercisable after one year and have terms of five years.

     Starting July 1, 2003 the directors' compensation was raised to be competitive in the industry. The two outside directors received an annual retainer of $25,000 each. This retainer was paid in stock for the fiscal year beginning August 1, 2003. Additionally, the two outside directors will receive $6,000 per year for attending board meetings and $4,000 per committee per year for attending committee meetings. The committee fee is raised to from $4,000 to $8,000 per committee per year if they are the Chairperson for the committee. If they don't attend one or more committee or board meetings their compensation is reduced accordingly.

Code of Ethics

     The Company has adopted a "Code of Business Conduct and Ethics" that applies to all eAutoclaims employees and Board of Directors, including eAutoclaim's principal executive officer and principal financial officer, or persons performing similar functions. A copy of the Company's Code of Business Conduct and Ethics is available on the Company's website at www.eautoclaims.com. Information contained on the Company's website is not a part of this prospectus.

Copies of the Company's Code of Business Conduct and Ethics will be provided free of charge upon written request to eAutoclaims.com, Inc., 110 East Douglas Road, Oldsmar, Florida 34677, attention: Scott Moore.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of the Forms 3, 4 and 5 filed during fiscal 2003 the registrant reasonably believes, except as described below, that each person who, at any time during the current fiscal year, was a director, officer, beneficial ownership of more than 10% of our Common Stock filed the appropriate form on a timely basis with respect to changes in such owner's beneficial ownership of our Common Stock. Mr. Dickson, our Chairman, was delinquent in filing Form 4s related to the acquisition of 7,954 common shares which occurred on or about September 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows the compensation paid or accrued by us for the fiscal years ended July 31, 2003, 2002 and 2001 to or for the account of our Officers that exceed $100,000.

                                                                                         Long-Term Compensation
                                    Annual Compensation                         Awards                    Payouts
----------------------------- ---------- ------------ ---------- --------------- ------------ -------------- ---------- ------------
                                                                                                             Long-Term
----------------------------                                         Other       Restricted    Securities    Incentive      All
                               Fiscal                                Annual         Stock      Underlying      Plan        Other
Name   of    Individual    &    Year       Salary       Bonus     Compensation     Awards     Options/SARs    Payouts   Compensation
Principal Position                                                    (1)
----------------------------- ---------- ------------ ---------- --------------- ------------ -------------- ---------- ------------
----------------------------- ---------- ------------ ---------- --------------- ------------ -------------- ---------- ------------

Eric Seidel                     2001      $162,835       -0-          -0-            -0-        1,080,000       -0-         -0-
President and                   2002      $249,398     $37,500      $76,311          -0-          182,870       -0-         -0-
Chief Executive Officer         2003      $242,402     $37,500        -0-            -0-         165,000        -0-         -0-

Scott Moore                     2001      $111,539       -0-          -0-            -0-         222,000        -0-         -0-
Chief Financial Officer         2002      $130,726       -0-          -0-            -0-         106,250        -0-         -0-
                                2003      $131,424       -0-          -0-            -0-         80,000         -0-         -0-

Randy Wright (2)                2001      $118,038       -0-          -0-            -0-         120,000        -0-         -0-
Chief Development Officer       2002      $123,718       -0-          -0-            -0-         102,778        -0-         -0-
                                2003       $95,556       -0-          -0-            -0-         30,000         -0-         -0-

Gaver Powers (3)                2001       $98,700       -0-          -0-            -0-         165,000        -0-         -0-
Chief Information Officer       2002      $100,946       -0-          -0-            -0-         99,306         -0-         -0-
                                2003       $45,311       -0-          -0-            -0-           -0-          -0-         -0-

Reed Mattingly                  2001       $95,078       -0-          -0-            -0-         90,000         -0-         -0-
Executive Vice President        2002      $115,932       -0-          -0-            -0-         100,463        -0-         -0-
                                2003      $104,931       -0-          -0-            -0-         30,000         -0-         -0-

Dave Mattingly                  2002      $100,303       -0-          -0-            -0-         66,204         -0-         -0-
Chief Information Officer       2003      $100,185       -0-          -0-            -0-         30,000         -0-         -0-

----------------------------- ---------- ------------ ---------- --------------- ------------ -------------- ---------- ------------

The cost to us of personal benefits, including premiums for life insurance and any other perquisites, to such executives do not exceed 10% of such executive's annual salary and bonus.

(1) Other annual compensation, including cell phones is less than 10% of the officers' salaries and is therefore not disclosed above.
(2)  Mr. Wright resigned in January 2003.
(3)  Mr. Powers' employment ceased in October 2002.

Option/SAR Grants in Last Fiscal Year

---------------------------------------------------------------------------------------------------------------------
                       Percent of Total
                           Number of         Options/SARs
                           Securities          Granted
                           Underlying       to Employees/         Exercise       Fair Market Value
                          Options/SARs        Directors           or Base            At date of            Expiration
Name of Individual        Granted (1)       In Fiscal Year         Price               Grant                  Date
----------------------- ----------------- ------------------- ----------------- --------------------- ----------------

Eric Seidel                  40,000              4.4%              $0.15               $0.15                12/21/07
                             50,000              5.5%              $0.10               $0.10                 4/7/08
                             25,000              2.8%              $0.21               $0.21                5/16/08
                             25,000              2.8%              $0.39               $0.39                6/14/08
                             25,000              2.8%              $0.52               $0.52                7/25/08

Scott Moore                  30,000              3.3%              $0.15               $0.15                12/21/07
                             50,000              5.5%              $0.13               $0.13                4/25/08

Randy Wright                 30,000              3.3%              $0.15               $0.15                12/21/07

Reed Mattingly               30,000              3.3%              $0.15               $0.15                12/21/07

Dave Mattingly               30,000              3.3%              $0.15               $0.15                12/21/07

------------------------------------------------------------------------------------------------- ---------------------

(1) Except as described in the description of Mr. Seidel's employment contract below, each option granted has a term of 5 years, and vests over three years.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table provides information with respect to the named officer concerning exercised and unexercised options in fiscal year ended July 31, 2003.

------------------------- --------------- ------------------ ------------------------------- -------------------------
                                                                  Number of Securities         Value of Unexercised
                                                                 Underlying Unexercised            In-The-Money
                              Shares                                  Options/SARs                 Options/SARs
Name of                    Acquired on          Value            at Fiscal Year End (#)       at Fiscal Year End($)
Individual                 Exercise (#)     Realized (1)       Exercisable/Unexercisable     Exercisable/Unexercisable
                                                                                                       (2)
------------------------- --------------- ------------------ ------------------------------- -------------------------

Eric Seidel                  677,504           $60,200              357,500 / 165,000                  -0-/$37,000
Scott Moore                   81,250           $7,563               139,666 / 187,334                  -0-/$25,000
Randy Wright                  27,778           $3,611               166,666 / 73,334                $9,000/-0-
Gaver Powers                   -0-               -0-                195,973 / 0                    $32,695/-0-
Reed Mattingly                25,463           $3,310               123,334 / 96,666                   -0-/$9,000
Dave Mattingly                25,000           $2,107                63,334 / 76,666                   -0-/$9,000

------------------------------------------------------------------------------------------------------------------------

(1) Value Realized represents the market value of the underlying securities on the exercise date minus the exercise price of such options.
(2) Value Realized represents the market value of the underlying securities on 7/31/03 minus the exercise price of such options.


Employment Contracts and Other Arrangements

         Eric Seidel, President and Chief Executive Officer. On March 27, 2003, the Board of Directors approved an Amended and Restated Employment Agreement with Mr. Seidel. Mr. Seidel agreed to a salary reduction from his last contract in order to assist the Company in meeting it's financial goals. His previous agreement specified a salary of $250,000. His new two (2) year agreement specifies an annual base salary of $185,000, effective February 1, 2003 through December 31, 2003. From January 1, 2004 through February 1, 2005, his minimum annual base salary will be $200,000. Mr. Seidel receives bonuses equal to 3% of the Company's earnings before interest, taxes, depreciation and amortization as defined by generally accepted accounting principles (GAAP). Mr. Seidel may elect to receive part or his entire bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Each month that the Company is profitable on a GAAP basis, he also has the right to receive options to purchase

25,000 shares of our Common Stock, with a term of five years at a strike price equal to the stock's fair market value at the date of granting. These options vest over the remaining life of his contract. He continues his entitlement to reimbursement of ordinary, necessary and reasonable business expenses incurred in connection with his services and to participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverage and other benefits afforded our employees. He is entitled to a $750 per month automobile allowance and $1,000 of personal allowances. He is entitled to 299% of his current base salary if he loses his position, unless he is terminated for cause. Mr. Seidel took a 15% pay cut starting April 19, 2004 until the Company shows a monthly profit of at least $50,000.

         Reed Mattingly, Executive Vice President - Sales. We entered into an employment agreement with Reed Mattingly effective May 1, 2003. The agreement has a term of two (2) years. Under this agreement, Mr. Mattingly is entitled to an annual base salary of $110,000 through April 30, 2004, and then $115,500 through April 30, 2005. Mr. Mattingly is entitled to bonus compensation as determined by the Company. Mr. Mattingly may elect to receive all or part of his bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Mr. Mattingly is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services and may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. He is entitled to a $700 per month automobile allowance. During the term of his agreement and for a period of two (2) years after termination of his agreement, Mr. Mattingly is subject to a non-competition and restrictive covenant with us. Mr. Mattingly took a 15% pay cut starting April 19, 2004 until the Company shows a monthly profit of at least $50,000.

         M. Scott Moore, Chief Financial Officer. In March 2003, we entered into an employment agreement with M. Scott Moore, our Chief Financial Officer. This agreement has a term of two (2) years beginning May 1, 2003. Under this agreement, Mr. Moore is entitled to an annual base salary of $135,000 through April 30, 2004, and $144,445 through April 30, 2005. Mr. Moore is entitled to bonus compensation as determined by the Company. Mr. Moore may elect to receive all or part of his bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Mr. Moore is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services and may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. He is entitled to an automobile allowance of $400 per month during the term of his agreement. Mr. Moore was issued options to purchase 50,000 shares of our Common Stock at $0.13 per share, which was the fair market value of the closing price of our shares as of the date of his agreement. These options vest in 1/3 installments over each year of employment and have a maximum exercise period of 5 years. All his options vest if the contract is not renewed or there is a change in control of the Company. If we elect not to renew this agreement, then he is entitled to nine (9) months severance pay at his then current base salary. Mr. Moore has agreed not to compete with us during the term of this agreement and for a period of two (2) years after termination of this agreement. Mr. Moore took a 15% pay cut starting April 19, 2004 until the Company shows a monthly profit of at least $50,000.

         David Mattingly, Chief Information Officer. We entered into an employment agreement with David Mattingly, our Chief Information Officer. This agreement was effective May 1, 2003, and has a term of two (2) years. Under this agreement, Mr. Mattingly is entitled to an annual base salary of $105,000 through April 30, 2004, and then $110,250 through April 30, 2005. Mr. Mattingly is entitled to bonus compensation as determined by the Company. Mr. Mattingly may elect to receive all or part of his bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Mr. Mattingly is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services and may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. He is entitled to a $400 per month automobile allowance. During the term of his agreement and for a period of two
(2) years after termination of his agreement, Mr. Mattingly is subject to a non-competition and restrictive covenant with us. Mr. Mattingly took a 15% pay cut starting April 19, 2004 until the Company shows a monthly profit of at least $50,000.

         Stacey Adams, Senior Vice President - Operations. We entered into an employment agreement with Stacey Adams. Ms. Adams, our Senior Vice President in charge of operations. This agreement was effective May 1, 2003, and has a term of two (2) years. Under this agreement, Ms. Adams is entitled to an annual base salary of $75,000 through April 30, 2004, and then $78,750 through April 30, 2005. Ms. Adams is entitled to bonus compensation as determined by the Company. Ms. Adams may elect to receive all or part of her bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Ms. Adams is entitled to reimbursement for ordinary, necessary and reasonable business expenses in connection with his services and may participate in any retirement, medical, dental, welfare and stock options plans, life and disability insurance coverages and other benefits afforded our employees. She is entitled to a $400 per month automobile allowance. During the term of her agreement and for a period of two (2) years after termination of his agreement, Ms. Adams is subject to a non-competition and restrictive covenant with us. Ms. Adams took a 15% pay cut starting April 19, 2004 until the Company shows a monthly profit of at least $50,000.

Change of Control Shares

         On March 27, 2003, as part of an employee and board member retention program the Board of Directors voted to grant certain employees (Mr. Seidel is not entitled to participate in the employee retention program) a total of 2,000,000 shares of our Common Stock or equivalent consideration thereof and the current and future board members 1,000,000 common shares if there is a change in control of greater than 50% ownership of the Company or a sale of all or substantially all it's assets. Only those employees and board members employed or on the board at the time of the change will participate in the compensation.

Board Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors administers our Chief Executive Officer's compensation package. The committee reviews, recommends and approves changes to our compensation policies and programs, makes recommendations to the Board of Directors as to the amount and form of executive officer compensation, and administers our stock option plans.

         General Compensation Philosophy. Our compensation programs are designed to directly align compensation with our performance and increases in stockholder value as measured by our stock price and to enable us to attract, retain and reward executives and employees needed to accomplish our goals. The committee believes that executive pay should be linked to our overall performance. Therefore, we provide an executive compensation program, which includes base pay, long-term incentive opportunities through the use of stock options, shares and, in some cases, cash bonuses.

         The Compensation Committee is currently evaluating and studying the level of equity participation by our employees and executives. The Compensation Committee feels strongly that our employees and executives must have a greater equity stake in order to more closely align the interest of our employees and executives with our stockholders. Therefore, it is the intent of the Compensation Committee to recommend that our executives and employees be issued significantly more shares of our stock and options in the near future. It is anticipated that any such issuance of our additional equity to employees and executives will be performance based, and tied to the market value of our Common Stock.

         Base Salary. Base salary is designed primarily to be competitive with base salary levels in effect at high technology companies of comparable size and with which we compete for executive personnel. Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at comparable companies. Salaries for executive officers were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as salaries for similar positions at comparable companies.

         Cash Performance Awards. Management believes that cash performance awards, such as bonuses, should be tied to achievement of performance goals established by the committee. On June 2, 2003 the board approved a bonus plan based on achieve certain levels of profitability. If the management team achieves earnings per share of $0.01 to $0.10 per share then eight senior managers will split a total bonus pool ranging from $10,000 to $100,000 based on the level of profitability. The computation was tied to profitability to directly tie the employee bonuses to goals that will enhance shareholder value.

         Stock Options. In order to link the interests of our stockholders and senior management, we issue stock options. We believe that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to operate a successful business. Stock options generally have value for executive officers only if the price of our Common Stock increases above the fair market value of a share of Common Stock on the grant date and the officer remains in our employ for the period required for the options granted to such person to vest.

         The number of shares subject to stock options granted is within the discretion of the Compensation Committee. In determining the size of stock option grants, the Compensation Committee considers the officer's responsibilities, the expected future contribution of the officer to the Company's performance and the number of shares, which continue to be subject to vesting under outstanding options. For 2003, options were granted to the executive officers based on their positions and a subjective assessment of individual performances. Stock options typically have been granted to executive officers when the executive first joins the Company. At the discretion of the Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's Common Stock.

     Compensation for the Chief Executive Officer. Mr. Seidel's base salary for the year 2003 was determined by the employment agreement we assumed with Mr. Seidel. The Compensation Committee believes that the employment agreement terms are in a manner consistent with the factors described above for all executive officers.

     Internal Revenue Code Section 162(m) Limitation. Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. In general, it is the Committee's policy to qualify, to the maximum extent possible, executives' compensation for deductibility under applicable tax laws.

Stock Options

     We established the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan is intended to provide the employees and directors of the Company with an added incentive to continue their services to the Company and to induce them to exert their maximum efforts toward the Company's success. The 1998 Plan provides for the grant of options to directors and employees (including officers) of the Company to purchase up to an aggregate of twenty percent (20%) of the number of shares of Common Stock in the capital of the Company issued and outstanding from time to time less any shares of Common Stock reserved, set aside and made available pursuant to the terms of the Company's employee share purchase plan (the "Share Purchase Plan") and pursuant to any options for services rendered to the Company. The number of shares of Common Stock subject to options granted to any one person under the Plan, the Share Purchase Plan and options for services rendered to the Company may not at any time exceed five percent (5%) of the outstanding shares of Common Stock. The 1998 Plan is currently administered by the Board of Directors. The Board determines, among other things, the persons to be granted options under the 1998 Plan, the number of shares subject to each option and the option price.

     The 1998 Plan allows the Company to grant Non-Qualified Stock Options ("NQSOs") not intended to qualify under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of NQSO's may not be less than the fair market value of the Common Stock on the date of grant. Options may not have a term exceeding ten years. Options are not transferable, except upon the death of the optionee.

     During the fiscal year ended July 31, 2003 we issued 808,000 options to employees in accordance with the 1998 Plan. In addition, 100,000 options were granted to board members. During the nine months ended April 30, 2004 the Company issued 367,500 options to employees in accordance with the 1998 Plan. In addition 2,020,000 penny options were granted to employees as a performance bonus in executing the contract with ADP claims services and 72,767 penny options were issued to middle management personnel as alternative compensation when salary cuts were announced. The Board members were issued 75,000 options in accordance with the Board compensation plan and 75,000 options were issued to the President and CEO in accordance with his compensation agreement.

     Except for the penny options, all of these options are subject to vesting and are exercised at the current market price of our stock as of the date of issuance. We have the right to increase the total amount of options, which may be issued so long as total outstanding options do not exceed 15% of the number of our fully diluted outstanding shares of Common Stock. Furthermore, in lieu of paying cash bonuses, the employees may be issued shares of our Common Stock at the then fair market value in an amount not to exceed 50% of that employee's base salary. All of the options we have issued are subject to immediate vesting and are exercisable in the event of a change of control, which is defined as a sale of substantially all of our assets or a merger in which we are not the surviving entity.

         As of April 30, 2004, we have issued, or reserved for issuance, 10,283,417 shares of our Common Stock relating to outstanding options and warrants which are categorized as follows:

 Options issued to Directors                             1,282,500 (1)

 Options issued to Chief Executive Officer               1,597,500 (2)

 Options issued in connection with acquisition of PEC      130,000 (3)

 Options issued to Employees                             3,823,603 (4)

 Options issued to Consultants                              31,429 (5)

 Options Outstanding prior to eAutoclaims.com merger         4,000

 Warrants relating to debentures                         2,150,000 (6)

 Warrants relating to private placement                    220,000 (7)

 Purchaser's Warrants                                      780,000 (8)

 Agent's Warrants                                          264,385 (9)
                                                       ----------

                                      Total             10,283,417 (10)
                                                       ===========

(1) The options issued to our directors have strike prices ranging from $0.01 to $2.00 and are exercisable through April 9, 2011. See "Directors and Executive Officers-Directors Compensation".

(2)  Mr. Seidel currently owns the following options with the following terms:

                             Strike             Number     Expiration
           # of Options      Price              Vested        Date
           -----------      -------            -------  ---------------

             32,500          $2.00              32,500     04/24/05
            100,000          $1.22             100,000     12/04/05
             40,000          $1.01              40,000     01/10/06
             40,000          $2.00              40,000     02/02/06
             20,000          $1.26              20,000     03/02/06
             50,000          $0.69              50,000     09/18/06
             75,000          $0.55              75,000     03/27/07
             40,000          $0.15              13,333     12/21/07
             50,000          $0.10              25,000     04/07/08
             25,000          $0.21              12,500     05/16/08
             25,000          $0.39              12,500     06/15/08
             25,000          $0.52              12,500     07/25/08
             50,000          $0.32              25,000     08/29/08
             25,000          $0.35              12,500     11/01/08
          1,000,000          $0.01           1,000,000     03/10/14
          ---------                         ----------
          1,597,500                          1,470,833
          =========                         ==========

     During fiscal year ended July 31, 2003, Mr. Seidel exercised 691,504 options at a strike price of $.01. See "Executive Compensation" and "Directors and Executive Officers - Employment Contracts and Other Matters".

(3) 65,000 options immediately exercisable at $2.00 per share were issued to each of Randall K. Wright and Reed Mattingly. See "Executive Compensation Employment Contracts and Other Matters".

(4) Represents options issued to our employees at exercise prices ranging from $0.01 to $3.38. 2,831,176 shares of these options are currently exercisable. The remaining options vest over a three year term.

(5) 21,429 options were given to a public relations consultant with an exercise price of $0.49 per share. The other 10,000 options were given to a sales consultant with an exercise price of $0.01 per share and a term of ten years.

(6) Represents warrants issued to the agents of the debenture investors, exercisable at a price range of $0.20 to $0.63 per share, with a term of 5 to 10 years.

(7) Represents warrants issued to purchasers of commons stock on June 17, 2002 with an exercise price of $0.75 per share, with a term of 5 years.

(8) Represents warrants issued to the purchasers of our Series A Preferred Stock. Of these warrants, 150,000 are exercisable at $3.00; 465,000 are exercisable at $0.70; 90,000 exercisable at $3.33; and 75,000 are exercisable at $2.60. See "Market for Common Equity and Related Stockholder Matters - Preferred Stock and Related Warrants".

(9) Represents warrants issued to Thomson Kernaghan and Greenfield Investments, as Agents, exercisable at $4.50, except for 76,220 warrants, which are exercisable at $0.70. See "Market for Common Equity and Related Stockholder Matters - Preferred Stock and Related Warrants".

(10) Excludes 1,580,400 shares issuable upon conversion of the placement agent warrants and 10,111,572 issuable upon exercise of common stock purchaser warrants given to purchaser of units in the March through May 2004 private placement.

The following table sets forth information with respect to our Common Stock that may be issued upon the exercise of outstanding options, warrants, and rights to purchase shares of our Common Stock as of April 30, 2004.

                                                                              (c)
                                                                     Number of Securities
                     Number of Securities        (b)               Remaining Available for
                       To be Issued Upon   Weighted Average       Future Issuance Under
                         Exercised of      Exercise Price of      Equity Compensation Plan
                     Outstanding Options,  Outstanding Options,     (Excluding Securities
Plan Category        Warrants, and Rights  Warrants, and Rights   Reflected in Column (a))
-------------        --------------------- --------------------------------------------

Equity Compensation
 Plans Approved by
 Stockholders (1)          2,870,516             $0.81                  780,405

Equity Compensation
 Plans Not Approved by
 Stockholders (2) (3)      6,994,516             $0.11                      N/A
                           ---------

                  Total    9,865,032             $0.31
                           =========

 __________________________
---------------------------

   (1) Includes options issued to our Chairman of the Board at $.01, and options issued to employees.
   (2) Includes 3,000,000 shares that may be issued in connection with a change of control,
   (3) Exclude 3,418,385 warrants issued to investors in connection with capital raising transactions not approved by our stockholders.
   (4) Based on a Board of Directors imposed limit of 15%, not the 20% shown in the approved plan.

                          CERTAIN TRANSACTIONS

     In connection with the eAutoclaims (Del.) merger, we assumed obligations under a Consulting Agreement with Jeffrey D. Dickson. This agreement was effective December 1, 1999 and is renewable on an annual basis. Mr. Dickson has agreed to provide Mr. Seidel, our Chief Executive Officer, day-to-day advisory services concerning management, capitalization, corporate structure, organizational, industrial and regulatory issues. Mr. Dickson is currently the Chairman of our Board of Directors.

     In consideration for these consulting services Mr. Dickson is entitled to an annual consulting fee of $100,000, payable every two (2) weeks. In addition, Mr. Dickson is entitled to a non-interest bearing $126,500 line of credit that was originally established in fiscal year 2000. As of July 31, 2003, $78,431 was outstanding under this arrangement, after $30,000 of service credits as described above. Mr. Dickson spends a substantial amount of his time dealing with administrative matters, investor relations and public relations, thereby freeing Mr. Seidel's time to focus on sales and marketing. The Company and Mr. Dickson have agreed that $3,000 per month of his consulting fee will be withheld by the Company and used to reduce the outstanding balance under the line of credit. No further borrowings may be made under this line of credit.

     We have entered into employment agreements with all of our senior management. For description of these employment agreements and related rights to our stock options, see "Executive Compensation - Employment Contracts and Other Arrangements."

     In fiscal year ended 2003 and 2002, we issued 412,521 and 234,277 shares, respectively, of our Common Stock to Michael T. Cronin, Esq., who is a partner in the law firm which serves as our corporate and securities counsel, in consideration for $118,525 and $105,040 of his services charged at normal hourly rates. All other charges incurred by us for other employees of his firm are paid in cash. As of July 31, 2003, all these common shares have been earned.

     Christopher Korge, one of our directors, purchased $300,000 of convertible debentures in July, 2001. Upon the September 30, 2001 maturity date, we converted the $300,000 face amount of debentures acquired by Mr. Korge into 476,190 shares of our Common Stock (a $0.63 conversion price). In consideration for Mr. Korge's purchasing and facilitating the placement of these debentures, we have agreed to issue Mr. Korge, or his assigns, warrants to acquired 1,000,000 shares of our Common Stock and Mr. Seidel's broker-in-law warrants to acquire 150,000 shares of our Common Stock, both at an exercise price of $0.63 per share. We adjusted the exercise price of Mr. Korge's warrants to $.315 in connection with Mr. Korge's recent purchase of a $250,000 convertible note.

     In connection with the issuance of shares of our Common Stock in August 2003, Mr. Korge acquired 107,527 shares at a fixed price of $.279 per share. In addition, the broker-in-law of Mr. Seidel, our CEO, acquired 35,842 shares at a fixed price of $.279.

     Mr. Korge also invested $250,000 on April 23, 2004 in exchange for an eight percent (8%) convertible note. This note is convertible at 70% of the average of the closing bid price of our Common Stock for the ten (10) trading days immediately proceeding the conversion date. This note matures on October 14, 2004, unless previously converted into shares of our Common Stock. This note has a floor value, which guaranties a return of equity of at least 110% of the principal amount of note so converted. 1,000,000 shares being registered herein is a good faith estimate of the number of common shares that we have reserved underlying the conversion right of this note, based upon the note conversion formulae.

     In connection with this investment, we also agreed to issue Mr. Korge warrants to acquire 1,000,000 shares of our Common Stock at an exercise price of $.20 per share. In addition, we agreed to re-price warrants to acquire up to 1,000,000 shares of Common Stock held by Mr. Korge from an existing exercise price of $.63 per share to an exercise price equal to $.315, which was 90% of the closing bid price as of this funding date. We agreed to grant Mr. Korge registration rights in connection with the shares underlying his note and warrants. In addition, Mr. Korge is entitled to full ratchet anti-dilution protection.

                             PRINCIPAL STOCKHOLDERS

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information with respect to the beneficial ownership of our Common Stock as of April 30, 2004, by:

  o  each person who we know beneficially owns more than 5% of our Common Stock;
  o each of our directors and each individual who serve as our named executive officers individually; and
  o  all of our directors and executive officers as a group.

                                            Amount and Nature
  Name and Address of                           of Beneficial       Percentage
  Beneficial Owner (1)                           Ownership            (2)(16)
--------------------------------------------------------------------------------

  Eric Seidel (3)                                 2,555,925             9.90%
  Scott Moore (4)                                   481,417             1,95%
  Reed Mattingly (5)                                630,164             2.55%
  Dave Mattingly (6)                                269,537             1.10%
  Stacey Adams (7)                                  221,135             0.90%
  Jeffrey D. Dickson (8)                          1,153,550             4.56%
  Nicholas D. Trbovich, Jr. (9)                     309,219             1.26%
  Christopher Korge (10)                          3,902,042            14.20%
  Canadian Advantage Limited
   Partnership   (11)                             2,991,504            12.29%
  Advantage (Bermuda) Fund, Ltd. (12)             1,137,330             4.67%
  Pintura (13)                                    1,433,692             5.89%
   Entrade, Inc. (14)                             1,315,680             5.41%

  Directors and officers
  as a group (8 persons) (15)                     8,522,989            28.11%

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise noted, each such person is deemed to be the beneficial owner of shares of Common Stock held by such person on April 30, 2004, and any shares of Common Stock which such person has the right to acquire pursuant to securities exercisable or exchangeable for, or convertible into, Common Stock, within 60 days from such date. The address of each beneficial owner is in care of the Company, 110 East Douglas Rd, Oldsmar, Florida 34677.

(2) Based on 24,339,476 shares of Common Stock outstanding at the close of business on April 30, 2004. Excludes: (i) 10,283,417 shares currently issuable pursuant to outstanding options issued under Stock Option Plan;
     (ii) 21,749,289shares being registered hereunder, which include shares issuable upon conversion of a convertible note and exercise of common stock purchase warrants; (iii) 503,165 shares issuable upon exercise of other outstanding warrants; and (iv) shares of our Common Stock issuable upon conversion of our Series A Preferred Stock and outstanding convertible notes.

(3) 400,000 shares of our Common Stock were issued to Mr. Seidel as founder shares. He acquired 12,341 in open market purchases and exercised 777,504 of options granted to him by the company. He subsequently gave up 104,753 in a divorce. This amount also includes vested options to acquire 1,000,000 Common Shares at an exercise price of $.01 and options to acquire 470,833 Common Shares at exercise prices between $0.10 and $2.00. This amount excludes options, which are not vested over the next 60 days, to acquire 126,667 Common Shares at an exercise price of between $0.10 to $0.52 , which vest through February 1, 2005. See "Executive Compensation - Employment Contracts and Other Matters".

(4) This amount represents (i) 1,500 common shares acquired in open market purchase, (ii) options to acquire 150,000 common shares at an exercise price of $.01, and (iii) vested options to acquire up to 248,667 common shares at an exercise price between $0.13 and $2.69. This amount excludes unvested options for 78,333 common shares at exercise prices between $0.13 and $0.69, which vest through April 25, 2006. See "Executive Compensation - Employment Contracts and Other Matters".

(5) Mr. Reed Mattingly's ownership consists of (i) 64,000 of our common shares issued to him in connection with the Premier Express Claims, Inc. merger,
     (ii) the issuance of 125,701 shares in satisfaction of a promissory note plus interest related to the Premier Express Claims, Inc. merger, (iii) the exercise of options to acquire 65,463 shares at an exercise price of $.01,and (iv) options to acquire 200,000 common shares at an exercise price of $.01 and (v) options to acquire up to 175,000 shares at exercise prices between $0.15 to $2.00. This amount excludes unvested options to acquire up to 45,000 common shares at exercise prices of $0.15 to $0.69, which vest through December 21, 2005. See "Executive Compensation".

(6) Mr. Dave Mattingly's ownership consists of (i) 25,000 of our common shares issued to him when he exercised his options at $.01 per share, (ii) 1,500 shares that he purchased on the open market, (iii) options to acquire 150,000 common shares at an exercise price of $.01, (iv) options to acquire up to 103,333 shares at exercise prices between $0.15 and $3.38. This amount excludes unvested options to acquire up to 36,667 common shares at exercise prices of $0.15 to $0.69, which vest through December 21, 2005. See "Executive Compensation".

(7) Ms. Stacey Adams' ownership consists of (i) 5,000 of our common shares issued to her when she exercised her options at $.01 per share, (ii) options to acquire 160,802 common shares at an exercise price of $.01,
     (iii) options to acquire up to 55,333 shares at exercise prices between $0.15 and $3.00. This amount excludes unvested options to acquire up to 29,667 common shares at exercise prices of $0.15 to $0.69, which vest through December 21, 2005. See "Executive Compensation".

(8) Includes160,000 shares of our Common Stock issued to Mr. Dickson as founder shares and 18,550 shares acquired in the open market. Also includes options to acquire up to 900,000 shares of our Common Stock at $0.01 and 75,000 shares at a price between $0.90 and $2.00. See Directors and Executive Officers - Director Compensation".

(9) Mr. Trbovich, Jr.'s ownership consists of (i) 149,639 shares issued to him for his service on the board, (ii) 2,080 shares that he purchased on the open market, (iii) 10,000 shares owned by Mr. Trbovich's wife, of which he disclaims beneficial ownership, and (iv) options to acquire up to 147,500 shares at exercise prices between $0.13 and $1.91. This amount excludes unvested options to acquire up to 50,000 common shares at exercise prices of $0.32 to $0.45, which vest through April 30, 2005. See Directors and Executive Officers - Director Compensation".

(10) Mr. Korge's ownership consists of (i) 488,090 common shares relating to the conversion of $300,000 of our convertible debentures, which matured on September 30, 2001 at a conversion price of $0.63, (ii) 143,925 shares issued to him for his service on the board, (iii) 15,000 shares that he purchased on the open market, (iv) 107,527 shares purchased from the Company in August 2003, (v) warrants to acquire up to 1,000,000 shares of our Common Stock at a conversion price of $0.315 in connection with the issuance of our convertible debentures in 2001, (vi) warrants to acquire up to 1,000,000 shares of our Common Stock at a conversion price of $0.20 in connection with the issuance of our convertible debentures in 2004 (vii) 1,000,000 shares assume to have been converted as a result of the convertible debentures purchased on 4/23/04, and (viii) options to acquire 147,500 shares at exercise prices between $0.13 and $1.91 for services as a director. This amount excludes unvested options to acquire up to 50,000 common shares at exercise prices of $0.13 to $0.45, which vest through April 30, 2005. See Directors and Executive Officers - Director Compensation".

(11) Represents shares received upon the conversion of preferred shares in March 2002 as reported on a Schedule 13D on or about March 26, 2002. John Pennington has investment decision-making authority for this entity. Excludes warrants to acquire up to 403,165 shares of our Common Stock issued as Purchaser and Agent Warrants in connection with the issuance of our Series A. Preferred Stock.

(12) Represents shares received upon the conversion of preferred shares in March 2002 as reported on a Schedule 13D on or about March 26, 2002. John Pennington has investment decision-making authority for this entity. Excludes warrants to acquire up to 503,165 shares of our Common Stock issued as Purchaser and Agent Warrants in connection with the issuance of our Series A Preferred Stock.

(13) Represents shares purchased in a private placement in the fall of 2003.

(14) Represents shares acquired privately in December 2001 as reported on a
     Schedule 13G filed on or about December 13, 2001.

(15) Includes outstanding options and warrants to acquire up to 6,983,968 shares of our Common Stock issued to our officers and directors, which are currently exercisable.

(16) Excludes warrants to acquire 541,220 shares of our Common Stock issuable as Purchaser and Agent Warrants and excludes shares of our Common Stock currently held or relating to the conversion of our Series A Preferred Stock owned by Governor's Road, LLC. David Sims as the director of Navigator Management, which is the general partner of this fund, is the natural person who controls and has investment making decision authority over our securities owned by Governors Road, LLC and its affiliates. Mr. Sims disclaims beneficial ownership of all of these shares. Each of these entities has entered into an agreement which provides that such entity will not acquire any additional shares of our Common Stock in the open market or, convert our Series A Preferred Stock into the Common Stock or exercise warrants if the effect of such a purchase, exercise or conversion would be to increase such entity's equity ownership position above 4.9%. Accordingly, because it is not anticipated that any of these entities will acquire beneficial ownership within the next 60 days of shares of our Common Stock underlying warrants or conversion privileges of our Series A Preferred Stock such amounts are excluded from the above tables.

         *     Less than .1%.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue:

         o        50,000,000 shares of Common Stock,
         o        5,000,000 shares of Preferred Stock, issuable in series.

     As of April 30, 2004, we had approximately 24,339,476 shares of our Common Stock issued and outstanding (exclusive of 9,146,097 shares issued in the March through May 2004 private placement) and 224 shares of Class A Preferred Stock issued and outstanding.

Common Stock

     We are authorized to issue up to 50,000,000 shares of our Common Stock, par value $0.001 per share. The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Preferred Stock and Related Warrants

     Our Board of Directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of our preferred stock, par value $0.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Effective June 27, 2000, we entered into a Securities Purchase Agreement and related agreements relating to the issuance of our Series A Preferred Stock. The following discussion is only a summary of certain of the terms and provisions of the Securities Purchase Agreement, Registration Rights Agreement, Security Agreement, Certificate of Designation for our Series A Preferred Stock, Purchaser's Warrants and Agent's Warrants.

     Each time we issued our Series A Preferred Stock we issued to the purchaser warrants (the "Purchaser's Warrants") to purchase the number of shares of our Common Stock determined by dividing 30% of the dollar amount of our Preferred Stock issued to that purchaser by 130% of the closing bid price of our Common Stock on the day immediately preceding the issuance of our Preferred Stock. We also issued warrants to the Agent (the "Agent's Warrants") equal to 10% of the number of our Common Stock that our Preferred Stock would be convertible into if the Series A Preferred Stock were convertible into our Common Stock, assuming the conversion date was the date the Preferred Stock was issued at an exercise price of $4.50. All Purchaser's Warrants and Agent's Warrants are immediately exercisable, and have five (5) year exercise period.

     During the time period June 2000 through June 2001, we raised a total of $2,289,929 (net of selling commissions and legal fees) from the sale of 520 shares of our Series A Preferred Stock at $5,000 per share. We paid total selling commissions of $260,000 and legal fees of $50,071 in connection with these placements. We issued a total of 780,000 Purchaser Warrants at exercise prices ranging from $1.46 to $3.33 and 264,385 Agent Warrants with an exercise price of $4.50.

     The Series A Preferred Stock carries a cumulative preferred dividend of 8% per annum and a liquidation preference of $5,000 per share. We have the right to redeem the Series A Preferred Stock at a price of $5,500 per share upon giving not less than thirty days prior written notice to holders. Upon receipt of our notice of conversion, a holder of the Series A Preferred Stock may elect to convert the shares into Common Stock at any time prior to the date of redemption as specified in our notice.

     To date, we have issued 6,768,356 shares of our Common Stock to the holders of the Series A Preferred Stock in connection with the conversion of 296 shares of Series A Preferred Stock and the currently outstanding satisfaction of accrued dividends. We currently have 224 shares of Series A Preferred Stock outstanding held by Governor's Road, LLC ("Governor's Road"). In October, 2003, we entered into an agreement with Governor's Road, as the sole holder of our Series A Preferred Stock, which amended and restated in all respects the prior agreements entered into by and between us and the holders of the Series A Preferred Stock. This agreement provides, among other matters, as follows:

         o The conversion price of the Series A Preferred Stock shall equal the greater of $.20 per share or 75% of the average of the closing bid prices for our Common Stock for the 5 lowest trading days out of the 20 consecutive trading days immediately preceding the conversion date.

         o We have the right to redeem the Series A Preferred Stock, in whole or in part, at a price equal to 110% of the purchase price per share plus accrued and unpaid dividends in cash. If we elect to redeem the Series A Preferred Stock, Governor's Road had the right to convert shares of our Series A Preferred Stock, providing the conversion of such shares does not result in Governor's Road owning more than 4.9% of our outstanding shares of our Common Stock, after taking into account the shares to be issued to Governor's Road upon such conversion.

         o We have the right to optionally redeem outstanding Series A Preferred Shares on a monthly basis equal to 110% of the original purchase price per share over a 30 month term, or 8.233 shares of Series A Preferred Stock each month. We are required to increase this ordinary optional monthly redemption if our net income exceeds the following thresholds:

     (a) net income equal to or greater than $150,000 per month - the monthly redemption amount is increased by 25%;

     (b) net income equal to or greater than $200,000 per month - the monthly redemption amount is increased by 50%;

     (c) net income equal to or greater than $300,000 per month - the monthly redemption amount is increased by 100%;

     (d) net income equal to or greater than $400,000 per month - the monthly redemption amount is increased by 150%.

     If we do not make the ordinary monthly optional redemptions, then Governor's Road has the right to convert in each 30-day period, beginning in the first day of each calendar month, at the conversion price then in effect, up to 1/20th (i.e., 5%) of the outstanding preferred shares. In addition, if we fail to make the ordinary optional redemption, then Governor's Road is entitled to certain accelerated conversion privileges if our average daily trading volume is greater than $10,000 and our conversion price exceeds $.75. In such events, Governor's Road is entitled to increase the number of shares that it may convert based upon a formula which increases this amount by 50% if the conversion price is $.75 per share to 300% if the conversion price is at least $1.50 per share, subject to our securities maintaining an average daily dollar value of at least $10,000 in the prior calendar month.

     The October, 2003 Agreement with Governor's Road amended and superseded in significant respects the Securities Purchase Agreement entered into in June, 2000. We are no longer subject to the numerous negative covenants contained in the original Securities Purchase Agreement. The redemption and conversion features were superseded as described above. The Registration Rights Agreement was modified so that Governor's Road only has piggyback rights unless it is otherwise able to sell pursuant to Rule 144(k). In addition, we agreed that the exercise price of all purchaser warrants and agent warrants, issued to

Governor's Road or its affiliate are set of the lower of current existing exercise prices or $.70 per share.

     In the future, our Board of Directors has the authority to issue additional shares of our Preferred Stock in series with rights, designations and preferences as determined by the Board of Directors. When any shares of our Preferred Stock are issued, certain rights of the holders of our Preferred Stock may affect the rights of the holders of Common Stock. The authority of the Board of Directors to issue shares of our Preferred Stock with characteristics which it determines (such as preferential voting, conversion, redemption and liquidation rights) may have a deterrent effect on persons who might wish to make a takeover bid to purchase our shares at a price, which might be attractive to our shareholders. However, the Board of Directors must fulfill its fiduciary obligation to our shareholders in evaluating a takeover bid.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws

     Certain provisions of our certificate of incorporation and bylaws, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Special Meeting of Stockholders

     Our bylaws provided that special meetings of our stockholders may only be called by (1) resolution of the Board or the president or (2) the president or the secretary upon the written request (stating the purpose of the meeting) of a majority of the directors then in office or the holders of a majority of the outstanding shares entitled to vote.

Authorized But Unissued Shares

     The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including public or private offerings to raise capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us, by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification Matters

     Our Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Nevada law. Our Bylaws provide that we shall indemnify to the full extent authorized by law each of our directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling person based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                                 TRANSFER AGENT

     The transfer agent for our Common Stock is Equity Transfer Services, Inc., 120 Adelaide West, Suite 420, Toronto, Ontario, M5H 4C3.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of April 30, 2004, we have 24,339,476 shares of our Common Stock issued and outstanding. If all of the 9,146,097 shares being registered in this Prospectus are issued, we will have 33,485,573 shares issued and outstanding. Of these shares, all of the 9,146,097 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. As of April 30, 2004, approximately 21,882,600 shares are eligible for sale under Rule 144. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act of 1933.

Rule 144

     In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

     o 1% of the number of shares of Common Stock then outstanding (approximately 243,395 shares as of April 30, 2004; or

     o the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     No prediction can be made as to the effect, if any that market sales of the Company's Common Stock, or the availability of the Common Stock for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the Company's Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors - Future sales of our Common Stock may depress our stock price."

                                  LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon by Johnson, Pope, Bokor, Ruppel & Burns, LLP, 911 Chestnut Street, Clearwater, Florida 33756. Michael T. Cronin, a partner in this firm, currently owns 837,013 shares of our Common Stock.

                                     EXPERTS

     Our financial statements for the years ended July 31, 2003, 2002, and 2001 appearing in this Prospectus and registration statement have been audited by Goldstein Golub Kessler LLP, as independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, with respect to the offer, issuance and sale of 21,749,289 shares of our Common Stock. This Prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our Common Stock to be sold in this offering, we make reference to the registration statement.

     You may read and copy all or any portion of the registration statement or any other information, which we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The address for the SEC's public reference room in Washington, D.C. is Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the SEC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free or charge at the SEC's web site at http://www.sec.gov.

EAUTOCLAIMS.COM INC. & SUBSIDIARY
INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS FOR THE YEAR ENDED JULY 31, 2003            Page
                                                                -------

    Report of Independent Registered Public Accounting Firm     F - 2

    Consolidated Financial Statements
       Balance Sheet at July 31, 2003                           F - 3
       Statement of Operations for the Years Ended              F - 4
         July 31, 2003 and 2002
       Statement of Stockholders' Equity (Deficiency)           F - 5
         for the Years Ended July 31, 2003 and 2002
       Statement of Cash Flows for the Years Ended              F - 6
         July 31, 2003 and 2002
       Notes to Consolidated Financial Statements               F - 7


FINANCIAL STATEMENTS FOR THE YEAR ENDED JULY 31, 2002           F - 20

    Report of Independent Registered Public Accounting Firm     F - 21

    Consolidated Financial Statements
       Balance Sheet at July 31, 2002                           F - 22
       Statement of Operations for the Years Ended              F - 23
        July 31, 2002 and 2001
       Statement of Stockholders' Equity (Deficiency)           F - 24
        for the Years Ended July 31, 2002 and 2001
       Statement of Cash Flows for the Years Ended              F - 25
        July 31, 2002 and 2001
       Notes to Consolidated Financial Statements               F - 26


FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JANUARY 31, 2004  F - 38
 (unaudited)

    Consolidated Financial Statements
      Balance Sheet at January 31, 2004                         F - 39
      Statement of Operations for the Six Months                F - 40
        Ended January 31, 2004 and 2003
      Statement of Stockholders' Equity (Deficiency)            F - 41
        for the Six Months Ended January 31, 2004 and 2003
      Statement of Cash Flows for the Six Months Ended          F - 42
        January 31, 2004 and 2003
      Notes to Consolidated Financial Statements                F - 43


FINANCIAL STATEMENT SCHEDULE FOR THE YEARS ENDED
 JULY 31, 2003, 2002 AND 2001

    Report of Independent Registered Public Accounting Firm
       on Financial Statement Schedule                          F - 46
    Schedule II - Valuation and Qualifying Accounts             F - 47

                     EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS

                                 JULY 31, 2003

Report of Independent Registered Public Accounting Firm




To the Board of Directors
eAutoclaims.com, Inc.


We have audited the accompanying consolidated balance sheet of eAutoclaims.com, Inc. and Subsidiary as of July 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standars of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eAutoclaims.com, Inc. and Subsidiary as of July 31, 2003 and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 19, 2003

                                 EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                           CONSOLIDATED BALANCE SHEET
                                                        July 31, 2003
--------------------------------------------------------------------------------
ASSETS

Current Assets:
  Cash                                                      $ 226,161
  Accounts receivable, less allowance for doubtful
    accounts of $242,000                                    1,198,764

  Due from related parties                                    111,821
  Prepaid expenses and other current assets                    52,832
--------------------------------------------------------------------------------
       Total current assets                                 1,589,578

Property and Equipment, net of accumulated
   depreciation of $1,034,701                               1,033,551

Goodwill                                                    1,093,843

Other Assets                                                   40,540

Deferred Income Tax Asset, net of valuation
   allowance of $6,315,000
--------------------------------------------------------------------------------
       Total Assets                                       $ 3,757,512
================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
   Accounts payable and accrued expenses                  $ 6,259,323
   Loan payable - stockholder                                 117,993
   Current portion of capital lease obligation                 33,925
   Convertible debenture, net of unamortized
     discount of $129,122                                     170,878
--------------------------------------------------------------------------------
       Total current liabilities                            6,582,119

Capital Lease Obligation                                       86,325
--------------------------------------------------------------------------------
       Total liabilities                                    6,668,444

Stockholders' Deficiency:
  Convertible preferred stock - $.001 par value; authorized 5,000,000 shares, issued and outstanding 247 shares aggregate liquidation
   preference of $1,235,000                                         1
  Common stock - $.001 par value; authorized
   50,000,000 shares, issued and
   outstanding 22,828,955 shares                               22,829
  Additional paid-in capital                               18,459,225
  Accumulated deficit                                     (21,392,987)
--------------------------------------------------------------------------------
       Stockholders' Deficiency                            (2,910,932)
--------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Deficiency     $ 3,757,512
================================================================================

See Notes to Consolidated Financial Statements


                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                          CONSOLIDATED STATEMENT OF OPERATIONS

   Year Ended July 31                            2003                   2002
--------------------------------------------------------------------------------
Revenue:
  Collision repairs management              $ 29,697,420          $ 28,485,167
  Glass repairs                                  894,485               995,972
  Fleet repairs management                       868,962             1,129,784
  Fees and other revenue                       2,600,205             1,672,440
--------------------------------------------------------------------------------
Total revenue                                 34,061,072            32,283,363

Expenses:
  Claims processing charges                   28,323,741            27,293,568
  Selling, general and administrative          6,418,911             8,114,580
  Depreciation and amortization                  490,935               530,618
  Amortization of beneficial conversion
    feature on convertible debentures and
    fair value of warrants issued in
    connection with debentures                    11,738               555,551
--------------------------------------------------------------------------------
Total expenses                                35,245,325            36,494,317
--------------------------------------------------------------------------------
Net loss                                    $ (1,184,253)         $ (4,210,954)
================================================================================

Adjustment to net loss to compute loss per common share:
          Preferred stock dividends and
          Deduction relating to Series A
           Convertible Preferred Stock          (101,296)             (570,997)
--------------------------------------------------------------------------------
Net loss applicable to common stock         $ (1,285,549)         $ (4,781,951)
================================================================================
Loss per common share - basic and
  diluted                                        $ (0.06)              $ (0.32)
================================================================================

Weighted-average number of common
  shares outstanding-basic and diluted        20,209,634            14,813,549
================================================================================

See Notes to Consolidated Financial Statements

                                                                                                EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
Years ended July 31, 2003 and 2002
                                                                                          Additional                   Stockholders'
                                                Preferred Stock        Common Stock        Paid-in      Accumulated       Equity
                                                 Shares   Amount   Shares       Amount      Capital       Deficit      (Deficiency)
------------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 2001                          520      $ 1  11,711,877    $ 11,712  $ 16,051,679   $(15,325,487)      $ 737,905

Issuance of common stock for cash                                  220,000         220        93,245                         93,465

Issuance of common stock upon exercise of
  options                                                          326,000         326         2,934                          3,260

Issuance of common stock for amounts
     due to shareholders                                            91,667          92        43,908                         44,000

Issuance of common stock for services                              327,184         327       160,933                        161,260

Issuance of common stock in conjunction
  with lease                                                        97,927          98        92,933                         93,031

Issuance of compensatory stock options                                                        82,509                         82,509

Issuance of common stock upon conversion
   of debentures                                                   942,855         943       649,057                        650,000

Issuance of common stock for interest on
  debentures                                                        23,028          23         9,188                          9,211

Recognition of beneficial conversion feature
  on convertible preferred stock                                                             408,000       (408,000)              -

Accrued dividends on preferred stock                                                                       (162,997)       (162,997)

Issuance of common stock for preferred stock
   dividends                                                       441,537         441       133,051                        133,492

Issuance of common stock upon conversion of
   preferred stock                               (252)           4,208,043       4,208        (4,208)

Net loss                                                                                                 (4,210,954)     (4,210,954)
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 2002                          268        1  18,390,118      18,390    17,723,229    (20,107,438)     (2,365,818)

Issuance of common stock upon exercise of
    options                                                        958,850         960         8,630                          9,590

Issuance of common stock for amounts due
  to shareholder                                                    84,034          84         9,916                         10,000

Issuance of common stock for services                              570,437         571       156,264                        156,835

Accrued dividends on preferred stock                                                                    (101,296)          (101,296)

Issuance of common stock upon conversion
    of preferred stock                            (21)             928,481         927          (927)                             -

Issuance of common stock for preferred
    stock dividends                                                184,670         185        19,895                         20,080

Issuance of common stock for cash                                1,712,365        1712       401,358                        403,070

Recognition of beneficial conversion feature
   on convertible debenture                                                                  140,860                        140,860

Net loss                                                                                                 (1,184,253)     (1,184,253)
------------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 2003                          247      $ 1  22,828,955    $ 22,829  $ 18,459,225   $(21,392,987)    $(2,910,932)
====================================================================================================================================
See Notes to Consolidated Financial Statements



                                            EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                            CONSOLIDATED STATEMENT OF CASH FLOWS

--------------------------------------------------------------------------------
 Year Ended July 31,                                    2003           2002
--------------------------------------------------------------------------------

Cash flows from operating activities:
  Net loss                                        $ (1,184,253)   $ (4,210,954)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Depreciation and amortization                      490,935        530,618
    Write off of computer software                                    360,000
    Amortization of discount on debentures              11,738        555,551
    Common stock issued for services                   156,835        161,260
    Common stock issued for interest                                    9,211
    Common stock issued for rent and option to
     purchase facility                                                 43,659
    Issuance of compensatory stock options                             82,509
    Allowance for doubtful accounts                   (158,000)       340,000
    Changes in operating assets and liabilities
      (Increase) decrease in accounts receivable      (176,412)         4,057
      Decrease (increase) in prepaid expenses and
       other current assets                            180,681        (57,448)
      (Increase) in other assets                       (15,610)       (19,930)
      Increase in accounts payable and accrued
       expenses                                        870,186      2,245,810
      (Decrease) increase in deferred software
       subscription revenue                           (284,676)       173,006
--------------------------------------------------------------------------------
        Net cash provided by (used in)
           operating activities                        (108,576)       217,349
--------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment                 (418,448)      (765,980)
  Payments from related parties                         38,563         53,469
  Loans to related parties                              (7,000)       (42,000)

--------------------------------------------------------------------------------
    Net cash used in investing activities             (386,885)      (754,511)
--------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of common stock                   403,070         93,465
  Proceeds from exercise of stock options                9,590          3,260
  Principal payments on capital lease                  (28,686)
  Proceeds from issuance of convertible debentures     300,000
  Principal payments on shareholder loans               (7,007)
--------------------------------------------------------------------------------
    Net cash provided by financing activities          676,967         96,725
--------------------------------------------------------------------------------
Net increase (decrease) in cash                        181,506       (440,437)
Cash at beginning of year                               44,655        485,092
--------------------------------------------------------------------------------
Cash  at end of year                                 $ 226,161       $ 44,655
================================================================================

Supplemental disclosure of cash flow information:

  Cash paid during the year for interest              $ 45,324       $ 34,801
================================================================================

Supplemental disclosure of noncash investing and
 financing activities:
  Conversion of debentures to common stock                          $ 650,000
  ==============================================================================
  Issuance of common stock for amount due to
   shareholders                                       $ 10,000       $ 44,000
  ==============================================================================
  Issuance of stock for payment of rent                              $ 49,373
  ==============================================================================
  Issuance of stock for preferred stock dividends     $ 20,080      $ 133,492
  ==============================================================================
  Accrued dividends on preferred stock               $ 101,296
  ==============================================================================
  Equipment acquired by capital lease                $ 106,899
  ==============================================================================

See Notes to Consolidated Financial Statements

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.         THE BUSINESS AND BASIS OF PRESENTATION

           eAutoclaims.com, Inc. (Company) is a Nevada corporation which provides Internet based vehicle collision claims services for insurance companies, Managing General Agents (MGA) and third party claims administrators (TPA) and self-insured automobile fleet management companies. The Company accepts assignment of claims from customers, and provides vehicle repairs through a network of repair shops. The Company also handles estimate, audit and claims administration services for claims for which the Company does not perform the repair.

           The Company uses the Internet to streamline and lower the overall costs of automobile repairs and the claims adjustment expenses of its clients. Management believes that the proprietary web-based software products and services make the management of collision repairs more efficient by controlling the cost of the repair and by facilitating the gathering and distribution of information required in the automobile repair process.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SalvageConnection.com, Inc. ("Salvage). All intra-company accounts and transactions have been eliminated.

         The Company maintains cash in bank deposit accounts that, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

         The Company derives revenue primarily from collision repairs, glass repairs and fleet repairs. Revenue is recognized when an agreement between the Company and its customer exists, the repair services have been completed, the Company's revenue is fixed and determinable and collection is reasonably assured.

         The Company records revenue gross when the Company is the primary obligor in its arrangements, the Company has latitude in establishing price, the Company controls what services are provided and where the services will take place, the Company has discretion in supplier selection, the Company is involved in the determination of product or service specifications and the Company has credit risk. The Company records revenue net when situations occur whereby the supplier (not the Company) is the primary obligor in an arrangement, the amount the Company earns is fixed or the supplier (and not the Company) has credit risk.

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         The Company derives revenue from the sale of estimating software to shops within the Company's repair shop network. Since the Company only resells and does not service the estimating software, the revenue and cost of revenue from the transaction is recognized on the date of shipment.

         Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customer's ability to pay and current economic trends. The company writes off accounts receivable against the allowance when a balance is determined to be uncollectible.

         Property and equipment are stated at cost. Additions and improvements to property and equipment are capitalized. Maintenance and repairs are expensed as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

         The Company identifies and records impairment on long-lived assets, including goodwill, when events and circumstances indicate that such assets have been impaired. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows, and recognizes impairment, if any, based on expected discounted cash flows. At July 31, 2003, no such impairment existed.

         Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure-an amendment of FASB Statement No. 123." SFAS No. 148 amends FASB Statement No. 123, "Accounting for Stock-Based Compensation, "to provide alternative methods of transition for an entity that chooses to change to the fair-value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects that accounting for stock-based employee compensation using the

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         fair-value-based method would have on reported net income and earnings per share. Certain of the disclosure requirements are required for all companies, regardless of whether the fair value method or intrinsic value method is used to account for stock-based compensation arrangements. The amendment to SFAS No. 123 are effective for financial statements for fiscal years ended after December 15, 2002 and for interim periods beginning after December 15, 2002.

         The Company accounts for its employee incentive stock option plans using the intrinsic value method in accordance with the recognition and measurement principles of Accounting Principals Board Opinion No 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No.
         123. Had the Company determined compensation expense based on the fair value at the grant dates for those awards consistent with the method of SFAS 123, the Company's net loss per share would have been increased to the following pro forma amounts:

                                                        Year Ended
                                                         July 31,
                                                      2003              2002
                                                  -----------------------------

         Net loss as reported                      $ (1,184,253)   $ (4,210,954)
         Add back intrinsic value of the options
             issued to employees and charged to
             operations                                                  82,509
         Deduct total stock based employee
           compensation expense determined under
           fair value based methods for all awards     (607,267)     (1,034,192)
                                                   -----------------------------
         Pro forma net loss                         $(1,791,520)   $ (5,162,637)
                                                   =============================

         Basic and diluted net loss per share
              as reported                                 $(.06)          $(.32)
         Pro forma basic and diluted loss per share       $(.09)          $(.39)



         The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended July 31, 2003 and 2002. The assumptions were risk-free interest rate of 6.50%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 200%, and an expected life of the option of five years.

         The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

         In accordance with Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services, the Company measures the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or the date at which the counterparty's performance is complete.

         The costs of software developed for internal use, including web site development costs, incurred during the preliminary project stage are expensed as incurred. Direct costs incurred during the application development stage are capitalized. Costs incurred during the post implementation/operation stage are expensed as incurred. Capitalized software development costs are amortized on a straight-line basis over their estimated useful lives.

         The carrying value of cash, accounts payable, and accrued expenses are reasonable estimates of their fair value because of short-term maturity. The fair value of the loans payable and convertible debentures approximates their principle amounts.

         The Company believes that the concentration of credit risk in its trade receivables, with respect to its limited customer base, is substantially mitigated by its credit evaluation process. The Company does not require collateral.



3.       PER SHARE CALCULATIONS

         Basic loss per share is computed as net loss available to common stockholders' divided by the weighted- average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options, restricted stock awards, warrants and convertible securities. As of July 31, 2003 and 2002, 7,112,536 and 7,704,784 options, respectively, were excluded from the diluted loss per share computation, as their effect would be antidilutive.

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       PROPERTY AND EQUIPMENT

         At July 31, 2003 property and equipment, at cost, consists of the following:

                                                         Estimated
                                             2003      Useful Life
--------------------------------------------------------------------------------

           Computer Equipment            $  644,702     3 years
           Software                         868,189     3 years
           Office equipment                 231,606     3 years
           Leasehold improvements           231,883     Term of Lease
           Furniture and fixtures            91,872     10 years
--------------------------------------------------------------------------------

                                          2,068,252
           Less accumulated depreciation  1,034,701
                                          ---------
                                         $1,033,551
                                         ==========

5.       GOODWILL AND INTANGIBLE ASSETS

         In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.'s 141 and 142, "Business Combinations" and "Goodwill and Other Intangibles." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. SFAS 142 addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The provisions for SFAS 142 were effective for fiscal years beginning after December 15, 2001. The Company has adopted SFAS 142 as of August 1, 2002; SFAS 142 eliminates the amortization of goodwill and certain other intangible assets. It also requires the Company to complete a test for impairment of these assets annually, as well as a transitional goodwill impairment test within six months from the date of adoption. SFAS 142 also requires disclosure of what net loss would have been in all periods presented had SFAS 142 been in effect.

         The following table is provided to disclose what net loss would have been had SFAS 142 been adopted in prior periods:

                                                 Year Ended
                                                   July 31,


                                               2003                  2002
                                            --------------------------------

         Net loss                          $(1,184,253)         $(4,210,954)
         Add back:  goodwill amortization                           218,772
                                            --------------------------------

         Adjusted net income loss          $(1,184,253)         $(3,992,182)
                                           =================================

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         At July 31, 2003 accounts payable and accrued expenses consist of the following:

                                                        2003
--------------------------------------------------------------------------------
         Accounts payable                           $5,509.565
         Accrued payroll and vacation wages            128,101

         Accrued dividends                             244,902

         Other accrued liabilities (none in excess
           of 5% of current liabilities)               376,755

--------------------------------------------------------------------------------
                                                    $6,259,323
================================================================================


7.       LOAN PAYABLE -  STOCKHOLDER

         As of July 31, 2003 the Company had one loan outstanding to a stockholder totaling $117,993. The loan bears interest at the rate of 12% per annum and is being paid over 18 months with principal and interest payments of $7,582 per month through December of 2004. The fair value of the loan approximates its carrying amount based on rates available to the Company for similar loans.

8.       CONVERTIBLE NOTE AND DEBENTURES

         In July of 2003 the Company entered into a $300,000, 8% convertible note payable with a term of 1 year. This note is convertible at the discretion of the creditor at a fixed rate of $0.279 per share. The interest can be paid in either cash or common shares at the Company's discretion at the end of the loan. The Company recorded a discount to the note payable of $140,860 representing the beneficial conversion feature of the debentures. The discount will be amortized to interest expense over the one-year term of the note.

         During the months June and July 2001 the Company issued $650,000 of debentures with interest at the rate of Libor (2.6%) plus 3% maturing on September 30, 2001. Upon the maturity date the debentures were converted into common stock at rates between $0.63 and $0.75 per share. In connection with the issuance of these convertible debentures 1,150,000 warrants were issued to purchase shares of common stock at $0.63 per share through June 30, 2011. The Company recorded a discount to the debentures of $260,600 representing the fair value of the warrants, and $389,400 representing the beneficial conversion feature of the debentures.

         For the years ended July 31, 2003 and 2002 $11,738 and $555,551 has been charged to operations.

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       COMMITMENTS AND CONTINGENCIES

         The Company has a two-year employment agreement with its president and chief executive officer. On March 27, 2003, the Board of Directors approved an Amended and Restated Employment Agreement with its President and Chief Executive Officer. The new two year agreement specifies an annual base salary of $185,000, effective February 1, 2003 through December 31, 2003. From January 1, 2004 through February 1, 2005, the minimum annual base salary will be $200,000. The individual receives bonuses equal to 3% of the Company's earnings before interest, taxes, depreciation and amortization as defined by generally accepted accounting principles (GAAP), and may elect to receive part or the entire bonus, if any, in shares of our Common Stock valued at 90% of the then current market value. Each month that the Company is profitable on a GAAP basis, the individual also has the right to receive options to purchase 25,000 shares of the Company's common stock, with a term of five years at an exercise price equal to the stock's fair market value at the date of grant. These options vest over the remaining life of his contract. The individual is entitled to a $750 per month automobile allowance and $1,000 of personal allowances. The individual is entitled 299% of his current base salary if the individual loses his position, unless terminated for cause.

         In addition, the Company has two-year employment agreements with four other executives that expire April 30, 2004. The agreements provide base salaries of $425,000 in the first year to $448,945 in the second year. They also receive automobile allowance ranging from $400 to $700 per month. If their contracts are not renewed they receive severance packages ranging from six to nine months of their annual compensation. These severance packages supercede the previous "Change in Control and Termination Agreements," dated April 9, 2001, that each of these executives had previously executed.

         On March 27, 2003 the Board of Directors voted to grant certain key employees a total of 2,000,000 shares of our common stock or equivalent consideration thereof and the current and future board members 1,000,000 common shares if there is a change in control of greater than 50% ownership of the Company or a sale of all or substantially all it's assets.

         The Company leases equipment and facilities under non-cancelable capital and operating leases expiring on various dates through fiscal 2008. The main operating lease consists of a 5-year lease for 30,000 square feet of a 62,000 square foot facility. The Company has an option to buy the entire facility with the associated land for $2,950,000. The Company issued 51,971 shares of common stock to pay for the January through March 31, 2002 rent, and another 45,956 shares for the purchase option, for a total of 97,927 shares. Total rent expense under the operating leases for the years ended July 31, 2003 and 2002 totaled approximately $219,000 and $309,000 respectively.

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.       COMMITMENTS AND CONTINGENCIES (Continued)

         The minimum future payments under capital and operating leases are payable as follows:

                   Year ending July 31,
                         2004                                $ 273,000
                         2005                                  265,000
                         2006                                  259,000
                         2007                                  101,000
                         2008                                    4,000
--------------------------------------------------------------------------------
                                                             $ 902,000
================================================================================


10.      STOCKHOLDERS' EQUITY

         The Company is authorized to issue 5,000,000 shares of $.001 par value preferred stock. Each share of preferred stock is convertible into a number of shares of common stock. As amended, the number of common shares to be issued is derived by taking the lesser of 75% of the average of the closing bid prices for the common stock for the 3 lowest trading days out of the 20 consecutive trading days immediately preceding the date of conversion or $0.625. Dividends are payable at the rate of 8% of the aggregate liquidation preference amount per annum and are cumulative. As of July 31, 2003, the Company had issued 520 shares of preferred stock, and 247 were still outstanding.

         On July 31, 2001, 100 shares of the preferred stock described above were redeemable at the Company's option at 120% of face value, plus accrued dividends by August 15, 2001. Since the Company did not redeem the preferred stock, its terms became identical to the Company's other preferred stock. An increase to accumulated deficit and the net loss available to common shareholders $408,000 has been recorded during the year ended July 31, 2002, representing the beneficial conversion feature. The Company has issued warrants as part of this funding in accordance with the terms of the preferred stock agreements. The fair value attributed to the warrants has been treated as a cost associated with the issuance of the convertible preferred stock, and has been recorded as an increase to accumulated deficit and an increase in the net loss attributable to common shareholders.

         On January 31, 2002, 42 shares of preferred stock with a face value of $210,000, plus dividends of approximately $26,000 were converted into 551,629 shares of common stock. On March 27, 2002, 210 shares of preferred stock with a face value of $1,050,000, plus dividends of approximately $108,000 were converted into 4,097,951 shares of common stock

         On June 17, 2002, the Company sold 220,000 shares of common stock and warrants to purchase 220,000 shares of common stock, with an exercise price of $0.75 per share, for $93,465, net of commissions and legal fees.

         During the year ended July 31, 2002, employees exercised 326,000 options to purchase shares of the Company's common stock.

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.      STOCKHOLDERS' EQUITY (Continued)


         On September 20, 2001, two shareholders and officers of the Company converted $44,000 of debt owed to them by the Company into 91,667 shares of common stock.

         During the year ended July 31, 2002, the Company issued 234,277 shares of common stock in exchange for $105,040 of legal services.

         During the year ended July 31, 2002, the Company issued 37,650 shares of common stock to a company in partial payment of public relations consulting services. These shares were earned during the same time period resulting in a charge to operations of $30,120.

         During the year ended July 31, 2002, the Company issued 35,257 shares of common stock to four outside members of the Board of Directors. The Company charged operations $17,500, which was equal to the fair market value of the shares when earned.

         On June 5, 2002, the Company issued 20,000 shares of common stock to an individual for consulting services provided to the company during the fiscal year ended July 31, 2002. The Company charged operations $8,600 which was equal to the fair market value of the shares when earned.

         During the year ended July 31, 2002, the Company entered into an agreement for the lease of a new office facility that called for the issuance of 97,927 shares of common stock for three months rent and a five-year purchase option of the property at a pre-established price. During the year ended July 31, 2002, $43,659 was charged to operations for the stock issued relating to the purchase option. The $49,372 associated with the rent was recorded as prepaid rent and has been charged to operations during the year ended July 31, 2003.

         During July 2002, the Company issued options to purchase 242,670 shares of common stock to officers and employees of the Company at $.01 per share. Accordingly, the Company recorded a charge to operations of $82,509, representing the difference between the exercise price of the options and the market price of the Company's common stock at the time of issuance related to these issuances.

         During the year ended July 31, 2002 $650,000 of debentures which were issued were converted into 942,855 shares of common stock in accordance with the debenture agreements. In addition, accrued interest of approximately $9,200 on those debentures was converted to 23,028 shares of common stock.

         During the year ended July 31, 2003, employees exercised 958,850 options to purchase shares of the Company's common stock.

         On November 20, 2002, a shareholder and officer of the Company converted $10,000 of debt owed to him by the Company into 84,034 shares of common stock ($ .12 per share).

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.      STOCKHOLDERS' EQUITY (Continued)

         During the year ended July 31, 2003, the Company issued 412,521 shares of common stock in exchange for $118,525 of legal services. The price of shares was determined by the market value of shares when earned.

         During the year ended July 31, 2003, the Company issued 55,797 shares of common stock to three directors in exchange for their services. The Company charged operations $11,250, which was equal to the fair market value of the shares when earned.

         During the year ended July 31, 2003, the Company issued 94,119 shares of common stock to a company in final payment of public relations consulting services. During the year ended July 31, 2003, all of these shares were earned resulting in a charge to operations of $24,000. The price of shares was determined by the market value of shares when earned.

         On July 31, 2003, the Company issued 8,000 shares of common stock to a past employee as part of a severance agreement. The Company recorded a charge to operations of $3,060 on the shares issued. The price of shares was determined by the market value of shares when earned.

         On September 5, 2002, 11 shares of preferred stock with a face value of $55,000, plus dividends of $9,632 were converted into 327,250 shares of common stock. On January 16, 2003, 4 shares of preferred stock with a face value of $20,000, plus dividends of $4,090 were converted into 301,123 shares of common stock. On February 19, 2003, 6 shares of preferred stock with a face value of $30,000, plus dividends of $6,359 were converted into 484,778 shares of common stock.

         In June and July of 2003, the Company sold 1,712,365 shares of common stock at $0.279 per share. The total funds raised was $477,750, less finders' fees and legal fees of $74,680, resulting in net proceeds of $403,070.

         During the year ended July 31, 2003 and 2002, the Company issued options to employees and members of the Company's Board of Directors to purchase 908,000 and 1,555,500 shares of common stock where the exercise prices of the options are equal to or greater than the fair market value of the Company's common stock on the date of each grant. Additionally, options to purchase 541,398 and 468,334 shares of common stock were canceled during the years ended July 31, 2003 and 2002, respectively.

         On November 12, 2002 the Company signed a term sheet on a $10,000,000 equity line of credit that will allow the Company, once the shares are registered, to access funds over a 36-month period by selling registered shares of common stock at 94% of the market value of the shares. Under this agreement, the amount of funds available to the Company would be based on the volume of the previous 20

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.      STOCKHOLDERS' EQUITY (Continued)

         trading days. The purchasing party offering the equity line of credit will receive warrants for 3% of the shares sold as well as a 2% placement fee. The Company has not utilized this available equity line of credit at this point but, as there is no expiration date on this term sheet, the Company could do so if additional funds are needed.

         On October 27, 2003 the Company also received a commitment letter from a current investor to invest an additional $1,000,000-$2,000,000 into eAutoclaims if the funds were needed.


11.      STOCK OPTIONS AND STOCK WARRANTS

         The Company has an incentive stock option plan under which options to purchase shares of common stock may be granted to certain key employees. The exercise price is based on the fair market value of such shares as determined by the board of directors at the date of the grant of such options.

        A summary of the status of the company's options as of July 31, 2003 and July 31, 2002, and changes during the years then ended is presented below:

                                     July 31, 2003          July 31, 2002
                                     -------------          -------------

                                             Weighted              Weighted
                                   Number     Average    Number    Average
                                     of      Exercise     of      Exercise
                                   Shares     Price      Shares     Price
-----------------------------------------------------------------------------

Balance at beginning of period   5,264,970    $0.78    4,261,134    $0.94
Granted                            908,000     0.18    1,798,170      .51
Cancelled                         (541,398)    0.98     (468,334)    1.76
Exercised                         (958,850)    0.01     (326,000)     .01
-----------------------------------------------------------------------------

Outstanding at end of period     4,672,722    $0.80    5,264,970    $ .78
=============================================================================

Options exercisable at end
  of period                      3,085,263    $0.96    3,293,938    $ .70
=============================================================================

Weighted Average fair value of
  options granted during the
  period                          $140,958              $860,239

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.      STOCK OPTIONS AND STOCK WARRANTS (Continued)

The following table summarizes information about fixed stock options outstanding at July 31, 2003:
           Options Outstanding                        Options Exercisable

                        Weighted
                         Average     Weighted                         Weighted
Range of                Remaining     Average                         Average
Exercise       Number  Contractual   Exercise         Number          Exercise
 Price      Outstanding   Life         Price       Exercisable         Price

-------------------------------------------------------------------------------

$0.01        1,157,820     7.53       $0.01         1,157,820          $0.01
$0.10-$0.47    946,000     4.42        0.19           105,000           0.34
$0.51-$0.90  1,110,168     3.47        0.61           534,680           0.63
$1.01-$1.91    657,467     2.51        1.33           552,667           1.34
$2.00-$5.06    801,267     1.98        2.51           735,096           2.51

----------------------------------------------------------------------------

$0.01-$5.06  4,672,722                $ .80         3,085,263         $0 .96
===============================================================================

12.      INCOME TAXES:

         As of July 31, 2003, the Company had deferred tax assets of approximately $6,315,000 resulting from temporary differences and net operating loss carry-forwards of approximately $13,569,000 which are available to offset future taxable income, if any, through 2023. As utilization of the net operating loss carry-forwards and temporary differences is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance.

         The tax effects of temporary differences, loss carry-forwards and the valuation allowance that give rise to deferred income tax assets were as follows:

                                                         July 31,
                                                           2003
         Temporary differences:
            Allowance for doubtful accounts            98,000
            Accrued vacation                           32,000
            Fair value of warrants                    104,000
            Compensation not currently deductible     654,000
            Net operating losses                    5,427,000
            Less valuation allowance               (6,315,000)
-------------------------------------------------------------------------------
                 Deferred tax assets             $      - 0 -
================================================================================

         The reconciliation of the effective income tax rate to the federal statutory rate for the years ended July 31, 2003 and 2002 is as follows:

         Federal income tax rate                        (34.0)%
         Change in valuation allowance on net
           operating carry-forwards                      34.0

-------------------------------------------------------------------------------
           Effective income tax rate                     - 0 -%
================================================================================

                                          EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.      MAJOR CUSTOMERS

         During the years ended July 31, 2003 and 2002 one customer accounted for 58% of total revenue. During the year ended July 31, 2003 and 2002 a second customer accounted for 14% and 12% of total revenue, respectively.


14.      RELATED PARTY TRANSACTIONS

         The Chairman of the Board of the Company was provided a non-interest bearing loan prior to July 31, 2002, which totaled approximately $120,000. Over the last 12 months this loan has been reduced by forgoing certain compensation approved by the Board of Directors. As of July 31, 2003 the loan balance was $78,431 and is included in due from related parties on the accompanying balance sheet.

         In July of 2001, the Company made a non-interest bearing loan to a board member for $30,000. This advance is still outstanding as of July 31, 2003.

15.      LITIGATION

         The Company is subject to one lawsuit arising out of the normal course of business. This lawsuit is in the early stages. Management believes there are meritorious defenses and claims against this action, but it is too early to predict the ultimate outcome of the dispute. Management believes that the probable resolution of the matter will not materially affect the financial position, results of operations or cash flows of the Company.

16.      ADDITIONAL INFORMATION

         The Company's records and the records of its transfer agent differ with respect to the number of outstanding shares of the Company's common stock. According to the transfer agent, the number of shares of common stock outstanding is approximately 31,500 shares greater than the 22,828,955 indicated by the Company's records. The Company believes that its records are correct. The number of shares outstanding reflected in the Company's financial statements do not include these shares or any adjustment that might be necessary to resolve this difference.

17.      SUBSEQUENT EVENTS

         In August 2003, the Company sold 591,397 shares of the Company's common stock at a price of $0.279 per share to five investors. The total funds raised were $165,000, less a $1,750 finder's fee, for net funds raised of $163,250.

EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2002
                                        F-20

Report of Independent Registered Public Accounting Firm




To the Board of Directors
eAutoclaims.com, Inc.

We have audited the accompanying consolidated balance sheet of eAutoclaims.com, Inc. and Subsidiary as of July 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eAutoclaims.com, Inc. and Subsidiary as of July 31, 2002 and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.


/s/ Goldstein Golub Kessler LLP
-------------------------------
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

September 27, 2002, except for the last two paragraphs of note 9 as to which the date is November 12, 2002.

                                      EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                CONSOLIDATED BALANCE SHEET

                                                             July 31, 2002
--------------------------------------------------------------------------

ASSETS

Current Assets:
  Cash                                                            $ 44,655
  Accounts receivable, less allowance for doubtful accounts
    of $400,000                                                    864,352
  Due from related parties                                         143,384
  Prepaid expenses and other current assets                        233,513
--------------------------------------------------------------------------
         Total current assets                                    1,285,904

Property and Equipment, net of accumulated depreciation
   of $543,766                                                     999,149

Goodwill, net of accumulated amortization
    of $459,809                                                  1,093,843

Other Assets                                                        24,930

Deferred Income Tax Asset, net of valuation
   allowance of $5,649,000                                               -
--------------------------------------------------------------------------
         Total Assets                                          $ 3,403,826
==========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable and accrued expenses                       $ 5,349,968
   Deferred software subscription revenue                          284,676
   Loans payable - stockholders                                    135,000
--------------------------------------------------------------------------
         Total current liabilities                               5,769,644

Stockholders' Deficiency:
  Convertible preferred stock - $.001 par value;
    authorized 5,000,000 shares,
    268 shares issued and outstanding, aggregate
    liquidation preference of $1,340,000                                 1
  Common stock - $.001 par value; 50,000,000
    shares authorized, 18,390,118 shares
    shares issued and outstanding                                   18,390
  Additional paid-in capital                                    17,723,229
  Accumulated deficit                                          (20,107,438)
--------------------------------------------------------------------------
         Stockholders' Deficiency                               (2,365,818)
--------------------------------------------------------------------------
         Total Liabilities and Stockholders' Deficiency        $ 3,403,826
==========================================================================

See Notes to Consolidated Financial Statements

                                        EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                        CONSOLIDATED STATEMENT OF OPERATIONS

       Year Ended July 31,                     2002                   2001
----------------------------------------------------------------------------

Revenue:
  Collision repairs management             $ 28,485,167         $ 16,186,861
  Glass repairs                                 995,972            1,944,721
  Fleet repairs management                    1,129,784            1,333,452
  Fees and other revenue                      1,672,440              723,215
----------------------------------------------------------------------------
Total revenue                                32,283,363           20,188,249

Expenses:
  Claims processing charges                  27,293,568           16,842,287
  Selling, general and administrative         8,114,580           10,479,232
  Depreciation and amortization                 530,618              504,656
  Amortization of beneficial conversion
    feature on convertible debentures and
    fair value of warrants issued in
    connection with debentures                  555,551
----------------------------------------------------------------------------
Total expenses                               36,494,317           27,826,175
----------------------------------------------------------------------------
Net loss                                   $ (4,210,954)        $ (7,637,926)
============================================================================

Adjustment to net loss to compute
  loss per common share:
    Preferred stock dividends and
    Deduction relating to Series A
    Convertible Preferred Stock                (570,997)          (4,611,804)
----------------------------------------------------------------------------
Net loss applicable to common stock        $ (4,781,951)       $ (12,249,730)
Loss per common share - basic and
  diluted                                       $ (0.32)             $ (1.09)
============================================================================

Weighted-average number of common
  shares outstanding-basic and diluted       14,813,549           11,252,514
============================================================================


See Notes to Consolidated Financial Statements

                                                                                    EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                  Additional                Stockholders'
                                              Preferred Stock     Common Stock     Paid-in    Accumulated      Equity
Years ended July 31, 2002 and 2001            Shares  Amount    Shares    Amount   Capital      Deficit     (Deficiency)
------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 2000                                      10,790,367  10,790  3,216,286   (3,075,757)        151,319

Shares of common stock issued
 in acquisitions                                                 322,372     322  1,211,678                    1,212,000
Issuance of common stock for services                            599,138     600    885,912                      886,512
Issuance of preferred stock                       520    $1                       2,265,428                    2,265,429
Recognition of beneficial conversion
 feature of convertible preferred stock                                           2,233,600   (2,233,600)
Recognition of beneficial conversion feature of
 convertible debentures                                                             389,400                      389,400
Proceeds from stock options                                                             750                          750
 Accrued dividend on preferred stock                                                            (134,179)       (134,179)
Fair value of warrants issued in
 connection with the preferred stock                                              2,244,025   (2,244,025)
Fair value of warrants issued in
 connection with convertible debentures                                             260,600                      260,600
Issuance of compensatory stock options                                            3,344,000                    3,344,000

Net loss                                                                                      (7,637,926)     (7,637,926)
------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 2001                          520     1   11,711,877  11,712 16,051,679  (15,325,487)        737,905

Issuance of common stock                                         220,000     220     93,245                       93,465
Issuance of common stock upon exercise of options                326,000     326      2,934                        3,260
Issuance of common stock for amounts
     due to shareholders                                          91,667      92     43,908                       44,000
Issuance of common stock for services                            327,184     327    160,933                      161,260
Issuance of common stock in conjunction with lease                97,927      98     92,933                       93,031
Issuance of compensatory stock options                                               82,509                       82,509
Issuance of common stock upon conversion
   of debentures                                                 942,855     943    649,057                      650,000
Issuance of common stock for interest on debentures               23,028      23      9,188                        9,211
Recognition of beneficial conversion feature of
   convertible preferred stock                                                      408,000     (408,000)
Accrued dividends on preferred stock                                                            (162,997)       (162,997)
Issuance of common stock for preferred stock
  dividends                                                      441,537     441    133,051                      133,492
Issuance of common stock upon conversion of
  preferred stock                                (252)         4,208,043   4,208     (4,208)
Net loss                                                                                       (4,210,954)    (4,210,954)
------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 2002                          268    $1   18,390,118 $18,390 $17,723,229 $(20,107,438)   $(2,365,818)
========================================================================================================================

See Notes to Consolidated Financial Statements

                                                                              EAUTOCLAIMS.COM, INC. AND SUBSIDIARY
                                                                              CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------
Year Ended July 31,                                                                  2002                 2001
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                                                       $ (4,210,954)        $ (7,637,926)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
    Depreciation and amortization                                                     530,618              504,656
    Write off of computer software                                                    360,000
    Amortization of discount on debentures                                            555,551
    Common stock issued for services                                                  161,260              858,724
    Common stock issued for interest                                                    9,211
    Common stock issued for rent and option to purchase facility                       43,659
    Issuance of compensatory stock options                                             82,509            3,344,000
    Allowance for doubtful accounts                                                   340,000              148,814
    Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable                                        4,057             (659,680)
      (Increase) in prepaid expenses and other current assets                         (57,448)             (45,007)
      (Increase) decrease in other assets                                             (19,930)               6,660
      Increase in accounts payable and accrued expenses                             2,245,810            2,189,997
      Increase in deferred software subscription revenue                              173,006              111,670
------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) operating activities                        217,349           (1,178,092)
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment                                                (765,980)            (435,991)
  Acquisition of software                                                                                 (360,000)
  Payments from related parties                                                        53,469
  Loans to related parties                                                            (42,000)             (90,983)
------------------------------------------------------------------------------------------------------------------
           Cash used in investing activities                                         (754,511)            (886,974)
------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of common stock                                                   93,465
  Proceeds from issuance of debentures                                                                     650,000
  Proceeds from exercise of stock options                                               3,260                  750
  Net proceeds from issuance of preferred stock                                                          1,765,429
  Principal payments on stockholder loans                                                                 (106,000)
------------------------------------------------------------------------------------------------------------------
           Cash provided by financing activities                                       96,725            2,310,179
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                      (440,437)             245,113
Cash at beginning of year                                                             485,092              239,979
------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                    44,655            $ 485,092
==================================================================================================================

Supplemental disclosure of cash flow information:
  Cash paid during the year for interest                                                                  $ 19,664
==================================================================================================================
Supplemental schedule of noncash investing and financing activities:
------------------------------------------------------------------------------------------------------------------
  Common stock to be issued in conjunction with acquisition of subsidiary                                 $ 12,000
  ================================================================================================================
  Fair value of warrants issued in conjunction with convertible debentures                               $ 260,600
  ================================================================================================================
  Conversion of debentures to common stock                                            650,000
  ================================================================================================================
  Issuance of common stock for amount due to shareholders                              44,000
  ================================================================================================================
  Issuance of stock for payment of rent and purchase option                            49,373
  ================================================================================================================
  Issuance of stock for preferred stock dividends                                     133,492
  ================================================================================================================

See Notes to Consolidated Financial Statements

1.   THE BUSINESS AND
     BASIS OF PRESENTATION:

     eAutoclaims.com, Inc. (Company) is a Nevada corporation which provides Internet based vehicle collision claims services for insurance companies, Managing General Agents (MGA) and third party claims administrators (TPA) and self-insured automobile fleet management companies. The Company accepts assignment of claims from customers, and provides vehicle repairs through a network of repair shops. The Company also handles estimate, audit and claims administration services for claims for which the Company does not perform the repair.

     The Company uses the Internet to streamline and lower the overall costs of automobile repairs and the claims adjustment expenses of its clients. Management believes that the proprietary web-based software products and services make the management of collision repairs more efficient by controlling the cost of the repair and by facilitating the gathering and distribution of information required in the automobile repair process.

2.   SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SalvageConnection.com, Inc. ("Salvage). All intra-company accounts and transactions have been eliminated.

     The Company maintains cash in bank deposit accounts that, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

     The Company derives revenue primarily from collision repairs, glass repairs and fleet repairs. Revenue is recognized when an agreement between the Company and its customer exists, the repair services have been completed, the Company's revenue is fixed and determinable and collection is reasonably assured.

     The Company records revenue gross when the Company is the primary obligor in its arrangements, the Company has latitude in establishing price, the Company controls what services are provided and where the services will take place, the Company has discretion in supplier selection, the Company is involved in the determination of product or service specifications and the Company has credit risk. The Company records revenue net when situations occur whereby the supplier (not the Company) is the primary obligor in an arrangement, the amount the Company earns is fixed or the supplier (and not the Company) has credit risk.

     Deferred software subscription revenue is recorded when estimating software is sold to a body shop within the Company's repair shop network. The revenue from the sale is recognized over the one-year term of the contract on a straight-line basis.

     Property and equipment are stated at cost. Additions and improvements to property and equipment are capitalized. Maintenance and repairs are expensed as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

     The Company identifies and records impairment on long-lived assets, including goodwill, when events and circumstances indicate that such assets have been impaired. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows, and recognizes impairment, if any, based on expected discounted cash flows. At July 31, 2002, no such impairment existed.

     Goodwill is amortized using the straight-line method over 7 years through July 31, 2002. At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that effect the continuity of the business.

     Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.'s 141 and 142, "Business Combinations" and "Goodwill and Other Intangibles". FASB 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FASB 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Management has not yet determined the impact the adoption of FASB No. 142 will have on the Financial Statements.

     Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

     In accordance with Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services, the Company measures the fair value of the equity instruments using the stock price and other measurement assumptions as of the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or the date at which the counterparty's performance is complete.

     The costs of software developed for internal use, including web site development costs, incurred during the preliminary project stage are expensed as incurred. Direct costs incurred during the application development stage are capitalized. Costs incurred during the post implementation/operation stage are expensed as incurred. Capitalized software development costs are amortized on a straight-line basis over their estimated useful lives.

     The Company believes that the concentration of credit risk in its trade receivables, with respect to its limited customer base, is substantially mitigated by its credit evaluation process. The Company does not require collateral. During the fiscal year ended July 31, 2002, three customers or the underling insurance companies have experienced financial troubles and consequently a reserve of $400,000 has been established at July 31, 2002.

3.   PER SHARE CALCULATIONS:

     Basic loss per share is computed as net loss divided by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options, restricted stock awards, warrants and convertible securities. Potential common shares have not been included in diluted loss per share since the effect would be anti-dilutive. The calculation of basic and diluted loss per common share is as follows:

                                               Year ended         Year ended
                                             July 31, 2002       July 31, 2001
     -------------------------------------------------------------------------

      Net Loss                                $(4,210,954)         $(7,637,926)

      Less: Preferred stock dividends            (162,997)            (134,179)
                 Deduction related to
                   Series A convertible
                   Preferred stock               (408,000)          (4,477,625)
     -------------------------------------------------------------------------
     Net loss applicable to
         Common stock                         $(4,781,951)        $(12,249,730)
     =========================================================================

     Basic and diluted:

     Weighted average number
      of common shares
      outstanding                              14,813,549           11,252,514

     Basic and diluted loss
      per common share                             $(0.32)              $(1.09)
     =========================================================================

4.   PROPERTY AND EQUIPMENT:

     At July 31, 2002 property and equipment, at cost, consists of the following:

                                                                   Estimated
                                                  2002            Useful Life
     ---------------------------------------------------------------------------

      Computer Equipment                       $ 505,450              3 years
      Software                                   574,043              3 years
      Office equipment                           141,551              3 years
      Leasehold improvements                     231,883         Term of Lease
      Furniture and fixtures                      89,988             10 years
     ---------------------------------------------------------------------------
                                               1,542,915

      Less accumulated depreciation              543,766

     ---------------------------------------------------------------------------
                                               $ 999,149
     ===========================================================================

     During the year ended July 31, 2002, the Company determined that software costing $360,000 purchased during the prior fiscal year and never placed in service had no value.

5.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     At July 31, 2002 accounts payable and accrued expenses consist of the following:


                                                                 2002
     ---------------------------------------------------------------------------
      Accounts payable                                        $ 4,674,702
      Accrued payroll and vacation wages                          233,032

      Other accrued liabilities (none in excess of
      5% of current liabilities)                                  442,234

     ---------------------------------------------------------------------------
                                                              $ 5,349,968
     ===========================================================================


6.   LOAN PAYABLE - STOCKHOLDERS:

     The Company has two loans outstanding to two stockholders/officers aggregating $135,000. The loans bear interest at the rate of 12% per annum and are due on demand. The stockholders/officers have agreed to accept interest only payments until the loans are paid-off. The fair value of the loans approximates their carrying amount based on rates available to the Company for similar loans.

7.   CONVERTIBLE DEBENTURES:

     During the months June and July 2001 the Company issued $650,000 of debentures with interest at the rate of Libor (2.6%) plus 3% maturing on September 30, 2001. Upon the maturity date the debentures were converted into common stock at rates between $0.63 and $0.75 per share. In connection with the issuance of these convertible debentures 1,150,000 warrants were issued to purchase shares of common stock at $0.63 per share through June 30, 2011. The Company recorded a discount to the debentures of $260,600 representing the fair value of the warrants, and $389,400 representing the beneficial conversion feature of the debentures.

     For the years ended July 31, 2002 and 2001 $555,551 and $94,449, respectively, has been charged to operations.

8.   COMMITMENT AND CONTINGENCIES:

     The Company has a two-year employment agreement with its president and chief executive officer. This two-year employment agreement effective May 21, 2001 provides for aggregate annual base salary of $200,000 through December 31, 2001 and $250,000 from January 1, 2002 through May 20, 2003. The President and Chief Executive Officer is entitled to a special one-time bonus equal to 15% of his base salary, payable on or before January 15, 2002. He retains his right to bonus compensation as determined by the Compensation Committee, which at no time may be less than 5% of the Company's pre-tax profits. He may elect to receive part or his entire bonus, if any, in shares of the Company's common stock based on 90% of the then current market price. As of May 20, 2002, the president and chief executive officer voluntarily reduced his salary by 15% from $250,000 to $212,500 per year.

     In addition, the Company has three-year employment agreements with four other executives that expire between February 2003 and September 2003. The agreements provide for aggregate annual base salaries ranging from $465,000 to $500,000 per annum. As of May 20, 2002, these officers accepted a 15% salary reduction totaling $70,500 per year.

     The Company entered into an agreement with several of its top management personnel to compensate them if there is a change in control of the Company and they lose their employment with the Company without cause. The compensation under this agreement ranges from 200% to 299% of their annual salary, depending on the level of management.

     The Company leases office facilities under non-cancelable operating leases expiring on various dates through 2006. The office facilities leases contain escalation clauses relating to operating expenses and real estate taxes. Rent expense under the operating leases for the year ended July 31, 2002 and 2001 totaled approximately $309,000 and $196,000, respectively.

     The Company entered into a 5-year lease for 30,000 square feet of a 62,000 square foot facility. The Company has an option to buy the entire facility with the associated land for $2,950,000. The Company issued 51,971 shares of stock to pay for the January through March 31, 2002 rent, and another 45,956 shares for the purchase option, for a total of 97,927 shares.

     Approximate minimum future payments under these leases are payable as follows:

     Year ending July 31,

               2003                                                   257,000
               2004                                                   229,000
               2005                                                   219,000
               2006                                                   225,000
               2007                                                    76,000
     ------------------------------------------------------------------------
                                                                  $ 1,006,000
     ========================================================================


9.   STOCKHOLDERS' EQUITY:

     The Company is authorized to issue 5,000,000 shares of $.001 par value preferred stock. Each share of preferred stock is convertible into a number of shares of common stock. As amended, the number of common shares to be issued is derived by taking the lesser of 75% of the average of the closing bid prices for the common stock for the 3 lowest trading days out of the 20 consecutive trading days immediately preceding the date of conversion or $0.625. Dividends are payable at the rate of 8% of the aggregate liquidation preference amount per annum and are cumulative. As of July 31, 2002, the Company had issued 520 shares of preferred stock, and 268 were still outstanding.

     Also issued in connection with the preferred stock were warrants to purchase shares of common stock of the Company. During the year ended July 31, 2001, the Company issued 264,385 warrants to the agent, which are exercisable at a price of $4.50 per share, are exercisable upon issuance, and expire in five years. During the year ended July 31, 2001, the Company also issued 780,000 warrants to the purchasers, which are exercisable at prices between $1.46 and $3.33 per share, are exercisable upon issuance, and expire in five years. The fair value of $2,244,025 attributable to the warrants has been treated as a cost associated with the issuance of the convertible preferred stock, and has been recorded as an increase to accumulated deficit and an increase in the net loss available to common shareholders.

     On the date of issuance, and upon amendment of the conversion terms of the convertible preferred stock, a beneficial conversion feature of the convertible stock existed represented by the intrinsic value of that feature. That amount is calculated as the difference between the conversion price and the fair value of the common stock into which the preferred stock is convertible, multiplied by the number of shares into which the preferred stock is convertible. This amount has been recorded as an increase to accumulated deficit and an increase in the net loss available to common shareholders. The aggregate amount attributable to the beneficial conversion feature on the date of issuance was $1,715,198, and was an additional $418,402 on the date of amendment of conversion terms.

     On July 31, 2001, 100 shares of the preferred stock described above were redeemable at the Company's option at 120% of face value, plus accrued dividends by August 15, 2001. Since the Company did not redeem the preferred stock, its terms became identical to the Company's other preferred stock. An increase to accumulated deficit and the net loss available to common shareholders of $100,000 was recorded during the year ended July 31, 2001 and $408,000 has been recorded during the year ended July 31, 2002, representing the beneficial conversion feature. The Company has issued warrants as part of this funding in accordance with the terms of the preferred stock agreements. The fair value attributed to the warrants has been treated as a cost associated with the issuance of the convertible preferred stock, and has been recorded as an increase to accumulated deficit and an increase in the net loss attributable to common shareholders.

     In August 2000, the Company issued 2,372 shares of restricted common stock on the acquisition of Salvage. These shares were valued at the fair market value at the date of issuance that totaled $12,000.

     During the year ended July 31, 2001, the Company issued shares to three consultants that provided services to the Company. These consultants received cash and 93,936 shares of the Company's common stock for these services. The Company recorded a charge to operations when the services were performed based on the fair market value of the shares of common stock on the date in which the services were performed. During the year ended July 31, 2001, $176,329 was charged to operations as a result of these agreements.

     During the year ended July 31, 2001, the Company issued 150,000 shares of common stock in exchange for $157,720 of legal services.

     During the year ended July 31, 2001, the Company issued 10,702 shares of common stock to five outside members of the Board of Directors. The Company charged operations $22,500, which was equal to the fair market value of the shares when earned.

     After renegotiation of a consulting agreement, 200,000 shares of stock that were issued in fiscal year ended July 31, 2000 were cancelled as the services were not performed. During April 2001, the Company issued 200,000 shares of common stock to a member of the Company's board of directors who provided those consulting services. As a result of these transactions the Company recorded a net charge to operations of $106,000, which was equal to the difference in the fair market value of the shares at the dates of original issuance and the subsequent new issuance.

     During the year ended July 31, 2001 the Company issued options to employees and members of the Company's Board of Directors to purchase 1,402,700 shares of common stock. The exercise prices of the options are equal to or greater than the fair market value of the Company's common stock on the date of each grant.

     During April 2001, the Company issued options to purchase 2,200,000 shares of common stock to officers, directors and employees of the Company at $.01 per share. Accordingly, the Company recorded a charge to operations of $3,344,000, representing the difference between the exercise price of the options and the market price of the Company's common stock at the time of issuance related to these issuances.

     In July 2001, the Company issued 344,500 shares of common stock to an investor to satisfy their expense (penalty) provisions in a preferred stock agreement for not registering the shares of common stock underlying the conversion of the preferred stock. The Company recognized a charge to operations of $396,175, which was equal to the fair market value of the shares on the date of issuance.

     On September 20, 2001, two shareholders and officers of the Company converted $44,000 of debt owed to them by the Company into 91,667 shares of common stock.

     During the year ended July 31, 2002 $650,000 of debentures which were issued were converted into 942,855 shares of common stock in accordance with the debenture agreements. In addition, accrued interest of approximately $9,200 on those debentures was converted to 23,028 shares of common stock.

     During the year ended July 31, 2002, the Company entered into an agreement for the lease of a new office facility that called for the issuance of 97,927 shares of common stock for three months rent and a five-year purchase option of the property at a pre-established price. During the year ended July 31, 2002, $43,659 was charged to operations for the stock issued relating to the purchase option. The $49,372 associated with the rent was recorded as prepaid rent and will be charged to operations as the rent expense is incurred.

     During the year ended July 31, 2002, the Company issued 234,277 shares of common stock in exchange for $105,040 of legal services.

     During the year ended July 31, 2002, the Company issued options to employees and members of the Company's Board of Directors to purchase 1,555,500 shares of common stock where the exercise prices of the options are equal to or greater than the fair market value of the Company's common stock on the date of each grant. Additionally, options to purchase 468,334 shares of common stock were canceled.

     During the year ended July 31, 2002, employees exercised 326,000 options to purchase shares of the Company's stock.

     During the year ended July 31, 2002, the Company issued 35,257 shares of common stock to four directors in exchange for their services. The Company charged operations $17,500, which was equal to the fair market value of the shares when earned.

     On February 28, 2002, the Company issued 37,650 shares of common stock to a company in partial payment of public relations consulting services. During the year ended July 31, 2002, all of these shares were earned resulting in a charge to operations of $30,120.

     On June 5, 2002, the Company issued 20,000 shares of common stock to an individual for consulting services provided to the company during the fiscal year ended July 31, 2002. The Company charged operations $8,600 which was equal to the fair market value of the shares when earned.

     On January 31, 2002, 42 shares of preferred stock with a face value of $210,000, plus dividends of approximately $26,000 were converted into 551,629 shares of common stock. On March 27, 2002, 210 shares of preferred stock with a face value of $1,050,000, plus dividends of approximately $108,000 were converted into 4,097,951 shares of common stock.

     On June 17, 2002, the Company sold 220,000 shares of common stock and warrants to purchase 220,000 shares of common stock, with an exercise price of $0.75 per share, for $93,465, net of commissions and legal fees.

     During July 2002, the Company issued options to purchase 242,670 shares of common stock to officers and employees of the Company at $.01 per share. Accordingly, the Company recorded a charge to operations of $82,509, representing the difference between the exercise price of the options and the market price of the Company's common stock at the time of issuance related to these issuances.

     On November 12, 2002 the Company signed a term sheet on a $10,000,000 equity line of credit that will allow the Company, once the shares are registered, to access funds over a 36-month period by selling registered shares of common stock at 94% of the market value of the shares. Under this agreement, the amount of funds available to the Company would be based on the volume of the previous 20 trading days. The purchasing party offering the equity line of credit will receive warrants for 3% of the shares sold as well as a 2% placement fee.

     On November 12, 2002, the Company received a commitment letter from a current investor to invest an additional $1,000,000-$2,000,000 into the Company.

10.  STOCK OPTIONS AND STOCK WARRANTS:

     The Company has an incentive stock option plan under which options to purchase shares of common stock may be granted to certain key employees. The exercise price is based on the fair market value of such shares as determined by the board of directors at the date of the grant of such options.

     A summary of the status of the Company's options as of July 31, 2002 and July 31, 2001, and changes during the years then ended is presented below:

     ---------------------------------------------------------------------------
                                         July 31, 2002          July 31, 2001
                                        ---------------        ---------------
                                               Weighted-              Weighted-
                                                average                average
                                    Number of   Exercise   number of  Exercise
                                     shares      Price      shares      Price
     ---------------------------------------------------------------------------

      Balance at beginning of
        period                      4,261,134    $0.94       719,500     $2.68

      Granted                       1,798,170     0.51     3,602,700      0.61
      Canceled                       <468,334>    1.76       (61,066)     1.86

      Exercised                      <326,000>    0.01


     ---------------------------------------------------------------------------
      Outstanding at end of period  5,264,970    $0.78     4,261,134     $0.94
     ===========================================================================

      Options exercisable at end
       of period                    3,293,938    $0.70     3,158,999     $0.70
     ===========================================================================
      Weighted Average fair value of
      options granted during the
      period                         $860,239            $ 5,365,333
     ===========================================================================

     The following table summarizes information about fixed stock options outstanding at July 31, 2002:

                            Options Outstanding            Options Exercisable
                      --------------------------------   -----------------------
                                   Weighted-
                                    average   Weighted-                Weighted-
                                   Remaining   average                  average
        Range of        Number    Contractual Exercise     Number      Exercise
     Exercise Prices  Outstanding    Life       Price    Exercisable     Price
     ---------------------------------------------------------------------------

            $0.01     2,116,670      8.27     $ 0.01       2,116,670    $  .01
     $ .36 - $.90     1,485,000      3.86       0.60         112,500       .74
     $1.01- $1.91       798,200      3.49       1.31         426,065      1.39
     $2.00- $5.06       865,100      2.73       2.48         638,703      2.50

     ---------------------------------------------------------------------------
     $0.01 - $5.06    5,264,970               $ .78        3,293,938    $ .70
     ===========================================================================


     The Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock options and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss per common share for the year ended July 31, 2002 and 2001 would have been as follows:

                                                  Year Ended       Year Ended
                                                 July 31, 2002    July 31, 2001
     ---------------------------------------------------------------------------

     Net loss applicable to common stock:
      As reported                                $(4,781,951)     $(12,249,730)
     ===========================================================================
     Pro forma                                   $(5,733,634)     $(13,506,636)
     ===========================================================================

     Loss per common share - basic and diluted:
        As reported                              $      (.32)     $      (1.09)
     ==========================================================================
     Pro forma                                   $      (.39)     $      (1.20)
     ==========================================================================


     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the year ended July 31, 2002 and 2001. The assumptions were risk-free interest rate of 6.50%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 200%, and an expected life of the option of five years.

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

11.  INCOME TAXES:

     As of July 31, 2002, the Company had deferred tax assets of approximately $5,649,000 resulting from temporary differences and net operating loss carry-forwards of approximately $10,452,000 which are available to offset future taxable income, if any, through 2022. As utilization of the net operating loss carry-forwards and temporary differences is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance.

     The tax effects of temporary differences, loss carryforwards and the valuation allowance that give rise to deferred income tax assets were as follows:

                                                               July 31,
                                                                 2002
     ------------------------------------------------------------------
     Temporary differences:

         Allowance for doubtful accounts                       160,000
         Accrued vacation                                        32,000
         Fair value of warrants                                 104,000
         Compensation not currently deductible                1,172,000
         Net operating losses                                 4,181,000
         Less valuation allowance                            <5,649,000>
     ------------------------------------------------------------------
              Deferred tax assets                      $          - 0 -
     ==================================================================



      The reconciliation of the effective income tax rate to the federal statutory rate for the years ended July 31, 2002 and 2001 is as follows:

      Federal income tax rate                                     (34.0)%
      Change in valuation allowance on net
       operating carryforwards                                     34.0
     ------------------------------------------------------------------
              Effective income tax rate                             0.0%
     ==================================================================

12.  MAJOR CUSTOMERS:

     During the years ended July 31, 2002 and 2001 one customer accounted for 58% and 64% of total revenue, respectively. During the year ended July 31, 2002 a second customer accounted for 12% of total revenue.

13.  RELATED PARTY TRANSACTIONS

     During the year ended July 31, 2001 the Company shared an operating facility and certain personnel with a corporation whose chairman is also the chairman of the board of the Company. The Company also paid certain expenses on behalf of this corporation. Amounts allocated and paid on behalf of this corporation amounted to $118,814 for the year ended July 31, 2001. These amounts were based on the amount of space and personnel time devoted to this corporation plus the actual expenses paid on behalf of this corporation. In the fiscal year ended July 31, 2001, $118,814 was charged to operations because the other company is in financial trouble and collection of these funds is considered unlikely.

     Also, the chairman of the board of the Company is entitled to a non-interest bearing line of credit. At July 31, 2002, $107,794 has been advanced under the line of credit and is included in due from related parties on the accompanying balance sheet.

     In June and July of 2001, the Company advanced the President/CEO and a board member $50,000 and $30,000, respectively. The $50,000 advanced to the President/CEO was repaid during the year ended July 31, 2002. The $30,000 advanced to the board member is outstanding as of July 31, 2002. These loans are non-interest bearing.

14.  LITIGATION:

     The Company is subject to two lawsuits arising out of the normal course of business. These lawsuits are in the early stages. Management believes there are meritorious defenses and claims against these actions, but it is too early to predict the ultimate outcome of these disputes. Management believes that the probable resolution of such matters will not materially affect the financial position, results of operations or cash flows of the Company.

15.  ADDITIONAL INFORMATION:

     The Company's records and the records of its transfer agent differ with respect to the number of outstanding shares of the Company's common stock. According to the transfer agent, the number of shares of common stock outstanding is approximately 31,500 shares greater than the 18,390,118 indicated by the Company's records. The Company believes that its records are correct. The number of shares outstanding reflected in the Company's financial statements do not include these shares or any adjustment that might be necessary to resolve this difference.

EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2004

--------------------------------------------------------------------------------
                                            EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                      CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
                                                January 31, 2004   July 31, 2003
                                                  (unaudited)
--------------------------------------------------------------------------------
ASSETS

Current Assets:
 Cash                                                $ 201,941        $ 226,161
 Accounts receivable, less allowance for
  doubtful accounts of $204,000 and
  $242,000 respectively                              1,298,921        1,198,764
 Due from related parties                               95,171          111,821
 Prepaid expenses and other current assets              39,456           52,832
--------------------------------------------------------------------------------
    Total current assets                             1,635,489        1,589,578

Property and Equipment, net of accumulated
  depreciation of $1,300,471 and
  $1,034,701, respectively                             931,618        1,033,551

Goodwill                                             1,093,843        1,093,843

Other Assets                                            40,540           40,540

Deferred Income Tax Asset, net of valuation
 allowance of $6,370,000 and $6,315,000,
 respectively                                             -                -
--------------------------------------------------------------------------------
Total Assets                                        $3,701,490       $3,757,512
================================================================================


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities:
 Accounts payable and accrued expenses              $6,216,205       $6,259,323
 Loans payable - stockholders                           78,608          117,993
 Current portion of capital lease obligation            32,959           33,925
 Convertible debenture, net of unamortized
  discount                                             241,308          170,878
--------------------------------------------------------------------------------
       Total current liabilities                     6,569,080        6,582,119

Capital Lease Obligation                                67,988           86,325
--------------------------------------------------------------------------------
         Total liabilities                           6,637,068        6,668,444

Stockholders' Deficiency:
 Convertible preferred stock - $.001 par
  value; authorized 5,000,000 shares, issued
  and outstanding 247 shares, aggregate
  liquidation preference of $1,235,000                       1                1
 Common stock - $.001 par value; authorized
  50,000,000 shares, issued and outstanding
  23,605,280 shares and 22,828,955 shares,
  respectively                                          23,605           22,829
 Additional paid-in capital                         18,697,532       18,459,225
 Accumulated deficit                               (21,656,716)     (21,392,987)
--------------------------------------------------------------------------------
   Stockholders' Deficiency                         (2,935,578)      (2,910,932)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficiency      $3,701,490       $3,757,512
================================================================================

See Notes to Consolidated Financial Statements


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                                CONSOLIDATED STATEMENT OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------

                                                         Three-month          Three-month          Six-month          Six-month
                                                        Period Ended         Period Ended        Period Ended       Period Ended
                                                      January 31, 2004     January 31, 2003    January 31, 2004   January 31, 2003
                                                        (unaudited)           (unaudited)        (unaudited)        (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Collision repairs management                        $ 6,494,781          $ 6,940,059         $ 13,873,193       $ 14,196,252
  Glass repairs                                           288,231              144,796              688,541            316,324
  Fleet repairs management                                200,281              188,514              416,763            406,275
  Fees and other revenue                                  526,066              561,204            1,221,372          1,080,548
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                                           7,509,359            7,834,573           16,199,869         15,999,399

Expenses:
  Claims processing charges                             6,190,356            6,527,086           13,313,062         13,383,555
  Selling, general and administrative                   1,407,418            1,719,424            2,834,958          3,785,939
  Depreciation and amortization                           135,750              125,721              265,772            244,415
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                          7,733,524            8,372,231           16,413,792         17,413,909
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                               $ (224,165)          $ (537,658)          $ (213,923)      $ (1,414,510)
====================================================================================================================================

Adjustment to net loss to compute loss per common
 share:
    Preferred stock dividends                             (24,903)             (25,847)             (49,806)           (52,180)
------------------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common stock                    $ (249,068)          $ (563,505)          $ (263,729)      $ (1,466,690)
====================================================================================================================================
Loss per common share - basic and diluted                 $ (0.01)             $ (0.03)             $ (0.01)           $ (0.08)
====================================================================================================================================
Weighted-average number of common shares outstanding
  - basic and diluted                                  23,569,733           19,562,796           23,513,950         19,172,565
====================================================================================================================================

See Notes to Consolidated Financial Statements


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
------------------------------------------------------------------------------------------------------------------------------------
Six month period ended January 31, 2004 - unaudited
                                                                                          Additional
                                              Preferred Stock          Common Stock         Paid-in    Accumulated   Stockholders'
                                             Shares     Amount       Shares     Amount     Capital       Deficit       Deficiency
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 2003                       247         $1    22,828,955    $22,829   $18,459,225 $(21,392,987)     $(2,910,932)

Shares issued to board members                                      184,928        185        75,648                        75,833

Accrued dividends on preferred stock                                                                      (49,806)         (49,806)

Issuance of common stock for cash                                   591,397        591       162,659                       163,250

Net loss                                                                                                 (213,923)        (213,923)

------------------------------------------------------------------------------------------------------------------------------------
Balance at January 31, 2004                    247         $1    23,605,280    $23,605   $18,697,532 $(21,656,716)     $(2,935,578)
====================================================================================================================================


See Notes to Consolidated Financial Statements




------------------------------------------------------------------------------------------------------------------------------------
                                                                                                EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                                                                                CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                       Six-month              Six-month
                                                                                     Period ended           Period ended
                                                                                   January 31, 2004       January 31, 2003
                                                                                      (unaudited)            (unaudited)
------------------------------------------------------------------------------------------------------------------------------------


Cash flows from operating activities:
  Net loss                                                                            $ (213,923)          $ (1,414,510)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization                                                        265,772                244,415
    Amortization of discount on debentures                                                70,430
    Common stock issued for services                                                      75,833                148,775
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                                   (100,157)              (416,926)
      Decrease in due from related parties                                                     -                  7,988
      Decrease in prepaid expenses and other current assets                               13,376                 41,098
      Increase in other assets                                                                                   (9,610)
      (Decrease) Increase in accounts payable and accrued expenses                       (92,924)             1,708,030
      Decrease in deferred software subscription revenue                                                        (49,022)
------------------------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                                      18,407                260,238
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activity:
  Purchases of property and equipment                                                   (163,839)              (287,605)
  Payments from related parties                                                           18,000
  Payments to related parties                                                             (1,350)
  Principal payments on shareholder loans                                                (39,385)
------------------------------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                                        (186,574)              (287,605)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of common stock                                                     163,250
  Proceeds from exercise of stock options                                                                         3,964
  Principal payments on capital lease                                                    (19,303)               (13,471)
------------------------------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) financing activities                           143,947                 (9,507)
------------------------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                                     (24,220)               (36,874)

Cash at beginning of period                                                              226,161                 44,655
------------------------------------------------------------------------------------------------------------------------------------
Cash  at end of period                                                                 $ 201,941                $ 7,781
====================================================================================================================================


Supplemental disclosure of cash flow information:

  Cash paid during the period for interest                                              $ 31,517               $ 21,287
====================================================================================================================================


Supplemental disclosure of noncash investing and financing activities:
------------------------------------------------------------------------------------------------------------------------------------
  Issuance of common stock for amount due to shareholders                                                        10,000
====================================================================================================================================
  Issuance of stock for preferred stock dividends                                                                13,722
====================================================================================================================================
  Accrued dividends on preferred stock                                                    49,806                 52,180
====================================================================================================================================
  Equipment acquired by capital lease                                                                            90,055
====================================================================================================================================


See Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
                                            EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1 - Basis of presentation
------------------------------

     The accompanying unaudited consolidated financial statements contain all adjustments (consisting only of those of a normal recurring nature) necessary to present fairly the financial position of eAutoclaims.com, Inc. and it's wholly owned subsidiary as of January 31, 2004 and its results of operations for the three and six-month periods ended January 31, 2004 and 2003 and cash flows for the six-month periods ended January 31, 2004 and 2003. Results of operations for the three and six-month period ended January 31, 2004 are not necessarily indicative of the results that may be expected for the year ending July 31, 2004.

     The Company derives revenue primarily from collision repairs, glass repairs and fleet repairs. Revenue is recognized when an agreement between the Company and its customer exists, the repair services have been completed, the Company's revenue is fixed and determinable and collection is reasonably assured.

     The Company records revenue gross when the Company is the primary obligor in its arrangements, the Company has latitude in establishing price, the Company controls what services are provided and where the services will take place, the Company has discretion in supplier selection, the Company is involved in the determination of product or service specifications and the Company has credit risk. The Company records revenue net when situations occur whereby the supplier (not the Company) is the primary obligor in an arrangement, the amount the Company earns is fixed or the supplier (and not the Company) has credit risk.

     The company accounts for its employee incentive stock option plans using the intrinsic value method in accordance with the recognition and measurement principles of Accounting Principles Board Opinion No 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. Had the Company determined compensation expense based on the fair value at the grant dates for those awards consistent with the method of SFAS 123, the Company's net income (loss) per share would have been increased to the following pro forma amounts:


                                         Three-month      Six-month
                                        period ended    period ended
                                        January 31,      January 31,

                                     2004       2003        2004        2003
                                  ---------- ----------  ---------- ------------


Net loss                          $(224,165) $(537,658)  $(213,923) $(1,414,510)

Deduct total stock based employee
compensation expense determined
under fair value based methods
for all awards                      (96,039)  (188,066)    (96,039)    (376,131)
                                  ---------- ----------  ---------- ------------

Adjusted net loss                 $(320,204) $(725,724)  $(309,962) $(1,790,641)
                                  ========== ==========  ========== ============


Basic and diluted net loss per
 share as reported                    $(.01)     $(.03)      $(.01)       $(.08)
                                     =======    =======     =======     ========
Pro forma basic and diluted
 loss per share                       $(.01)     $(.04)      $(.02)       $(.10)
                                     =======    =======     =======     ========

Note 2 - Per share calculations
-------------------------------
     Basic loss per share is computed as net loss available to common stockholders' divided by the weighted- average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options, restricted stock awards, warrants and convertible securities. As of January 31, 2004 and 2003, 7,203,316 and 5,161,452 options and warrants, respectively, were excluded from the diluted loss per share computation, as their effect would be antidilutive.

Note 3 - Equity Transactions
----------------------------

         In August 2003, the Company raised a total of $165,000 from the sale of equity securities. The Company paid finder's fees and legal fees of $1,750 for a net of $163,250. In exchange for these funds the Company issued 591,397 shares of common stock at $0.279 per share.

         During the six-months ended January 31, 2004, the Company issued 184,928 shares of common stock to two directors in exchange for their services. Of the shares of common stock issued 121,849 was a prepayment of an annual retainer for the fiscal year ending July 31, 2004. These shares are being expense over the year. The remaining 63,079 shares of common stock were for director services rendered during the six-months ended January 31, 2004. The Company charged operations $50,832, which was equal to the fair market value of the shares when earned.

     During the six-month period ended January 31, 2004, the Company issued options to purchase common stock, where the exercise price of the options are equal to or greater than the fair market value of the Company's common stock on the date of the grant, as follows:

     o Options to purchase 75,000 shares of common stock to the President and CEO, in accordance with his contract.

     o Options to purchase 50,000 shares of common stock to the Board of Directors in accordance with their compensation agreement.

     o Options to purchase 367,500 shares of common stock to the employees of eAutoclaims, excluding senior management.

     Additionally, options to purchase 401,720 shares of common stock were canceled.

     On October 23, 2003, the Company entered into an agreement to restructure the preferred stock terms with the existing preferred stockholders. The agreement provides the Company an opportunity to purchase a certain number of preferred shares each month should we choose to do so. If the Company does not purchase preferred shares in a month, and the holders elect to convert some preferred shares, the holders must give the Company four days notice to arrange a block trade in order to minimize the impact of the sale of converted shares in the open market. The agreement also sets a minimum conversion price of $0.20 per share for the conversion of preferred shares to common shares.

--------------------------------------------------------------------------------
                                            EAUTOCLAIMS.COM, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 4 - Salary Commitments
---------------------------
During the quarter ended April 30, 2003 the Company entered into new or amended employment agreements with five of its officers for two years. Minimum annual commitments under the new agreements are as follows:

      Fiscal years ended:
        July 31, 2004                                  $624,700
        July 31, 2005                                  $549,900
        July 31, 2006                                  $148,300
                                                     ----------
      Total                                          $1,322,900
                                                     ==========


Note 5 - Additional information
-------------------------------

     The Company's records and the records of its transfer agent differ with respect to the number of outstanding shares of the Company's common stock. According to the transfer agent, the number of shares of common stock outstanding is approximately 31,500 shares greater than the 23,605,280 indicated by the Company's records. The number of shares outstanding reflected in the Company's financial statements do not include these shares or any adjustment that might be necessary to resolve this difference.


Note 6 - Subsequent Event
-------------------------

     On February 2, 2004 the holder of the Company's series A, preferred stock converted 12 shares of the preferred stock with a face value of $60,000, plus accrued dividends of $17,293, for 386,466 shares of the Company's common stock.

Report of Independent Registered Accounting Firm on Financial Statment Schedule



To the Board of Directors
eautoclaims.com, Inc.


The information included on Schedule II is the responsibility of management, and although not considered necessary for a fair presentation of financial position, results of operations, and cash flows is presented for additional analysis and has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements. In our opinion, the information included on
Schedule II relating to the years ended July 31, 2003, 2002 and 2001 is fairly stated in all material respects, in relation to the basic consolidated financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York
--------------------
September 19, 2003
                                        F-46

Schedule II

ALLOWANCE FOR DOUBTFUL ACCOUNTS


Information relating to the allowance for doubtful accounts is as follows:


                Beginning                                          Ending
Year ended       Balance       Charges (A)     Deductions (B)      Balance
------------   ----------      -----------     --------------  ------------

7/31/01            30,000         30,000                -        60,000

7/31/02            60,000        353,132            13,132       400,000

7/31/03           400,000        139,874           297,874       242,000


















                                        F-47